As filed with the Securities and Exchange Commission on March 26, 2020

Registration No. 333-233468

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4 TO

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

E-Home Household Service Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7600	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Floor 9, Building 14, HaixiBaiyue Town

No. 14 Duyuan Road, Luozhou Town

Cangshan District, Fuzhou City 350001

People’s Republic of China
+86-591-87590668

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

10 East 40th Street, 10th Floor

New York, N.Y. 10016

+1(800)221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq. Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Elliot H. Lutzker, Esq. Davidoff Hutcher & Citron LLP 605 Third Avenue, 34th Floor New York, New York 10158 (212) 557-7200

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(5)
Ordinary Shares, par value US$0.0001 per share	6,222,223	$4.50	$28,000,004	$3,634.4
Underwriter Warrants(3)			-
Ordinary Shares Underlying Underwriter Warrants(4)	311,112	$5.40	$1,680,005	$218.07
TOTAL	6,533,335		$29,680,009	$3,852.47

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	In accordance with Rule 457(g) under the Securities Act of 1933, as amended, because the registrant’s ordinary shares underlying the underwriter warrants are being registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(4)	The registrant has agreed to issue warrants to the underwriter to purchase up to 5% of the securities sold by the registrant in this offering at an exercise price of 120% of the price of the ordinary shares offered hereby. The ordinary shares underlying the Underwriter Warrants are exercisable within five (5) years commencing six (6) months from each closing, and from time to time, in whole or in part.
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MARCH 26, 2020

E-Home Household Service Holdings Limited

Minimum Offering: $16,000,000 (3,555,556 ordinary shares)

Maximum Offering: $28,000,000 (6,222,223 Ordinary Shares)

This is the initial public offering of the ordinary shares, par value $0.0001 per share, of E-Home Household Service Holdings Limited. We are offering a minimum of $16,000,000 of ordinary shares and a maximum of $28,000,000 of ordinary shares on a “best efforts” basis. We expect that the initial public offering price will be $4.50 per ordinary share.

Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “EJH.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total Minimum	Total Maximum
Initial public offering price	$4.50	$16,000,000	$28,000,000
Underwriting discounts and commissions (1)	$0.27	$960,000	$1,680,000
Proceeds to us, before expenses(2)	$4.23	$15,040,000	$26,320,000

(1)	See “Underwriting” for a description of the compensation payable to the underwriter, Joseph Stone Capital, LLC.

(2)	We estimate the total expenses of this offering, excluding the underwriting commissions, will be approximately $1.23 million if the minimum number of shares being offered are sold or approximately $1.38 million if the maximum number of shares being offered are sold. Because this is a best-efforts offering, the actual public offering amount, underwriting commissions and proceeds to us are not presently determinable and may be substantially less than the total maximum offering set forth above.

If we complete this offering, net proceeds will be delivered to us on the closing date. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. If we complete this offering, then on each closing date, we will issue to the underwriter a warrant to purchase the number of ordinary shares in the aggregate equal to five (5%) percent of the number of ordinary shares sold in the offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days from the date of the closing, which period shall not extend further than five years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to 120% of the public offering price per share in the offering and may also be exercisable on a cashless basis. See “Underwriting” beginning on page 87.

Joseph Stone Capital, LLC is the underwriter for this offering. The underwriter is selling our ordinary shares in this offering on a best efforts basis and is not required to sell any specific number or dollar amount of ordinary shares offered by this prospectus, but will use its best efforts to sell such shares. We do not intend to close this offering unless we sell at least $16,000,000 of shares. This offering will terminate on a date mutually acceptable to us and the underwriter after the minimum amount of shares is sold on June 30, 2020 unless we sell the maximum amount of shares before that date or we decide to terminate this offering prior to that date. The gross proceeds of this offering will be deposited at Continental Stock Transfer & Trust Company in an escrow account established by us until at least $16,000,000 of gross proceeds from the offering has been received, at which time the funds will be released to us. Any funds received in excess of $16,000,000 and up to $28,000,000 will immediately be available to us, after deducting the applicable underwriting commissions. If the minimum amount has not been received by June 30, 2020, unless extended by up to 90 days by the underwriter and us, or the offering is otherwise terminated, all subscription funds from the escrow account will be promptly returned to investors.

The underwriter expects to deliver the ordinary shares against payment to purchasers in this offering on or about [   ], 2020.

JOSEPH STONE CAPITAL, LLC

The date of this prospectus is [   ], 2020

e家快服
只为尊贵的您服务

Solve every thing of customers with heart

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you in connection with this offering. We and the underwriter have not authorized anyone to provide you with information that is different from that contained in this prospectus or any filed free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriter are offering to sell, and seeking offers to buy, the shares only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We and the underwriter have not taken any action to permit a public offering of the shares outside of the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside of the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the shares and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until [   ], 2020 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

This prospectus contains information derived from various public sources regarding our industry. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

i

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” sections and the financial statements and the related notes, before deciding whether to invest in our ordinary shares.

The Company

Our Business

We are a household service company based in Fuzhou, China. We provide integrated household services through our website and WeChat platform, “e家快服”, across 32 provinces in China. Currently, these services primarily include home appliance services and housekeeping services. For our home appliance services, we partner with individuals and service stores which provide the technicians to deliver the on-site services. We have partnerships with more than 2,600 individuals and service stores providing these services in China. For our housekeeping services, we primarily partner with individual service providers who serve as independent contractors. We currently have more than 1,000 cleaners and nannies providing our housekeeping services. Our online platform integrates these offline service providers, which helps them to gain a larger customer base, and provides professional and reliable one-stop household services to our customers.

In July 2015, we successfully transitioned from an outsourcing after-market service provider of home appliances and building materials to an operator of home appliance services. In January 2018, we officially became an integrated household service provider after expanding our service portfolio from distribution, installation, repair and maintenance of home appliances to delivery, installation, repair and maintenance of home appliances, home-moving, house cleaning, nanny and maternity matron. We are also launching and actively promoting our senior care services, but we have not yet generated revenue from these services. We plan to further expand our business to include smart community services, as well as sales of smart home supplementary merchandise. We currently have approximately 369 employees to support our operations.

The focus of our integrated household services will be adjusted based on different seasons and different locations. Most our home appliance services are conducted in Shandong, Henan and Hunan, while our housekeeping services are mainly conducted in Fujian, Shandong and Guangxi. We received over 964,000 service orders in the fiscal year ended June 30, 2019, as compared to 730,000 in fiscal year 2018, a 32.13% increase.

We operate our business mainly by receiving the orders online and providing the services offline. Our online platform includes our website and WeChat platform. We also plan to launch our own mobile application within the next few months. Customers order services and complete payments online. After our system automatically matches an order to the corresponding service provider, the service provider receives the order and arranges for a technician/cleaner/nanny to deliver the on-site service. We are committed to raising our service quality and improving the efficiency of our platform operation, which would ultimately improve the customer experience. After the services are delivered, customers can upload their evaluations on the platform and our customer service team will follow up with customers and get their feedback.

We market our brand and services through multiple channels, both online and offline. Online marketing is mainly done through WeChat events. Offline services are mainly promoted by clients from communities, institutions, training agencies and firms through peer-to-peer marketing. We also aim to deliver premium services to garner strong word-of-mouth referrals and enhance our brand recognition. As of June 30, 2019, we had 1,629,372 registered members, of which 1,214,766 members have used our services. The number of our registered members doubled to 1,081,200 for the year ended June 30, 2018 from 540,000 for the year ended June 30, 2017. Registered members are those customers who followed our WeChat official account and provided their profiles, including their phone numbers or WeChat User IDs. Most of the orders for our services are placed from our registered members; therefore, we believe that the number of registered members is a key metric for our operations.

We have invested heavily in expanding and upgrading our business. In 2017, we acquired Fujian Happiness Yijia Family Service Co., Ltd. and Fuzhou Yongheng Xin Electric Co., Ltd. to support the expansion of our integrated household services and the training of our service providers.

Our business has grown in recent years as demonstrated by our growth in revenue from approximately $45.8 million for the year ended June 30, 2018 to approximately $51.1 million for the year ended June 30, 2019, an increase of 11.64%, and in net income from approximately $9.7 million for the year ended June 30, 2018 to approximately $10.2 million for the year ended June 30, 2019, an increase of 4.92%. There can be no assurance of growth in the fiscal year ending June 30, 2020 as a result of the adverse economic effect of the coronavirus. See “Risks Related to Our Business and Industry — We face risks related to natural disasters, health epidemics and other outbreaks, especially the outbreak of COVID-19 since December 2019 which may have a material adverse effect on our business, results of operation and financial condition.”

Our Industry

Home Appliance Services Industry

Home appliance services refers to a series of services provided to customers after the purchase of home appliances, including installation, commissioning, maintenance, cleaning, on-site service and consulting.

According to the statistics of the Chinese Ministry of Commerce, in 2016 the operating profit of the industry was RMB1.63 billion (approximately $237.07 million), the total expense was RMB10.64 billion (approximately $1.55 billion), and the total operating income was RMB236.50 billion (approximately $34.40 billion). In 2017, the income from home appliance installation, repair, on-site service and accessory sales exceeded RMB260 billion (approximately $37.82 billion); and the income from cleaning, maintenance, extended warranty, integrated package solutions and other emerging services exceeded RMB280 billion (approximately $40.72 billion), based on statistics of China Household Appliances Maintenance Association. It is estimated that by the year of 2020, the business income of the whole industry chain of the home appliance services industry will exceed RMB1 trillion (approximately $145.44 billion).

Housekeeping Services Industry

Companies in the housekeeping service industry in China provide various in-home services for households, e.g., nursing care of infants, new mothers, children, elders and patients, etc., as well as cooking, cleaning and other services for households.

According to the Housekeeping Service Industry Research and Investment Analysis Report released by the Prospective Industry Research Institute, in 2016 there were 690,000 housekeeping service enterprises in China, with a market scale of RMB1.60 trillion (approximately $232.71 billion), an increase of 14.1% over the previous year, with an average annual growth rate of about 20% from 2012 to 2016. The statistics of Typical Enterprises in Business and Trade Services from the Ministry of Commerce show that the revenue of China’s housekeeping service enterprises in 2016 was RMB349.80 billion (approximately $50.88 billion), an increase of 26% over the previous year.

From the perspective of profitability, in 2016, the total profit of the housekeeping service industry was RMB24.80 billion (approximately $3.61 billion), an increase of 27.8% over the prior year.

Our Competitive Strengths

We believe that our success is largely attributable to the following key competitive strengths:

●	Large, fragmented and growing segments

●	Dedication to small city and rural area markets in China

●	Integrated household service platform featuring comprehensive service categories with strong cross-selling potential and diverse revenue streams

●	Unique online-offline model

●	Rapidly expanding service network with a well-established training system

●	Diverse revenue streams across customers and geographies

●	High-value service offerings resulting in high retention and recurring revenue

●	Solid financial model with track record of consistent performance

●	Multi-channel marketing approach supported by sophisticated customer analytic modeling capabilities

●	Operational and customer service excellence driven by superior employee development

●	Experienced management team

Our Growth Strategies

We believe that we are poised to benefit from our growing market through the following growth strategies:

●	Grow our customer base

●	Develop and expand new service offerings

●	Expand our geographic segments and service provider network

●	Strengthen brand recognition

●	Pursue selective acquisitions

●	Further enhance our training system

●	Further improve our technologies and infrastructure

Our Corporate History and Structure

We were incorporated as an exempted company with limited liability under the laws of the Cayman Islands on September 24, 2018 to serve as a holding company for our PRC operations.

On October 16, 2018, we established E-Home Household Service Holdings Limited as a wholly-owned subsidiary in Hong Kong. E-Home Household Service Holdings Limited is a holding company and holds all of the equity interests of E-Home Household Service Technology Co., Ltd., which was established in the PRC on December 5, 2018.

E-Home Household Service Technology Co., Ltd. has entered into contractual arrangements with our variable interest entities, or VIEs, Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. and Fuzhou Bangchang Technology Co. Ltd., two limited liability companies established under the laws of the PRC on April 1, 2014 and March 15, 2007, respectively.

Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. is a holding company of the following subsidiaries: (i) 100% of the equity interests of Fuzhou Yongheng Xin Electric Co., Ltd., a limited liability company established under the laws of the PRC on October 12, 2004; (ii) 67% of the equity interests of Pingtan Comprehensive Experimental Zone Yili Sending Co., Ltd., a limited liability company established under the laws of the PRC on August 13, 2015 and currently in the process of dissolution; (iii) 67% of the equity interests of Fujian Happiness Yijia Family Service Co., Ltd., a limited liability company established under the laws of the PRC on January 19, 2015; (iv) 67% of the equity interests of Fuzhou Yiyanbao Information Technology Co., Ltd., a limited liability company established under the laws of the PRC on August 12, 2016; and (v) 51% of the equity interests of Yaxing Human Resource Management (Pingtan) Co., Ltd., a limited liability company established under the laws of the PRC on July 6, 2018.

Our consolidated VIEs and their subsidiaries directly operate our business. We have entered into contractual arrangements with our VIEs and their shareholders. Through these arrangements, we exercise effective control over the operations of these entities and receive the economic benefits of these entities. As a result of these contractual arrangements, under generally accepted accounting principles in the United States, or U.S. GAAP, we are considered the primary beneficiary of our VIEs and thus consolidate their results in our consolidated financial statements. See “Corporate History and Structure—Our Corporate Structure” for details of these contractual arrangements.

Corporate Information

Our principal executive offices are located at Floor 9, Building 14, HaixiBaiyue Town, No. 14 Duyuan Road, Luozhou Town, Cangshan District, Fuzhou City 350001, People’s Republic of China. The telephone number at our executive offices is +86-591-87590668.

Our registered office is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

Our agent for service of process in the United States is Cogency Global Inc., located at 10 East 40th Street, 10th Floor, New York, NY 10016.

Our website can be found at www.ej111.com. The information contained on our website is not a part of this prospectus.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Conventions Used in this Prospectus

Except as otherwise indicated by the context and for the purposes of this prospectus only, references in this prospectus to:

●	“we,” “us,” “our” or “our company,” are to the combined business of E-Home Household Service Holdings Limited and its consolidated subsidiaries and VIEs;

●	“E-Home WFOE” are to E-Home Household Service Technology Co., Ltd., a limited liability company established under the laws of the PRC as a wholly foreign owned enterprise;

●	“E-Home Pingtan” are to Pingtan Comprehensive Experimental Area E Home Service Co., Ltd., a limited liability company established under the laws of the PRC;

●	“Fuzhou Bangchang” are to Fuzhou Bangchang Technology Co. Ltd., a limited liability company established under the laws of the PRC;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“PRC” and “China” are to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan and the special administrative regions of Hong Kong and Macau;

●	“Renminbi” and “RMB” are to the legal currency of China; and

●	“U.S. dollars,” “dollars,” “US$” and “$” are to the legal currency of the United States.

Our reporting currency is U.S. dollar and our functional currency is Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On March 13, 2020, the noon buying rate for RMB was RMB7.0079 to US$1.00, as set forth in the H.10 statistical release of the U.S. Federal Reserve Board.

The Offering

Shares offered	A minimum of 3,555,556 ordinary shares and up to 6,222,223 ordinary shares, or a minimum of approximately $16,000,000 of ordinary shares and a maximum of $28,000,000 of ordinary shares.

Offering price	We intend to offer our ordinary shares at the initial public offering price of $4.50 per share.

Ordinary shares outstanding before this offering	28,000,000 ordinary shares.

Ordinary shares outstanding immediately after this offering(1)	31,555,556 ordinary shares if the minimum number of shares being offered are sold or 34,222,223 ordinary shares if the maximum number of shares being offered are sold.

Use of proceeds

We estimate our net proceeds from this offering will be approximately $13.81 million if the minimum number of shares being offered are sold or approximately $24.94 million if the maximum number of shares being offered are sold, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering primarily to enhance and expand our business operations and for general corporate purposes, which may include investment in product development, sales and marketing activities, technology infrastructure, improvement of corporate facilities and other general and administrative matters. We may also use a portion of these proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. See “Use of Proceeds” for more information on the use of proceeds.

Escrow account

The gross proceeds of this offering will be deposited at Continental Stock Transfer & Trust Company in an escrow account established by us. The funds will be held in such escrow account until $16,000,000 of gross proceeds from the offering has been received, at which time the funds will be released to us. Any funds received in excess of $16,000,000 and up to $28,000,000 will immediately be available to us, after deducting the applicable underwriting commissions.

If the minimum amount has not been received by June 30, 2020, unless extended by up to 90 days by the underwriter and us, or the offering is otherwise terminated, all subscription funds from the escrow account will be returned to investors promptly. Prior to June 30, 2020, in no event will funds be returned to you unless the offering is terminated. You will only be entitled to receive a refund of your subscription price if we do not raise a minimum of $16,000,000 by such date.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our shares.

Lock-up	We and all of our directors, executive officers and existing beneficial owners of 5% or greater of our outstanding ordinary shares have agreed that, subject to certain exceptions, they will not, without the prior written consent of the underwriter, for a period of 12 months after the date of this prospectus in the case of our directors, executive officers and existing beneficial owners of 5% or greater of our outstanding ordinary shares, or in the case of us for a period of 6 months after the date of this prospectus: (i) offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares; or (iii) make any demand for or exercise any right with respect to the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

Proposed trading market and symbol	We have applied for the listing of our ordinary shares on the Nasdaq Capital Market under the symbol “EJH.”

(1)	The number of shares outstanding after this offering excludes up to 311,112 ordinary shares underlying the underwriter warrants.

Summary Consolidated Financial Information

The following summary historical financial information as of June 30, 2018 and 2019 and for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

Our financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results for any period are not necessarily indicative of our future performance. The following summary historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

	Years Ended June 30,
	2018	2019

Statements of Income Data
Total revenue	$45,810,222	$51,149,326
Total operating expenses	5,774,632	5,656,483
Income from operations	12,989,228	13,721,517
Total other income (expenses)	(48,248)	15,990
Income before income taxes	12,940,980	13,737,507
Income tax expense	(3,248,636)	(3,565,146)
Net income	9,692,344	10,172,361
Net income (loss) attribute to non-controlling interests	11,137	(61,414)
Net income attributable to shareholders	$9,681,207	$10,233,775

	As of June 30, 2018	As of June 30, 2019
Balance Sheet Data
Cash and cash equivalents	$14,104,098	$23,229,372
Current assets	18,670,394	25,407,391
Total assets	26,693,119	37,254,104
Current liabilities	4,111,017	5,453,793
Total liabilities	7,971,172	9,089,144
Shareholders’ equity	18,721,947	28,164,960
Total liabilities and shareholders’ equity	$26,693,119	$37,254,104

RISK FACTORS

The ordinary shares being offered by us are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested. Before purchasing any of our shares, you should carefully consider the following factors relating to our business and prospects. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Performance issues or an inability to provide good customer service could adversely affect our business and harm our reputation.

The success of our business hinges on our ability to provide quality performance and good customer service, which in turn depends on a variety of factors. These factors include our ability to continue to offer our services at competitive prices, offer services that respond to evolving customer tastes and demands, maintain the quality of our services, provide timely and reliable delivery of our services, flexible payment options and good customer service following the provision of our services. If our services are not delivered on time, customers may refuse to accept delivery. Any failure for our service providers to provide good customer service may negatively impact the experience of our customers, damage our reputation and cause us to lose customers. If our customer service representatives, sales representatives or service providers fail to provide satisfactory service, our brand and customer loyalty may be adversely affected. In addition, any negative publicity or poor feedback regarding our customer service may harm our brand and reputation and in turn cause us to lose customers and market share.

We aim to provide customers with a good customer service experience, including by providing our customers with access to a full suite of services conveniently through our online platform. In addition, we seek to engage with our customers on an ongoing basis using online and offline channels. We cannot assure you that our services or our efforts to engage with our customers using both our online and offline channels will be successful, which could impact our revenue as well as our customer satisfaction and marketing. If we are unable to provide quality performance or good customer service, our business and reputation may be materially and adversely impacted.

If we fail to retain existing or attract new customers or service providers, our business, financial condition and prospects may be materially and adversely affected.

If we fail to retain existing or attract new customers, or if we fail to retain quality existing or attract new service providers, our business, financial condition and prospects may be materially and adversely affected. The success of our business depends on our ability to attract and retain new customers to use our online platform and pay for our services, and to offer attractive services to our customers. If we are unable to grow and maintain a healthy ecosystem of customers or service providers, our customers may find our online platform less useful than expected and may not continue to use our services. This in turn may affect our ability to attract new customers and convince existing customers to request future services or increase their level of spending on our services.

We face intense competition, and if we do not compete successfully against existing and new competitors, we may lose market share and suffer losses.

The PRC home appliance and housekeeping services industries are highly competitive and we compete with a number of other companies that provide similar services. Our ability to compete successfully and to manage our planned growth will depend primarily upon our ability to:

●	maintain the continuity in our management and key personnel;

●	maintain our professional sales force;

●	react to competitive services, pricing pressures and pricing promotions;

●	improve the strength of our brand, brand awareness and reputation;

●	maintain customer satisfaction;

●	maintain the quality and speed of our service;

●	increase the productivity of our customer service personnel and service providers;

●	effectively market and sell our services;

●	expand our service provider network and referrals;

●	acquire and maintain new customers and services;

●	respond to service requests in a timely fashion;

●	expand our geographic segments and service provider network;

●	pursue selective acquisitions;

●	develop and improve our operational, financial and management controls; and

●	develop and improve our information reporting systems and procedures.

We compete in residential and commercial services industries, focusing on home appliance installation and maintenance, home-moving, home cleaning, nanny, maternity matron, senior care and smart community services, as well as sales of smart home supplementary merchandise. We compete with many other companies in the sale of our services. Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and may have more customers or users than we do. We cannot provide assurance that we will be able to compete successfully against these organizations, which may lead to lower customer satisfaction, decreased demand for our services, loss of market share or reduction of operating profits.

We may not be able to effectively manage our growth and expansion or implement our business strategies, in which case our business and results of operations may be materially and adversely affected.

Our growth depends significantly on the growth of the Chinese economy which has recently slowed and industry demand and our ability to:

●	expand our service offerings and diversify our customer base;

●	source sufficient levels of service providers to meet additional or existing customer needs;

●	successfully address competition challenges;

●	hire, train and retain a sufficient number of qualified personnel to manage growth and operations;

●	successfully maintain and develop relationships with strategic partners;

●	improve and expand our website, WeChat platform and mobile application in an increasingly competitive environment;

●	drive traffic to our online platform through our planned expenditures and convert such traffic to sales efficiently and effectively;

●	respond to changes in government policies that may impose restrictions on our business, including privacy or other consumer protection laws;

●	keep up with changes in technology; and

●	successfully integrate our strategic acquisitions and investments.

This growth, if it occurs, will place increased demands on our management, operational and administrative resources. These increased demands and operating complexities could cause us to operate our business less effectively, which, in turn, could cause a deterioration in our financial performance and negatively impact our growth. Any planned growth will also require that we continually monitor and upgrade our management information and other systems, as well as our infrastructure.

There can be no assurance that we will be able to grow our business and achieve our goals. Even if we succeed in establishing new strategic partnerships, and further expand our geographic footprint, we cannot assure that we will achieve planned revenue or profitability levels in the time periods estimated by us, or at all. If any of these initiatives fails to achieve or is unable to sustain acceptable revenue and profitability levels, we may incur significant costs.

Any damage to our reputation or our brand or failure to enhance our brand recognition may materially and adversely affect our business, financial condition and results of operations.

Developing, maintaining and expanding our reputation and brand with customers, service providers and others is critical to our success. Our brand may suffer if our marketing plans or goals are unsuccessful. The importance of our brand and demand for our services may decrease if competitors offer services with benefits similar to or as effective as our services and at lower costs to customers. Although we maintain procedures to ensure the quality of our services, we may be unable to detect or prevent customer service issues that arise at the time our services are being provided to customers. If any of our service providers cause injury to property or persons, we may incur material expenses for damages, and also may be subject to liability claims, which could damage our reputation and brand substantially.

If we are unable to conduct marketing activities cost-effectively, or if our customer acquisition costs increase or costs associated with serving our customers increase, our results of operations and financial condition may be materially and adversely affected.

We have incurred significant expenses on a variety of advertising and brand promotion initiatives designed to enhance our brand recognition, acquire new customers and increase sales of our services. We incurred $4,196,396 and $5,008,263 of sales and marketing expenses in fiscal years ended June 30, 2019 and 2018, respectively. We expect to continue to spend significant amounts to acquire additional customers and retain existing customers, primarily through advertising and brand promotion initiatives. We market our brand and services through multiple channels, both online and offline. Online marketing is mainly done through WeChat events. Offline services are mainly promoted by clients from communities, institutions, training agencies and firms through peer-to-peer marketing. We also aim to deliver premium services to garner strong word-of-mouth referrals and enhance our brand recognition.

Our decisions regarding investments in customer acquisition are based upon our analysis of the revenue we have historically generated per customer over the expected lifetime value of the customer. Our analysis of the revenue that we expect a customer to generate over his or her lifetime depends upon several estimates and assumptions, including the demographic groups of the customers, whether a customer will make a second service order, whether a customer will make multiple service orders in a month, average sales per order and the predictability of a customer’s purchase pattern. Our experience in markets or customer demographic groups in which we presently have low penetration rates may differ from our more established markets.

Our brand promotion and marketing activities may not be as effective as we anticipate. If our estimates and assumptions regarding the revenue we can generate from customers prove incorrect, or if the revenue generated from new customers differs significantly from that of existing customers, we may be unable to recover our customer acquisition costs or generate profits from our investment in acquiring new customers. Moreover, if our customer acquisition costs or other operating costs increase, the return on our investment may be lower than we anticipate irrespective of the revenue generated from new customers. If we cannot generate profits from this investment, we may need to alter our growth strategy, and our growth rate and results of operations may be harmed. In addition, marketing approaches and tools in the household services market in China are evolving, which require us to keep pace with industry developments and changing preferences. Failure to refine our existing marketing approaches or to introduce new marketing approaches in a cost-effective manner could reduce our market share, cause our net revenue to decline and negatively impact our profitability, if any.

If our senior management is unable to work together effectively or efficiently or if we lose their services, our business may be severely disrupted.

Our success heavily depends upon the continued services of our senior management. In particular, we rely on the expertise and experience of Wenshan Xie, our Chief Executive Officer, Qun Wei, our Chief Financial Officer, Chenan Yang, our Chief Marketing Officer and Yang Chen, our Chief Technology Officer, as well as other officers. If our senior management cannot work together effectively or efficiently, our business may be severely disrupted. If one or more of our senior management were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all, and our business, financial condition and results of operations may be materially and adversely affected. If any of our senior management joins a competitor or forms a competing business, we may lose customers, service providers, know-how and key professionals and staff members. Our senior management has entered into employment agreements and confidentiality and non-competition agreements with us. However, if any dispute arises between our officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

In addition, while we formulate the overall business strategy at our headquarters, we also give latitude to our subsidiaries to manage the daily operations. We cannot assure you that communications between the senior management team and the local management teams will always be effective, or the executions at the local levels will always have the results that the senior management team expects.

If we are unable to attract, recruit, train, develop and retain qualified personnel or sufficient workforce while controlling our labor costs, our business may be materially and adversely affected.

Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay, halt or reduce the sales of our services. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in our development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our present and future employees or independent contractors may be employed by third parties and may have commitments under contracts with third parties that may limit their availability to us.

Future strategic alliances or acquisitions may have a material and adverse effect on your business, reputation and results of operations.

We may in the future enter into strategic alliances with various third parties to further our business purposes from time to time. Strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the counter-party, and an increase in expenses incurred in establishing new strategic alliances, any of which may materially and adversely affect our business. In addition, to the extent the strategic partner suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with such third parties, and we may have little ability to control or monitor their actions. In addition, although we have no current acquisition plans, if we are presented with appropriate opportunities, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business, including businesses that are owned or controlled by directors, officers, shareholders or their affiliates.

Future acquisitions and the subsequent integration of new assets and businesses into our own would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Furthermore, acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. We may also have to obtain approvals and licenses from the relevant government authorities in the PRC for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased costs and delay.

Our expansion into new services, technologies and geographic regions may expose us to new challenges and more competitive risks.

We may have limited or no experience in our newer market segments, such as senior care services, and our customers may not adopt our new service offerings. These service offerings may present new and difficult technology challenges, and we may be subject to claims if customers of these service offerings experience quality issues or other issues. In addition, profitability, if any, in our newer activities may be lower than in our older activities, and we may not be successful enough in these newer activities to recoup our investments in them. If any of this were to occur, it could damage our reputation, limit our growth, and negatively affect our operating results.

Our business could be adversely affected if our customers are not satisfied with the services provided by our service providers.

Our business depends on our ability to satisfy our customers, use and functionality of our online platform, and the services that are performed by our customer service representatives and service providers. Services may be performed by our own staff, by a third party, or by a combination of the two. Our strategy is to work with third parties to increase the breadth of capability of services through extensive training programs for delivery of these services to our customers, and third parties provide almost all of our on-site services. If customers are not satisfied with the quality of services performed by us or a third party or with the type of professional services delivered, then we could incur additional costs to address the situation and the dissatisfaction with our services could damage our ability to expand our service offerings. We must also align our service offerings and service provider operations in order to ensure that customers’ evolving needs are met. Negative publicity related to our customer relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new business with current and prospective customers.

Interruptions or delays in service from our outside service providers could impair the delivery of our services and harm our business and reputation.

We depend upon outside service providers to provide almost all of the on-site services to our customers. The occurrence of unanticipated problems with these third-party service providers could result in unanticipated interruptions in the delivery of our services. Any significant loss in our ability to communicate or any impediments to third-party service providers’ ability to provide services to our customers could result in a disruption to our business. This, in turn, could lead to substantial liability to our customers, customer dissatisfaction, loss of revenue and a material adverse effect on our business, our operating results and financial condition.

Non-payment by our end customers or service providers could adversely affect our revenues and profitability if we experience difficulties in collecting our receivables.

As a provider of home appliance services and housekeeping services, we depend upon the services provided by service providers to end customers and the collection of receivables from these customers.  When our end customers place orders online for services, they pay either a required visit fee or the estimated full amount of service fee through third-party payment platforms, such as WeChat Pay and Alipay.  After the service is rendered, our service provider will facilitate the collection of any unpaid balance of service fee from the end customer.  Our customers are normally asked to pay such balance through WeChat Pay or Alipay to our accounts so that we receive the payments immediately. If the customer does not have WeChat or Alipay accounts, our service providers will accept cash payments from them. The service providers will then have thirty days to wire the payments to the bank accounts designated by us according to the agreement that we entered into with them. If the end customer refuses to pay, we will communicate directly with the end customer.  Depending on the reasons for non-payment, we may either request the service provider to fix the service problems or request the ender customer to pay.  If the end user continues to fail to pay after a satisfactory service is provided and the service provider is unable to collect payment from the end customer, the service provider has no obligation to pay us, nor are we obligated to pay the service provider.  We are also at risk in the event that the service provider collects cash from the end customers and does not remit it to us. We will treat the failure of payment by the end customer as a bad debt.   While we have not experienced collection problems from end customers or service providers in the past, we may incur significant write-offs if a significant number of our end customers fail to pay their outstanding balances or our service providers fail to remit the cash to us, which could adversely affect our revenues and profitability.

If we are not able to develop enhancements and new features to our existing services or acceptable new services that keep pace with technological developments, our business will be harmed.

If we are unable to develop enhancements to and new features for our existing services or acceptable new services that keep pace with rapid technological developments, our business will be harmed. The success of enhancements, new features and services depends on several factors, including the timely completion, introduction and market acceptance of the feature. Failure in this regard may significantly impair our revenue growth. In addition, because our services are designed to be accessible on a variety of network hardware and software platforms using a standard browser, we will need to continuously modify and enhance our services to keep pace with changes in internet-related hardware, software, communication, browser and database technologies. We may not be successful in either developing these modifications and enhancements or in timely bringing them to market. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development expenses. Any failure of our service to operate effectively with future network platforms and technologies could reduce the demand for our services, result in customer dissatisfaction and harm our business.

Any change, disruption, discontinuity in the features and functions of our online platform, including our failure to enhance and upgrade when needed, can be disruptive and may negatively impact our revenue.

Defects or disruptions in our hosted software, including our website, mobile application, or WeChat platform, could result in service disruptions for our customers. Our network performance and service levels could be disrupted by numerous events, including natural disasters and power losses. We might inadvertently operate or misuse the system in ways that could cause a service disruption for some or all of our customers. We might have insufficient redundancy or server capacity to address any such disruption, which could result in interruptions in our services or degradation of our service levels. Our customers might use our hosted software in ways that cause a service disruption for other customers. These defects or disruptions could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones, either of which could have a material adverse effect on our results of operations and cash flow.

In addition, as we continue to increase the number of customers and users on our platform, we will need to increase the capacity of our infrastructure. If we do not increase our capacity in a timely manner, customers could experience interruptions or delays in access to our online platform, and we may not be able to retain or attract customers. Any damage to, or failure of, our online platform could result in interruptions in service. Interruptions in our service may reduce our revenue, cause us to issue refunds, subject us to claims and litigation, cause our customers to terminate their services, and adversely affect our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our platform is unreliable.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

We regard our patents, trademarks, domain names, copyrights, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on patent, trademark and trade secret laws and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. Any unauthorized use of our trademarks and other intellectual property rights could harm our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, patents, trademarks and other intellectual property rights, we may lose these rights and our business may suffer materially. As internet domain name rights are not rigorously regulated or enforced in China, other companies may incorporate in their domain names elements similar in writing or pronunciation to our company name or its Chinese equivalents. This may result in confusion between those companies and our company and may lead to the dilution of our brand value, which could adversely affect our business.

Assertions by third parties of infringement, misappropriation or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and operating results.

In recent years, there has been significant litigation involving intellectual property rights in many industries. Any infringement, misappropriation or related claims, whether or not meritorious, is time-consuming, diverts technical and management personnel and is costly to resolve. As a result of any such dispute, we may have to develop non-infringing technology, pay damages, enter into royalty or licensing agreements, cease providing our services or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us. Any of these events could result in increases in operating expenses, limit our service offerings or result in a loss of business.

Any disruption in our information systems could disrupt our future operations and could adversely impact our business and results of operations.

We depend on various information systems to support our customers’ service orders and to successfully manage our business, including managing orders, accounting controls, payroll, among other things. Any inability to successfully manage the procurement, development, implementation or execution of our information systems and back-up systems, including matters related to system security, reliability, performance and access, as well as any inability of these systems to fulfill their intended purpose within our business, could have an adverse effect on our business and results of operations.

A cybersecurity incident could have a negative impact on our business and results of operations.

A cyber-attack may bypass the security for our IT systems causing a security breach and lead to a material disruption of our systems and/or the loss of business information and/or sales. Such a cyber-attack could result in any of the following:

●	theft, destruction, loss, misappropriation or release of confidential data or intellectual property;

●	operational or business delays resulting from the disruption of IT systems and subsequent clean-up and mitigation activities;

●	negative publicity resulting in reputation or brand damage with our customers, partners or industry peers; and

●	loss of sales.

As a result, our business and results of operations could be materially and adversely affected.

The wide variety of payment methods that we accept subjects us to third-party payment processing-related risks.

We accept payments using a variety of methods, including online payments with credit cards and debit cards issued by major banks in China, and payment through third-party online payment platforms such as WeChat Pay. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We may also be susceptible to fraud and other illegal activities in connection with the various payment methods we offer. We are also subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and become unable to accept credit and debit card payments from our customers, or facilitate other types of online payments, and our business, financial condition and results of operations could be materially and adversely affected.

We may need additional capital, and the sale of other equity securities could result in additional dilution to our shareholders, and the incurrence of additional indebtedness could increase our debt service obligations.

We believe that our current cash and cash equivalents and anticipated cash flow from operations should be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions that we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to issue additional shares or debt securities or to obtain a credit facility. The sale of additional equity and equity-linked securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Our ability to obtain additional financing will be subject to a number of factors, including general market conditions, government approvals, investor acceptance of our plan of operations and results from our business operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts contained in this prospectus may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

We are subject to the risk of a severe or prolonged downturn in the Chinese or global economy, due to the coronavirus and otherwise, which may materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions since 2008 as the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the escalation of the European sovereign debt crisis from 2011, the current trade war with the United States and the slowdown of China’s economic growth since 2012, which may continue, especially due to the current outbreak of coronavirus (the “COVID-19”), the long-term effects of which are currently unknown. There is also considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns over unrest in the Middle East and Africa, which have resulted in volatility in financial and other markets. Significant uncertainty exists regarding the effects UK’s withdrawal from the EU (Brexit) may have on world economy, as well as uncertainty regarding the likelihood and timing of policy changes by the Trump Administration in the U.S. and the subsequent impact on world economy. There have also been concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries. If present Chinese and global economic uncertainties persist, we may have difficulty in obtaining funding from investors. Adverse economic conditions could also reduce the number of quality consumers’ seeking our services, as well as their ability to make payments. Should any of these situations occur, our revenue will decline, and our business and financial condition will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Increase in labor costs in the PRC may adversely affect our business and results of operations.

In recent years, the Chinese economy has experienced inflationary and labor cost increases. Average wages are projected to continue to increase. Further, under PRC law we are required to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. If we are unable to control our labor costs or pass such increased labor costs on to our customers by increasing the fees of our products and services, our financial condition and results of operations may be adversely affected.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

Our operations depend on the performance of the internet infrastructure and fixed telecommunications networks in China.

Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology. We primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and internet data centers to host our servers. We may have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with increasing traffic. We cannot assure you that our cloud computing service provider and the underlying internet infrastructure and the fixed telecommunications networks in China will be able to support the demand associated with the continued growth in internet usage. In addition, we have no control over the costs of the services provided by telecommunication service providers which in turn, may affect our costs of using customized cloud computing services. If the prices we pay for customized cloud computing services rise significantly, our results of operations may be adversely affected. Furthermore, if internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

We face risks related to natural disasters, health epidemics and other outbreaks, especially the outbreak of COVID-19 since December 2019 which may have a material adverse effect on our business, results of operation and financial condition.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to severe interruptions, breakdowns, system failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide our services.

In addition, if our customers, suppliers or service providers were affected by health epidemics or other outbreaks of diseases, our business operation may experience material disruption, such as temporary closure of our offices and suspension of services, which may materially and adversely affect our business, financial condition and results of operations. We believe our business is and will be continuously adversely affected by the current outbreak of the COVID-19 in China, which has been declared by the World Health Organization to be a “pandemic” and has spread to many other countries. As this virus has been transmitted between humans, the Chinese government imposed travel restrictions in certain parts of the country and businesses operating in China have scaled back or suspended operations.

All of our operating subsidiaries, VIEs, employees and customers are located in China. We estimate that the Company’s business performance in February 2020 have decreased by 60% compared to February 2019 due to the COVID-19 as well as the extended Chinese New Year holiday.

The coronavirus outbreak is currently having an indeterminable adverse impact on China and throughout the world. The outbreak caused us to suspend our home appliances business and part of our cleaning business. Prior to the outbreak, our services covered 32 out of 34 provincial-level administrative units in China. Although most our home appliance services are conducted in Shandong, Henan and Hunan provinces and our housekeeping services are mainly conducted in Fujian, Shandong and Guangxi provinces, outside the major epidemic province of Hubei, certain of our employees were stuck in main epidemic areas and our operations in Hubei province have been shut down since the outbreak. After the extended holiday ended in mid-February, businesses in China were slow to restart. Since late February, travel restrictions in the areas where we primarily operate have been gradually lifted, and we are working to return our operations to normal.

Constrained by the epidemic, management and employees have been making every effort to mitigate the impacts of the epidemic by focusing on disinfection service, promoting our senior care online and continuing operations as much as possible. In the month of February 2020, we continued to provide cleaning services (including disinfection services) to stores, offices and certain residential communities, where outsiders may have access, but suspended our home cleaning services as well as the services of home appliances maintenance and repair to residential communities that limit access for outsiders. If the conditions in China continue to improve, we anticipate that the impact of the coronavirus on our overall operating results and financial condition during the fiscal year ended June 30, 2020 may be limited, because customers’ demands for our appliances repair and maintenance services are just delayed but not reduced, and our air-conditioner cleaning business could be improved significantly when the weather gets warmer in March and may partially offset the slowdown in February, given the period of March–May is usually the peak season for the air-conditioner cleaning business.

Given the uncertainty of the outbreak, however, the spread of the coronavirus may be prolonged and worsened, and we may be forced to further scale back or even suspend our operations. Although our disinfection and cleaning services for stores, offices and residential communities, where outsiders have access are rebounding recently, this trend may be interrupted by factors beyond our control. As the coronavirus cases surge outside China in recent days, the outbreak has slowed down the global economy, particularly in Asia. If this outbreak persists, commercial activities throughout the world could be curtailed with decreased consumer spending, business operation disruptions, interrupted supply chain, difficulties in travel, and reduced workforces. The duration and intensity of disruptions resulting from the coronavirus outbreak is uncertain. It is unclear as to when the outbreak will be contained, and we also cannot predict if the impact will be short-lived or long-lasting. The extent to which the coronavirus impacts our financial results will depend on its future developments. If the outbreak of the coronavirus is not effectively controlled in a short period of time, our business operation and financial condition may be materially and adversely affected as a result of any slowdown in economic growth, operation disruptions or other factors that we cannot predict.

We may be unable to establish and maintain an effective system of internal control over financial reporting, and, as a result, we may be unable to accurately report our financial results or prevent fraud.

Before this offering, we were a private company not subject to Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, and our current internal control system may not be in compliance with the requirements of SOX 404. We have not engaged any internal control adviser with the necessary expertise to perform an internal control audit pursuant to SOX 404 in anticipation of this offering. Upon completion of this offering, we will become a public company in the United States that is subject to SOX 404, and we will be required to include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending June 30, 2019. Our management may conclude that our internal controls are not effective. Failure to achieve and maintain an effective internal control environment could result in our inability to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial and other information pursuant to the reporting obligations we have as a public company, which could have a material adverse effect on our business, financial condition and results of operations. Further, it could cause our investors to lose confidence in the information we report, which could adversely affect the price of our shares.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under SOX 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of SOX 404 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Recently enacted economic substance legislation of the Cayman Islands may adversely impact our company or its operations.

Pursuant to The International Tax Co-operation (Economic Substance) Law, 2018 (the “ES Law”), entities incorporated, formed or registered in the Cayman Islands must report their activities on an annual basis to the Cayman Islands tax authorities and those entities that are carrying on certain relevant activities, as defined in the ES Law, must have adequate substance in the Cayman Islands. The ES Law was effective January 1, 2019 and applies in respect of financial years commencing in 2019 and onwards. It is not anticipated that we will be subject to any requirements under the ES Law other than the annual notification requirements, as we believe we are out of scope of the ES Law on the basis that we are tax resident outside the Cayman Islands. However, as the legislation is new and remains subject to further clarification and interpretation, it is not currently possible to ascertain the precise long-term impact of these legislative changes on our company.

Risks Related to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

As we continually enrich the service offerings on our platform, we plan to engage in telecommunications-related businesses, including value-added online services for platform participants, in the future. The PRC government regulates telecommunications-related businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in telecommunications-related businesses. Specifically, foreign investors are not allowed to own more than 50% equity interest in any PRC company engaging in value-added telecommunications business. The primary foreign investor must have experience and a good track record in providing value-added telecommunications services overseas.

Because we are an exempted company incorporated with limited liability in the Cayman Islands, we are classified as a foreign enterprise under PRC laws and regulations, and our wholly-owned PRC subsidiary, E-Home WFOE, is a foreign-invested enterprise. Accordingly, our subsidiary is not eligible to operate a value-added telecommunications service business in China. Our consolidated VIE, E-Home Pingtan applied for and has obtained a license to engage in value-added telecommunications businesses with a five-year term expiring on November 21, 2024. As we plan to operate a value-added telecommunications service business in the future, we conduct our business in China through our consolidated VIEs and their affiliates. E-Home WFOE has entered into a series of contractual arrangements with our consolidated VIEs and their shareholders. For a description of these contractual arrangements, see “Corporate History and Structure—Our Corporate Structure.”

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel is of the opinion that our current ownership structure, the ownership structure of our PRC subsidiary, our consolidated VIEs and their subsidiaries, and the contractual arrangements among them are not in violation of existing PRC laws, rules and regulations. Pursuant to the PRC Property Law, which was promulgated on March 16, 2007 and became effective on October 1, 2007, the pledge contained in the contractual arrangements is established at the time when the pledge is registered with the competent Administration of Industry and Commerce, and our PRC subsidiary is in the process of applying for such registration. Although we believe we will be able to register the pledge, we cannot assure you that will be the case, and if our PRC subsidiary is unable to do so, the effectiveness of such pledge may be affected.

As there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, and the Telecommunications Regulations and the relevant regulatory measures concerning the telecommunications industry, there can be no assurance that the PRC government authorities, such as the Ministry of Commerce or other authorities that regulate online services providers and other participants in the telecommunications industry, would ultimately take a view that is consistent with the opinion of our PRC legal counsel or agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

If our corporate structure and contractual arrangements are deemed by the Ministry of Commerce or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of our consolidated VIEs and may have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking our business and operating licenses;

●	levying fines on us;

●	confiscating any of our income that they deem to be obtained through illegal operations;

●	shutting down our services;

●	discontinuing or restricting our operations in China;

●	imposing conditions or requirements with which we may not be able to comply;

●	requiring us to change our corporate structure and contractual arrangements;

●	restricting or prohibiting our use of the proceeds from overseas offerings to finance our PRC consolidated VIEs’ business and operations; and

●	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See “Risks Related to Our Corporate Structure—Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law of PRC.” Occurrence of any of these events could materially and adversely affect our business and financial condition and results of operations. In addition, if the imposition of any of these penalties or requirements to restructure our corporate structure causes us to lose the right to direct the activities of our consolidated VIEs or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such VIEs in our consolidated financial statements. If our corporate structure and contractual arrangements are deemed to be illegal by relevant regulators, our business and results of operations would be materially and adversely affected and the price of our shares may decline. See “Corporate History and Structure—Our Corporate Structure.”

Our contractual arrangements with our consolidated VIEs may result in adverse tax consequences to us.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with our consolidated VIEs were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes by requiring a transfer pricing adjustment. A transfer pricing adjustment could adversely affect us by (i) increasing the tax liabilities of our consolidated VIEs without reducing the tax liability of our subsidiaries, which could further result in late payment fees and other penalties to our consolidated VIEs for underpaid taxes; or (ii) limiting the ability of our consolidated VIEs to obtain or maintain preferential tax treatments and other financial incentives.

We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and may have potential conflicts of interests with us, which may have a material adverse effect on our business and financial condition.

We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate our business. For a description of these contractual arrangements, see “Corporate History and Structure—Our Corporate Structure.” All of our revenue is attributed to our consolidated VIEs. These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated VIEs. If our consolidated VIEs or their shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by our consolidated VIEs is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of the record holders of equity interest in our consolidated VIEs, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over our consolidated VIEs, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. See “Risks Related to Doing Business in China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

In connection with our operations in China, we rely on the shareholders of our consolidated VIEs to fulfill by the obligations under such contractual arrangements. The interests of these shareholders in their individual capacities as shareholders of our consolidated VIEs may differ from the interests of our company as a whole, as what is in the best interests of our consolidated VIEs, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these individuals or entities will act in the best interests of our company or that those conflicts of interest will be resolved in our favor. In addition, these individuals and entities may breach or cause our consolidated VIEs and their subsidiaries to breach or refuse to renew the existing contractual arrangements with us.

Currently, we do not have arrangements that address potential conflicts of interest shareholders of our consolidated VIEs may encounter due to their dual roles as shareholders of consolidated VIEs and as beneficial owners of our company. However, we could, at all times, exercise our option under the exclusive option agreement to cause them to transfer all of their equity ownership in our consolidated VIEs to a PRC entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of our consolidated VIEs as provided under the powers of attorney, directly appoint new directors of our consolidated VIEs. We rely on the shareholders of our consolidated VIEs to comply with PRC laws and regulations, which protect contracts, and to provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and with the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated VIEs, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law of PRC.

On March 15, 2019, the Standing Committee of the National People’s Congress passed the Foreign Investment Law of PRC, which took effect on January 1, 2020. The Law of the People’s Republic of China on China-Foreign Equity Joint Ventures, the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises, and the Law of the People’s Republic of China on China-Foreign Contractual Joint Ventures shall be replaced at the same time. The Foreign Investment Law of PRC makes no mention of VIE structures. Accordingly, the Foreign Investment Law of PRC sets aside issues that still remain controversial but are relatively less urgent, such as the legality of the VIE structure and leaves those less urgent issues to legislative authorization.  This means that VIE structures may in the future still be regarded as “foreign investment” under separate laws, administrative regulations formulated by the State Council, and regulatory documents according to the catch-all provision “foreign investments in other forms as provided by law, administrative regulations, or by the State Council” found in paragraph 2, Article 2 of the Foreign Investment Law of PRC.

Any failure by our VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

If our VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if the shareholders of our VIEs were to refuse to transfer their equity interest to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, we may have to take legal actions to compel them to perform their contractual obligations.

Our VIEs conduct our businesses. In the event we are unable to enforce our contractual arrangements, we may not be able to exert effective control over our VIEs, and our ability to conduct these businesses may be negatively affected.

The shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of each of our VIEs are held by numerous shareholders, including Wenshan Xie, our Chairman and Chief Executive Officer and Chenan Yang, our Chief Marketing Officer and Director. These shareholders may have potential conflicts of interest with us. These shareholders may breach, or cause our VIEs to breach, the existing contractual arrangements, which would have a material adverse effect on our ability to effectively control our VIEs and their subsidiaries and receive economic benefits from them. For example, these shareholders may be able to cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive option agreements with these shareholders to request them to transfer all of their equity interests in our VIEs to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Risks Related to Doing Business in China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Substantially all of our operations are conducted in the PRC and all of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and to guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Substantially all of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiary and consolidated VIEs are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations, especially those relating to the internet, are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative authorities and courts have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities of a PRC company obtain the approval of the China Securities Regulatory Commission prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the China Securities Regulatory Commission published on its official website procedures regarding its approval of overseas listings through special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, that China Securities Regulatory Commission approval is not required in the context of this offering given that (i) E-Home WFOE was established by means of direct investment rather than by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules, (ii) no explicit provision in the M&A Rules classifies the respective contractual arrangements among E-Home WFOE, the VIEs and their shareholders as a type of acquisition transaction falling under the M&A Rules and (iii) the China Securities Regulatory Commission currently has not issued any definitive rule or interpretation concerning whether this offering is subject to the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the China Securities Regulatory Commission, would reach the same conclusion as our PRC counsel. If the China Securities Regulatory Commission or other PRC regulatory body subsequently determines that we need to obtain the China Securities Regulatory Commission’s approval for this offering or if the China Securities Regulatory Commission or any other PRC government authorities publish any interpretation or implements rules before our listing that would require us to obtain China Securities Regulatory Commission or other governmental approvals for this offering, we may face adverse actions or sanctions by the China Securities Regulatory Commission or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The China Securities Regulatory Commission or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the shares offered by this prospectus. Consequently, if you intend to engage in market trading or other activities in anticipation of and prior to settlement and delivery, you should be aware of the risk that such settlement and delivery may not occur.

The new regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the Ministry of Commerce be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. We may grow our business in part by acquiring other companies operating in our industry. Compliance with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See “Our Business—Regulation—Regulations Relating to Overseas Listing.”

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary and/or limit our PRC subsidiary’s ability to increase their registered capital or distribute profits.

The State Administration of Foreign Exchange promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Circular 37, on July 4, 2014, which replaced the former circular commonly known as “Circular 75” promulgated by the State Administration of Foreign Exchange on October 21, 2005. Circular 37 requires PRC residents to register with local branches of the State Administration of Foreign Exchange in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in Circular 37 as a “special purpose vehicle.” Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required registration with the State Administration of Foreign Exchange, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the State Administration of Foreign Exchange, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under Circular 37 from June 1, 2015.

According to Circular 37 and Circular 13, our shareholders or beneficial owners who are PRC residents are subject to Circular 37 or other foreign exchange administrative regulations in respect of their investment in our company. As of the date of this prospectus, to the best of our knowledge, our PRC resident shareholders with offshore investments in our company are currently in the process of applying for registration for their foreign investment in our company in accordance with Circular 37 and Circular 13. We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligations. Nevertheless, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with Circular 37 and subsequent implementation rules, and there is no assurance that the registration under Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiary to fines and legal sanctions. Such failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiary and limit our PRC subsidiary’s ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Furthermore, Circular 37 is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, and we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. These risks could in the future have a material adverse effect on our business, financial condition and results of operations.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and our consolidated VIEs, or to make additional capital contributions to our PRC subsidiary.

In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiary, which is treated as a foreign-invested enterprise under PRC laws, through loans or capital contributions. However, loans by us to our PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange and capital contributions to our PRC subsidiary are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, and registration with other governmental authorities in China.

The State Administration of Foreign Exchange promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign- Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the State Administration of Foreign Exchange will permit such capital to be used for equity investments in the PRC in actual practice. The State Administration of Foreign Exchange promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to any of our consolidated VIEs and their subsidiaries, each a PRC domestic company. Meanwhile, we are not likely to finance the activities of our consolidated VIEs and their subsidiaries by means of capital contributions given the restrictions on foreign investment in the businesses that are currently conducted by our consolidated VIEs and their subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiary or any consolidated VIE or future capital contributions by us to our PRC subsidiary. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiary or consolidated VIEs and their subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency, including the proceeds we received from this offering, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any failure to comply with PRC regulations regarding employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their positions as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to the State Administration of Foreign Exchange or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who may be granted options may follow Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. After our company becomes an overseas listed company upon completion of this offering, we and our directors, executive officers and other employees who are PRC residents and who have may be granted options will be subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by the State Administration of Foreign Exchange in February 2012, according to which, employees, directors, supervisors and other management members who are PRC residents participating in any stock incentive plan of an overseas publicly listed company are required to register with the State Administration of Foreign Exchange through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We will make efforts to comply with these requirements upon completion of our initial public offering. However, there can be no assurance that they can successfully register with the State Administration of Foreign Exchange in full compliance with the rules. Failure to complete the registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our share incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional share incentive plans for our directors and employees under PRC law.

We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiary to fund offshore cash and financing requirements.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiary, E-Home WFOE, and the subsidiaries of the VIEs and on remittances from the consolidated VIEs, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund intercompany loans, service any debt we may incur outside of China and pay our expenses. When E-Home WFOE or the consolidated VIEs incur additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to E-Home WFOE permit payments of dividends only from part of its retained earnings, if any, determined in accordance with applicable PRC accounting standards and regulations.

Under PRC laws, rules and regulations, E-Home WFOE is required to set aside at least 10% of its net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of its registered capital. These reserves, together with the registered capital, are not included in the retained earnings distributable as cash dividends. Furthermore, under PRC law, E-Home WFOE cannot distribute any profits until all of its losses from prior fiscal years have been offset. In accordance with the articles of association of E-Home WFOE, profit distributions also need to be approved by its executive directors and shareholders before any distribution plan becomes effective. As a result, E-Home WFOE is restricted in its ability to transfer a portion of its net assets to its shareholder as dividends, loans or advances. In addition, registered share capital and statutory reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in E-Home WFOE.

Limitations on the ability of our consolidated VIEs to make remittance to E-Home WFOE and on the ability of E-Home WFOE to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

There are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC Enterprise Income Tax Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside China, will be subject to a withholding tax rate of 10.0%. Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5.0% if a Hong Kong resident enterprise owns more than 25.0% of the equity interest in the PRC company. Our current PRC subsidiary is wholly owned by our Hong Kong subsidiary. Accordingly, such Hong Kong subsidiary may qualify for a 5.0% tax rate in respect of distributions from its PRC subsidiary. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties on October 27, 2009, which limits the “beneficial owner” to individuals, enterprises or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to State Administration of Taxation Circular 60 which provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from our PRC subsidiary.

We and our existing shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

In October 2017, the State Administration of Taxation issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the State Administration of Taxation on December 10, 2009, and partially replaced and supplemented rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the State Administration of Taxation on February 3, 2015. Pursuant to Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises and any gains from the transfer of such asset by a direct holder, who is a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In the case of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and may consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Pursuant to Bulletin 37, the withholding agent shall declare and pay the withheld tax to the competent tax authority in the place where such withholding agent is located within 7 days from the date of occurrence of the withholding obligation, while the transferor is required to declare and pay such tax to the competent tax authority within the statutory time limit according to Bulletin 7. Late payment of applicable tax will subject the transferor to default interest. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

There is uncertainty as to the application of Bulletin 37 or previous rules under Bulletin 7. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxes if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under Bulletin 37 and Bulletin 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under Bulletin 37 and Bulletin 7. As a result, we may be required to expend valuable resources to comply with Bulletin 37 and Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

We are subject to restrictions on currency exchange.

All of our net income is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries or consolidated VIEs. Currently, our PRC subsidiary may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the State Administration of Foreign Exchange by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the State Administration of Foreign Exchange and other relevant PRC governmental authorities. Since a significant amount of our future net income and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our ordinary shares, and may limit our ability to obtain foreign currency through debt or equity financing for our subsidiaries and consolidated VIEs.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has started to appreciate slowly against the U.S. dollar, though there have been periods when the U.S. dollar has appreciated against the RMB. On August 11, 2015, the People’s Bank of China allowed the Renminbi to depreciate by approximately 2% against the U.S. dollar. Since then and until the end of 2016, the Renminbi has depreciated against the U.S. dollar by approximately 10%. It is difficult to predict how long such depreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again.

All of our revenue and substantially all of our costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiary in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

You may face difficulties in protecting your interests and exercising your rights as a shareholder since we conduct substantially all of our operations in China, and almost all of our officers and directors reside outside the United States.

Although we are incorporated in the Cayman Islands, we conduct substantially all of our operations in China. All of our current officers and almost all of our directors reside outside the U.S. and substantially all of the assets of those persons are located outside of the U.S. It may be difficult for you to conduct due diligence on our company or such directors in your election of the directors and attend shareholders meetings if the meeting is held in China. We plan to have one shareholder meeting each year at a location to be determined, potentially in China. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely or predominantly within the U.S.

Proceedings brought by the SEC against the Big Four PRC-based accounting firms could result in our inability to file future financial statements in compliance with the requirements of the Exchange Act.

In December 2012, the SEC instituted administrative proceedings under Rule 102(e)(1)(iii) of the SEC’s Rules of Practice against the Big Four PRC-based accounting firms alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ audit work papers with respect to certain PRC-based companies under the SEC’s investigation. On January 22, 2014, the administrative law judge presiding over the matter rendered an initial decision that each of the firms had violated the SEC’s rules of practice by failing to produce audit workpapers to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months. On February 12, 2014, the Big Four PRC-based accounting firms appealed the administrative law judge’s initial decision to the SEC. On February 6, 2015, the four China-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms’ audit documents via the China Securities Regulatory Commission, in response to future document requests by the SEC made through the China Securities Regulatory Commission. If the Big Four PRC-based accounting firms fail to comply with the documentation production procedures that are in the settlement agreement or if there is a failure of the process between the SEC and the China Securities Regulatory Commission, the SEC could restart the proceedings against the firms.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, although our independent registered public accounting firm was not named as a defendant in the above SEC administrative proceedings, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding PRC-based, United States-listed companies and the market price of our shares may be adversely affected.

If the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements would substantially reduce or effectively terminate the trading of our ordinary shares in the United States.

Risks Related to this Offering and the Market for Our Ordinary Shares Generally

An active trading market for our ordinary shares may not develop.

Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “EJH.” However, there is no guarantee that Nasdaq, or any other exchange or quotation system, will permit our ordinary shares to be listed and traded. If we fail to obtain a listing on the Nasdaq Capital Market, we may seek quotation on the OTCQX Best Market or OTCQB Venture Market operated by OTC Markets Group Inc. These markets are inter-dealer, over-the-counter markets that provide significantly less liquidity than Nasdaq.

Even if our ordinary shares are approved for listing on the Nasdaq Capital Market, a liquid public market for our ordinary shares may not develop. The initial public offering price for our ordinary shares has been determined by negotiation between us and the underwriter based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the ordinary shares are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your ordinary shares regardless of our operating performance or prospects.

The trading price of our ordinary shares may be volatile, which could result in substantial losses to you.

The trading prices of our ordinary shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our ordinary shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009, the second half of 2011 and in 2015, which may have a material and adverse effect on the trading price of our ordinary shares.

In addition to the above factors, the price and trading volume of our ordinary shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us or our industry;

●	announcements of studies and reports relating to the quality of our services or those of our competitors;

●	changes in the economic performance or market valuations of similar service providers;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	conditions in the market for our services;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

●	additions to or departures of our senior management;

●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding shares; and

●	sales or perceived potential sales of additional ordinary shares.

There is no firm commitment for this offering.

This offering is being made on a “best efforts” rather than a firm commitment basis. No commitment exists by the underwriter or anyone else to purchase all or any part of the ordinary shares being offered pursuant to this prospectus. There can be no assurances that any ordinary shares offered hereby will be sold. In addition, there is an increased risk to investors who participate in the offering if less than the maximum offering is raised, since the remainder of the funds may not be forthcoming and our inability to raise the maximum offering may jeopardize our ability to execute our business plan.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

The trading market for our ordinary shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for our ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase shares in this offering, you will pay more for your shares than the amount paid by our existing shareholders for their ordinary shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $3.17 per share to new investors purchasing our shares in this offering if the minimum number of shares being offered are sold or $2.95 per share to new investors purchasing our shares in this offering if the maximum number of shares being offered are sold. In addition, you will experience further dilution to the extent that our ordinary shares are issued upon the vesting of restrictive shares or exercise of options under any share incentive plans that we may adopt. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of your shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. See “Dividend Policy.” Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased your shares. You may not realize a return on your investment and you may even lose your entire investment.

Substantial future sales or perceived potential sales of ordinary shares in the public market could cause the price to decline.

Sales of ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline significantly. Upon completion of this offering, we will have 31,555,556 ordinary shares outstanding if the minimum number of ordinary shares being offered are sold (including 3,555,556 ordinary shares newly issued in connection with this offering) or 34,222,223 ordinary shares outstanding if the maximum number of ordinary shares being offered are sold (including 6,222,223 ordinary shares newly issued in connection with this offering). All ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. All of the other ordinary shares outstanding after this offering will be available for sale, upon the expiration of the lock-up periods described elsewhere in this prospectus, beginning from the date of this prospectus (if applicable to such holder), subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these ordinary shares may be released prior to the expiration of the applicable lock-up period at the discretion of the underwriter. To the extent shares are released before the expiration of the applicable lock-up period and sold into the market, the market price of our ordinary shares could decline significantly. See “Shares Eligible for Future Sale—Lock-up Agreements.”

We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to the proceeds from this offering primarily to enhance and expand our business operations and for general corporate purposes. However, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers named in this prospectus reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, China or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law (2020 Revision) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders. See “Description of Share Capital—Differences in Corporate Law.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC in reports on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our securities.

We are exempted from certain corporate governance requirements of the Nasdaq Marketplace Rules by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country, the Cayman Islands, in lieu of certain corporate governance requirements of the Nasdaq Marketplace Rules. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

●	have a compensation committee and a nominating committee to be comprised solely of “independent directors”; or

●	hold an annual meeting of shareholders no later than one year after the end of our fiscal year.

Although we do not currently intend to rely on these “home country” exemptions, we may rely on some of these exemptions in the future. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of the Nasdaq Marketplace Rules.

Our executive officer and major shareholder have entered into a voting agreement to vote in concert, which provides concentration of ownership and voting power to them and increases their influence on shareholder decisions.

Our Chairman and Chief Executive Officer, Mr. Wenshan Xie, wholly owns E-home Group Limited, which in turn owns approximately 36.5% of our outstanding ordinary shares. On February 1, 2019, E-home Group Limited entered into a voting agreement with Lucky Max Global Limited, pursuant to which, for a term of 20 years, Lucky Max Global Limited agreed to vote consistently with E-home Group Limited in the exercise all of its rights as a shareholder of our company. Lucky Max Global Limited owns approximately 17.52% of our outstanding ordinary shares. As a result, Mr. Xie, through E-home Group Limited, could be deemed to currently have voting power over approximately 54% of our outstanding ordinary shares and accordingly, possesses substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ordinary shares.

Our amended and restated memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares at a premium.

Our amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially and adversely affected. In addition, our amended and restated memorandum and articles of association contain other provisions that could limit the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our ordinary shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the ordinary shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. It is also not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us for these purposes. Because the proper characterization of certain components of our income and assets, and the treatment of our contractual arrangements with our VIEs, is not entirely clear, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our ordinary shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our services;

●	our expectations regarding keeping and strengthening our relationships with investors, institutional funding partners and other parties we collaborate with;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $13.81 million if the minimum $16,000,000 of shares being offered are sold, or approximately $24.94 million if the maximum $28,000,000 of shares being offered are sold, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering primarily to enhance and expand our business operations and for general corporate purposes, which may include investment in product development, sales and marketing activities, technology infrastructure, improvement of corporate facilities and other general and administrative matters. We may also use a portion of these proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments.

We will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to this Offering and the Market for Our Ordinary Shares Generally—We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiary in China only through loans or capital contributions and to our VIEs only through loans within our business scope, subject to satisfaction of applicable government registration, approval and filing requirements. According to the regulations related to foreign investment and foreign currency of the PRC, as described under “Our Business—Regulation—Regulations Relating to Foreign Investment” and “—Regulations Relating to Foreign Exchange,” any funds we transfer to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises in China, there are no quantity limits on our ability to make capital contributions to our PRC subsidiary. However, our PRC subsidiary, which is a wholly owned foreign enterprise, may not procure loans which exceed the difference between its registered capital and its total investment amount as recorded in the Foreign Investment Comprehensive Management Information System. According to Circular 19, RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. According to Circular 16, using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to grant loans to associated enterprises is permitted. We intend to convert substantially all of the net proceeds to RMB through our PRC subsidiary and further develop our business within the business scope of our PRC subsidiary, VIEs and other subsidiaries.

In order to use the proceeds of this offering, we intend to seek the government registration or approvals after this offering. However, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and our consolidated VIEs, or to make additional capital contributions to our PRC subsidiary.”

DIVIDEND POLICY

We do not have any plan to declare or pay any dividends in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion, subject to certain requirements of Cayman Islands law, in deciding whether to distribute dividends. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

We are a holding company with no material operations of our own. PRC regulations may restrict the ability of E-Home WFOE to pay dividends to us. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by E-Home WFOE. If E-Home WFOE or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

CAPITALIZATION

The following table sets forth our total capitalization as of June 30, 2019:

●	on an actual basis;

●	on a pro forma basis to give effect to the sale of the minimum of $16,000,000 of our shares in this offering at the initial public offering price of $4.50 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and after giving effect to the use of proceeds described herein; and

●	on a pro forma basis to give effect to the sale of the maximum of $28,000,000 of our shares in this offering at the initial public offering price of $4.50 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and after giving effect to the use of proceeds described herein.

You should read this table together with our consolidated financial statements, the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Actual	Pro Forma Minimum	Pro Forma Maximum
Cash and cash equivalents	$23,229,372	$37,042,770	$48,172,770
Debt	-
Shareholders’ equity
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized; 28,000,000 shares issued and outstanding as of June 30, 2019(1) and 31,555,556 shares and 34,222,223 shares outstanding, as adjusted	2,800	$3,156	3,422
Additional paid-in capital(1)	3,932,786	17,745,828	28,875,562
Retained earnings	25,409,999	25,409,999	25,409,999
Accumulated other comprehensive loss	(1,130,348)	(1,130,348)	(1,130,348)
Non-controlling interest	(50,277)	(50,277)	(50,277)
Total shareholders’ equity	28,164,960	41,978,358	53,108,358
Total capitalization	$28,164,960	$41,978,358	$53,108,358

(1)	Retroactive effect is given to the change in par value of our ordinary shares from $1.00 to $0.0001 per share after June 30, 2019.

The pro forma information discussed above is illustrative only. Our cash and cash equivalents, additional paid-in capital, accumulative other comprehensive loss, total shareholder’s equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

DILUTION

If you invest in our share, your interest will be diluted to the extent of the difference between the initial public offering price per share and our net tangible book value per share after this offering. Dilution results from the fact that the assumed initial public offering price per share is substantially in excess of the net tangible book value per share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value was approximately $27.60 million, or $0.99 per share, as of June 30, 2019. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting net intangible assets, deferred tax assets, and prepaid offering expenses from our total consolidated assets), less the amount of our total consolidated liabilities and non-controlling interest. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the proceeds we will receive from this offering, at the initial public offering price of $4.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

After giving effect to the sale of $16,000,000 of ordinary shares (minimum) or $28,000,000 of ordinary shares (maximum) in this offering at the initial public offering price of $4.50 per share, after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to June 30, 2019, our pro forma net tangible book value would have been $1.33 per ordinary share, if the minimum amount of shares are sold and $1.55 per ordinary share, if the maximum amount of shares are sold. This represents an immediate increase in pro forma net tangible book value of $0.35 per share to our existing shareholders and immediate dilution of $3.17 per share to new investors purchasing ordinary shares in this offering if the minimum number of shares are sold, or an immediate increase in pro forma net tangible book value of $0.57 per share to our existing shareholders and immediate dilution of $2.95 per share to new investors purchasing ordinary shares in this offering, if the maximum number of shares are sold.

The following table illustrates such dilution:

	Minimum	Maximum
Initial public offering price per share	$4.50	$4.50
Net tangible book value per share at June 30, 2019	$0.99	$0.99
Pro forma as adjusted net tangible book value per share after this offering	$1.33	$1.55
Increase in net tangible book value per share to existing shareholders	$0.35	$0.57
Dilution in net tangible book value per share to new investors	$3.17	$2.95

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our shares and other terms of this offering determined at pricing.

The following tables summarize the differences between our existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per share paid at the initial public offering price of $4.50 per share, and before deducting estimated underwriting discounts and commissions and estimated offering expenses.

Minimum Offering

	Share Purchased		Total Consideration		Average Price
	Number	%	Amount	%	Per Share
Existing shareholders	28,000,000	88.73%	$50,000	0.31%	$0.0018
New investors	3,555,556	11.27%	$16,000,000	99.69%	$4.50
Total	31,555,556	100.00%	$16,050,000	100.00%	$

Maximum Offering

	Share Purchased		Total Consideration		Average Price
	Number	%	Amount	%	Per Share
Existing shareholders	28,000,000	81.82%	$50,000	0.000178%	$0.0018
New investors	6,222,223	18.18%	$28,000,000	99.82%	$4.50
Total	34,222,223	100.00%	$28,050,000	100%	$

The discussion and the tables above exclude ordinary shares issuable upon exercise of warrants to be issued to the underwriter in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data as of June 30, 2018 and 2019 and for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

Our financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results for any period are not necessarily indicative of our future performance. The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

	Years Ended June 30,
	2018	2019

Statements of Income Data
Total revenue	$45,810,222	$51,149,326
Total operating expenses	5,774,632	5,656,483
Income from operations	12,989,228	13,721,517
Total other income (expenses)	(48,248)	15,990
Income before income taxes	12,940,980	13,737,507
Income tax expense	(3,248,636)	(3,565,146)
Net income	9,692,344	10,172,361
Net income attribute to non-controlling interests	11,137	(61,414)
Net income attributable to shareholders	$9,681,207	$10,233,775

	As of June 30, 2018	As of June 30, 2019

Balance Sheet Data
Cash and cash equivalents	$14,104,098	$23,229,372
Current assets	18,670,394	25,407,391
Total assets	26,693,119	37,254,104
Current liabilities	4,111,017	5,453,793
Total liabilities	7,971,172	9,089,144
Shareholders’ equity	18,721,947	28,164,960
Total liabilities and shareholders’ equity	$26,693,119	$37,254,104

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which we discuss under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a household service company based in Fuzhou, China. We provide integrated household services through our website and WeChat platform, “e家快服”, across 32 provinces in China. Currently, these services primarily include home appliance services and housekeeping services. For our home appliance services, we partner with individuals and service stores which provide the technicians to deliver the on-site services. We have partnerships with more than 2,600 individuals and service stores providing these services in China. For our housekeeping services, we primarily partner with individual service providers who serve as independent contractors. We currently have more than 1,000 cleaners and nannies providing our housekeeping services. Our online platform integrates these offline service providers, which helps them to gain a larger customer base, and provides professional and reliable one-stop household services to our customers.

In July 2015, we successfully transitioned from an outsourcing after-market service provider of home appliances and building materials to an operator of home appliance services. In January 2018, we officially became an integrated household service provider after expanding our service portfolio from distribution, installation, repair and maintenance of home appliances to delivery, installation, repair and maintenance of home appliances, home-moving, house cleaning, nanny and maternity matron. We are also launching and actively promoting our senior care services, but we have not yet generated revenue from these services. We plan to further expand our business to include smart community services, as well as sales of smart home supplementary merchandise. We currently have approximately 370 employees to support our operations.

Our business has grown in recent years as demonstrated by our growth in revenue from approximately $45.8 million for the year ended June 30, 2018 to approximately $51.1 million for the year ended June 30, 2019, an increase of 11.64%, and in net income from approximately $9.7 million for the year ended June 30, 2018 to approximately $10.2 million for the year ended June 30, 2019, an increase of 4.92%.

The ongoing coronavirus pandemic that first surfaced in China and is spreading throughout the world has had a materially adverse effect on our industry and the markets in which we operate. All of our operating subsidiaries, VIEs, employees and customers are located in China. The outbreak caused us to suspend our home appliances business and part of our cleaning business in February 2020. In addition, our operations in Hubei province have been shut down since the outbreak. We estimate that the Company’s business performance in February 2020 have decreased by 60% compared to February 2019 due to the outbreak as well as the extended Chinese New Year holiday. After the extended holiday ended in mid-February, businesses in China were slow to restart. Since late February, travel restrictions in the areas where we primarily operate have also been gradually lifted. Management and employees have been making every effort to mitigate the impacts of the coronavirus by focusing on disinfection service and promoting our senior care online. In February 2020, we continued to provide cleaning services (including disinfection services) to stores, offices and certain residential communities, where outsiders may have access, but suspended our home cleaning services as well as the services of home appliances maintenance and repair to residential communities that limit access for outsiders. As of the date of this prospectus, almost all of our operations have resumed except for our business in Hubei province. If the conditions in China continue to improve, the impact of the coronavirus on our overall operating results and financial condition during the fiscal year ending June 30, 2020 may be limited, because customers’ demands for our appliances repair and maintenance services are just delayed but not reduced, and our air-conditioner cleaning business could be improved significantly when the weather gets warmer in Spring and may partially offset the slowdown in February 2020, given that the period of March–May is usually the peak season for the air-conditioner cleaning business.

However, as the coronavirus outbreak continues to spread beyond China, the extent to which the coronavirus impacts our operations and results in the long-term will depend on future developments, including, among others, actions of Chinese government to contain imported infections, which are highly uncertain and cannot be reasonably predicted. We expect our total revenues in the quarter ending March 31, 2020 to decrease year over year, and there is no guarantee that our total revenues for fiscal 2020 ending June 30, 2020 will not decrease from the prior year. This is a rapidly evolving situation, and we will continue to monitor and mitigate developments affecting our workforce, our customers, and the public at large to the extent we are able to do so. See “Risks Related to Our Business and Industry — We face risks related to natural disasters, health epidemics and other outbreaks, especially the outbreak of COVID-19 since December 2019 which may have a material adverse effect on our business, results of operation and financial condition.”

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	growth in the Chinese economy;

●	industry demand;

●	contract pricing and terms;

●	competition in the home appliance services and in-home care and other household services industries;

●	strategic acquisitions and investments;

●	changes to government policies;

●	market conditions and our market position; and

●	our ability to broaden service offerings and diversify our customer base.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is currently no estate duty, inheritance tax or gift tax. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

Hong Kong

Our subsidiary incorporated in Hong Kong is subject to Hong Kong profit tax at a rate of 16.5%. No Hong Kong profit tax has been levied as we did not have assessable profit that was earned in or derived from our Hong Kong subsidiary during the periods presented. Hong Kong does not impose a withholding tax on dividends.

PRC

Enterprise Income Tax

Generally, our PRC subsidiary, VIEs and their subsidiaries, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. If our holding company in the Cayman Islands or any of our subsidiaries outside the PRC is considered as a PRC resident enterprise for tax purposes, then our global income will be subject to PRC enterprise income tax at the rate of 25%. See “Risk Factors—Risks Related to Doing Business in China— We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.”

Value Added Tax

Our revenue from installation services is subject to a value added tax, or VAT, rate of 11% and our revenue from maintenance services and sales of goods was subject to a VAT rate of 17% prior to May 1, 2018, which was subsequently reduced to 16%.

According to PRC regulations, no VAT will be levied if an enterprise provides employee-based household services. E-Home Pingtan applied for the tax exemption in July 2017 and was approved by the PRC State Administration of Taxation, so the VAT rate for installation, maintenance, after-sales and cleaning service is 0% since July 2017.

Withholding Tax on Dividends

Dividends paid by E-Home WFOE to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at a reduced tax rate of 5%. See “Risk Factors—Risks Related to Doing Business in China—There are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Our Reportable Segments

As of June 30, 2019, our operations are organized into three reportable segments: installation and maintenance, housekeeping, and senior care services. Operating segments are reported in a manner consistent with the internal reporting provided to management for decision making. These operating segments are monitored and strategic decisions are made on the basis of segmental profit margins.

Results of Operations

Comparison of Fiscal Years Ended June 30, 2018 and 2019

The following table shows key components of our results of operations during the years ended June 30, 2018 and 2019, in dollars and as a percentage of our total revenue.

	Year Ended June 30, 2018		Year Ended June 30, 2019
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Installation and Maintenance	$42,206,282	92.13	$40,644,254	79.46
Housekeeping	3,603,940	7.87	10,505,072	20.54
Total revenue	45,810,222	100.00	51,149,326	100.00
Total cost of revenue	27,046,362	59.04	31,771,326	62.11
Operating expenses
Sales and marketing expenses	5,008,263	10.93	4,101,960	8.02
General and administrative expenses	766,369	1.67	1,554,523	3.04
Total operating expenses	5,774,632	12.61	5,656,483	11.06
Income from operations	12,989,228	28.35	13,721,517	26.83
Other income (expenses)
Interest income	31,889	0.07	61,686	0.12
Interest expenses	(80,137)	(0.17)	(22,021)	(0.04)
Foreign currency exchange loss	-	-	(23,675)	(0.05)
Total other income (expenses)	(48,248)	(0.11)	15,990	0.03)
Income before income taxes	12,940,980	28.25	13,737,507	26.86
Income tax expense	(3,248,636)	(7.09)	(3,565,146)	(6.97)
Net income	9,692,344	21.16	10,172,361	19.89
Net income attributable to minority interests	11,137	0.02	(61,414)	(0.12)
Net income attributable to company shareholders	$9,681,207	$21.13	$10,233,775	$20.01

Revenue. We generate revenue from the provision of installation and maintenance services and the provision of housekeeping services. Our total revenue was $51,149,326 for the year ended June 30, 2019, compared to $45,810,222 for the year ended June 30, 2018, an increase of $5,339,104, or 11.65%. Such increase was due to a $6,901,132 increase in revenue from housekeeping services, which we began providing in the fiscal year ended June 30, 2018, offset, in part, by a decrease in revenue from our installation and maintenance services.

Revenue from installation and maintenance services decreased by $1,562,028, or -3.70%, to $40,644,254 for the year ended June 30, 2019 from $42,206,282 for the year ended June 30, 2018. Such decrease was primarily due to the diversion of resources to developing our housekeeping business. Installation and maintenance services accounted for 79.46% of our total revenue for the year ended June 30, 2019, as compared to 92.13% for the year ended June 30, 2018.

Revenue from housekeeping services amounted to $10,505,072, or 20.54% of total revenue, for the year ended June 30, 2019, increased by $6,901,132, or 191.49%, from $3,603,940 for the year ended June 30, 2018. Such increase was primarily due to increased promotion of our services and the expansion of our business generally. We began to provide such services since January 2018.

Our test operations for senior care services began in February 2019. We have not generated revenue from this new segment as of June 30, 2019.

Cost of revenue. Our cost of revenue includes service fees paid to staff, outlets and suppliers for the services rendered and the cost of accessories sold. Our cost of revenue increased by $4,724,964, or 17.47%, to $31,771,326 for the year ended June 30, 2019 from $27,046,362 for the year ended June 30, 2018. Such increase was in line with our increased revenue.

Sales and marketing expenses. Our sales and marketing expenses consist primarily of remuneration for staff involved in selling and marketing efforts, advertising cost, depreciation, travel and leasing expenses. Our sales and marketing expenses decreased by $906,303, or -18,10%, to $4,101,960 for the year ended June 30, 2019 from $5,008,263 for the year ended June 30, 2018. Such decrease was primarily due to decreased marketing costs. As a percentage of revenue, sales and marketing expenses decreased to 8.02% for the year ended June 30, 2019 from 10.93% for the year ended June 30, 2018.

General and administrative expenses. Our general and administrative expenses consist primarily of employee remuneration, professional fees, insurance, benefits, office leases, general office expenses and depreciation. Our general and administrative expenses increased by $788,154, or 102.84%, to $1,554,523 for the year ended June 30, 2019 from $766,369 for the year ended June 30, 2018. Such increase was due to the increasing costs for supporting our expanding business. As a percentage of revenue, general and administrative expenses increased to 3.04% for the year ended June 30, 2019 from 1.67% for the year ended June 30, 2018.

Income from operations. As a result of the foregoing, we recorded income from operations of $13,721,517 for year ended June 30, 2019, compared $12,989,228 for the year ended June 30, 2018, an increase of 5.64%.

Total other income (expenses). We had $15,990 in total other income for the year ended June 30, 2019, as compared to $48,248 in total other income for the year ended June 30, 2018. Total other income (expenses), net, for the year ended June 30, 2019 consisted of interest income in the amount of $61,686, offset by interest expense in the amount of $22,021 and foreign currency exchange loss in the amount of $23,675. Total other income (expenses), net, for the year ended June 30, 2018 consisted of entirely of interest income in the amount of $31,889, offset by interest expense in the amount of $80,137.

Income tax expense.  We recorded income tax expenses of $3,565,146 for the year ended June 30, 2019, as compared to $3,248,636 for the year ended June 30, 2018, an increase of $316,510 or 9.74%. The increase in the income tax expense mainly resulted from the increase in our revenue. See also “—Taxation” above.

Net income attributable to company shareholders. As a result of the cumulative effect of the factors described above, our net income attributable to our shareholders increased by $552,568, or 5.71%, to $10,233,775 for the year ended June 30, 2019 from $9,681,207 for the year ended June 30, 2018.

Liquidity and Capital Resources

As of June 30, 2019, we had cash and cash equivalents of $23,229,372. To date, we have financed our operations primarily through net cash flow from operations. We expect to finance our operations and working capital needs in the near future from part of our net proceeds of this offering and cash generated through operations.

We believe that our current levels of cash and cash flows from operations, combined with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for our operations and expansion plans for at least the next 12 months. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The following table sets forth a summary of our cash flows for the periods presented:

	Years Ended June 30,
	2018	2019
Net cash provided by operating activities	$10,086,366	$9,240,128
Net cash provided by (used in) investing activities	(3,963,172)	382,434
Net cash provided by (used in) financing activities	941,185	-
Net increase in cash and cash equivalents	7,064,379	9,622,562
Effect of currency translation	69,172	(497,288)
Cash and cash equivalents at beginning of the period	6,970,547	14,104,098
Cash and cash equivalents at end of the period	$14,104,098	23,229,372

Operating Activities

Net cash provided by operating activities was $9,240,128 for the year ended June 30, 2019, as compared to $10,086,366 for the year ended June 30, 2018. For the year ended June 30, 2019, the net income of $10,172,361, income tax expense in the amount of $3,565,146, accounts receivables, net, in the amount of $981,806, accounts payable and accrued expenses in the amount of $1,243,811, and depreciation and amortization in the amount of $385,542, offset by taxes payable in the amount of $3,591,087, prepayment and other current assets in the amount of $790,999, and long-term prepayments and other non-current assets in the amount of $2,754,089, were the primary drivers of the cash provided by operating activities. For the year ended June 30, 2018, the net income of $9,692,344, income tax expense in the amount of $3,248,636, accounts payable and accrued expenses in the amount of $642,066, and depreciation and amortization in the amount of $218,281, offset by taxes payable in the amount of $3,516,634 and account receivables, net, in the amount of $303,258, were the primary drivers of the cash provided by operating activities.

Investing Activities

Net cash provided by investing activities was $382,434 for the year ended June 30, 2019, as compared to net cash used in the amount of $3,963,172 for the year ended June 30, 2018. Net cash provided by investing activities for the year ended June 30, 2019 consisted of cash refund from the terminated leasehold in the amount of $659,241, cash refund of land deposits in the amount of $732,490, and proceeds from disposal of property and equipment in the amount of $11,720, offset by right-of-use-assets costs in the amount of $1,020,358, and purchases of property, plant and equipment in the amount of $659, while net cash used in investing activities for the year ended June 30, 2018 consisted of right-of-use-assets costs in the amount of $2,382,623, cash paid for land deposits in the amount of $1,537,177, and purchases of property, plant and equipment in the amount of $45,831, offset by proceeds from disposal of property and equipment in the amount of $2,459.

Financing Activities

We did not have any financing activities for the year ended June 30, 2019. Net cash provided by financing activities for the year ended June 30, 2018 consisted entirely of capital contributions in the amount of $941,185.

Capital Expenditures

We made capital expenditures of $2,428,454 and $1,021,017 in the years ended June 30, 2018 and 2019, respectively. In these periods, our capital expenditures were mainly used for purchases of property and equipment, including office equipment, electronic equipment and motor vehicles, and the right-of-use asset for Fuzhou Shoushan Waterfall Scenic Area. We plan to continue to make capital expenditures to meet the needs that result from the expected growth of our business.

Contractual Obligations

Below is a table setting forth our contractual obligations as of June 30, 2019:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Capital lease obligations	$715,960	$77,401	$154,802	$154,802	$328,955
Operating lease obligations	4,179,456	183,281	403,218	1,123,249	2,469,708
Total	$4,895,416	$260,682	$558,020	$1,278,051	$2,798,633

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2019.

Off-Balance Sheet Commitments and Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2019.

Holding Company Structure

E-Home Household Service Holdings Limited is a holding company with no material operations of its own. We conduct our operations primarily through E-Home WFOE and its subsidiary, VIEs and their subsidiaries in China. As a result, our ability to pay dividends depends upon dividends paid by E-Home WFOE. If E-Home WFOE or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, E-Home WFOE is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, E-Home WFOE, its VIEs and their subsidiaries are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, each may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and these entities may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the State Administration of Foreign Exchange. E-Home WFOE has not paid dividends and will not be able to pay dividends until it generates accumulated profits and meet the requirements for statutory reserve funds.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

All of our revenue and substantially all of our expenses are denominated in RMB. Our exposure to foreign exchange risk primarily relates to cash and cash equivalent denominated in U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and have not used derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our ordinary shares will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in RMB, while our shares will be traded in U.S. dollars.

The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The PRC government allowed the RMB to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Between June 2010 and August 2015, the PRC government allowed the RMB to appreciate slowly against the U.S. dollar again. Since August 2015, the RMB has significantly depreciated against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately $13.81 million in this offering, if the minimum number of shares being offered are sold or approximately $24.94 million, if the maximum number of shares being offered are sold, based upon the initial public offering price of $4.50 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the U.S. dollar against the RMB, from the exchange rate of RMB6.8747 for $1.00 as of June 30, 2019 to a rate of RMB7.56217 to $1.00, will result in an increase of RMB9.50 million in our net proceeds from this offering, if the minimum number of shares being offered are sold, and an increase of RMB17.15 million in our net proceeds from this offering, if the maximum number of shares being offered are sold. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from the exchange rate of RMB6.8747 for $1.00 as of June 30, 2019 to a rate of RMB6.18723 to $1.00, will result in a decrease of RMB9.50 million in our net proceeds from this offering if the minimum number of shares being offered are sold, and a decrease of RMB17.15 million in our net proceeds from this offering, if the maximum number of shares being offered are sold.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest expenses incurred on bank borrowings and income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, our future interest income may fall short of expectations due to changes in market interest rates.

After completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Inflation

To date, inflation in the PRC has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for 2017 and 2018 were increases of 1.59% and 2.07%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in the PRC. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents and short-term investments, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.

Critical Accounting Policies

We prepare financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the amounts reported in our combined and consolidated financial statements and related notes. We periodically evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition. We generate revenues mainly from offering services. In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2014-09, “Revenue from Contracts with Customers (Topic 606).” Since the release of ASU 2014-09, the FASB issued the following additional ASUs further updating Topic 606: in August 2015, ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”; in March 2016, ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”; in April 2016, ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”; in May 2016, ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”; and in December 2016, ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.”

Collectively these ASUs introduce a new principles-based framework for revenue recognition and disclosure. The core principle of the standard is when an entity transfers goods or services to customers it will recognize revenue in an amount that reflects the consideration it expects to be entitled to for those goods or services. The standard also expands the required disclosures to include the disaggregation of revenue from contracts with customers into categories that depict how the nature, timing, and uncertainty of revenue and cash flows are affected by economic factors. We adopted this standard on January 1, 2018 and are using a modified retrospective adoption approach. The standard will be applied to contracts that have not been completed at January 1, 2018 and will not be applied to contracts that were modified before the beginning of the earliest reporting period presented.

We generate revenues primarily from installation and maintenance services and housekeeping services. We sell our services through a third-party service provider, the WeChat platform. Under ASC 606, revenues are recognized when services are transferred to our customers, in an amount of consideration we expect to be entitled to in exchange for the services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, we satisfy a performance obligation.

Our revenues have been subject to VAT. To record VAT payable, we use the gross presentation method, which presents the taxable services and the available input VAT amount (at the rate applicable to the supplier). Revenues are recorded net of VAT in accordance with the ASC 606. The recognition of revenues involves certain management judgments. The amount and timing of our revenues could be materially different for any period if management made different judgments or utilized different estimates.

Installation and maintenance services mainly consisting of the following services: technical home installation and repair, maintenance and other after sale services. Revenues from installation and maintenance services are recognized at a point in time once the service is transferred to the customer. For service arrangements that include multiple performance obligations, revenues are allocated to each performance obligation based on its standalone selling price. We allocate arrangement consideration in multiple-deliverable revenue arrangements at the inception of an arrangement to all deliverables based on the relative selling price method, generally based on the best estimate of selling price. We, acting as principal, contract with third-party service providers (i.e., service outlets), acting as agents. We are responsible for market development and providing the customer information to the service provider, directing the service provider to provide services and coordination with the customer, while the service provider provides the door-to-door service. The price of services is set by us and the service provider is only to facilitate the collection of payments. When our end customers place orders online for services, they pay either a required visit fee or the estimated full amount of service fee through third-party payment platforms, such as WeChat Pay and Alipay. We choose the service provider by the proximity principle. If the customer is not satisfied with the chosen outlet, the service provider can be re-selected. Regardless of the service provider’s performance, we are still liable to complete the orders. If the end customer fails to pay after satisfactory service is provided and the service provider is unable to collect payment from the end customer, we will communicate directly with the end customer. The service provider is not obligate to pay us. To minimize our risk, the service provider will remit payment of any outstanding receivables each month.

Housekeeping services refer to services of housecleaning, nanny service, maternity matron and personnel staffing. Revenues from housekeeping are recognized at a point in time once the service is transferred to the customer based on the relative selling price method.

Our process for implementing Topic 606 included, but was not limited to, identifying contracts within the scope of the standard, identifying distinct performance obligations within each contract, and applying the new guidance for measuring and recognizing revenue to each performance obligation. We concluded that adoption of Topic 606 did not have a material impact on our consolidated balance sheets, consolidated income statements or on our consolidated statements of cash flows.

Accounts Receivable, Net. Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectable accounts. We usually determine the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. We established a provision for doubtful receivables when there is objective evidence that we may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Leases. Leases are classified at lease commencement date as either a finance lease or an operating lease. A lease is a finance lease if it meets any of the following criteria: (a) the lease transfers ownership of the underlying asset to the lessee by the end of the lease term, (b) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (c) the lease term is for the major part of the remaining economic life of the underlying asset, (d) the present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset or (e) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. When none of the criteria meets, the lease shall be classified as an operating lease. For lessee, a lease is recognized as a right-of-use asset with a corresponding liability at lease commencement date. The lease liability is calculated at the present value of the lease payments not yet paid by using the lease term and discount rate determined at lease commencement. The right-of-use asset is calculated as the lease liability, increased by any initial direct costs and prepaid lease payments, reduced by any lease incentives received before lease commencement. The right-of-use asset itself is amortized on a straight-line basis unless another systematic method better reflects how the underlying asset will be used by and benefits the lessee over the lease term. In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The amendments in this ASU require an entity to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. We adopted ASC 842 effective as of the beginning of the first period presented by using a modified retrospective transition approach in our accompanying financial statements. The adoption of this standard had a material impact on our financial position, with no material impact on the results of operations and cash flows.

Fair Value of Financial Instruments. The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, time deposits, accounts receivable, prepaid expenses and other current assets, accounts payable, and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 820 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 - Quoted prices in active markets for identical assets and liabilities.

Level 2 - Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

We consider the carrying amount of its financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, prepayment and operating lease, accounts payable and taxes payable approximate the fair value of the respective assets and liabilities as of June 30, 2019 and 2018 owing to their short-term or present value nature.

Impairment of Long-Lived Assets. Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written down to their estimated fair values. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset’s carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is defined as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation technique.

Commitments and Contingencies. The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

Income Taxes. Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any PRC tax paid by subsidiaries during the year is recorded. Deferred income taxes are recognized for all significant temporary differences at enacted rates and classified as current or non-current based upon the classification of the related asset or liability in the financial statements. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all, the deferred tax asset will not be realized.

Recent Accounting Pronouncements

We consider the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. This amends guidelines on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current U.S. GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses should be measured in a manner similar to current U.S. GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. ASU 2016-13 affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this ASU will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are currently evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

CORPORATE HISTORY AND STRUCTURE

Our History

We were incorporated as an exempted company with limited liability under the laws of the Cayman Islands on September 24, 2018 to serve as a holding company for our PRC operations.

On October 16, 2018, we established E-Home Household Service Holdings Limited as a wholly-owned subsidiary in Hong Kong. E-Home Household Service Holdings Limited is a holding company and holds all of the equity interests of E-Home WFOE, which was established in the PRC on December 5, 2018. E-Home WFOE has entered into contractual arrangements with our VIEs, E-Home Pingtan and Fuzhou Bangchang, two limited liability companies established under the laws of the PRC on April 1, 2014 and March 15, 2007, respectively.

E-Home Pingtan is a holding company of the following subsidiaries: (i) 100% of the equity interests of Fuzhou Yongheng Xin Electric Co., Ltd., a limited liability company established under the laws of the PRC on October 12, 2004; (ii) 67% of the equity interests of Pingtan Comprehensive Experimental Zone Yili Sending Co., Ltd., a limited liability company established under the laws of the PRC on August 13, 2015 and currently in the process of dissolution; (iii) 67% of the equity interests of Fujian Happiness Yijia Family Service Co., Ltd., a limited liability company established under the laws of the PRC on January 19, 2015; (iv) 67% of the equity interests of Fuzhou Yiyanbao Information Technology Co., Ltd., a limited liability company established under the laws of the PRC on August 12, 2016; and (v) 51% of the equity interests of Yaxing Human Resource Management (Pingtan) Co., Ltd., a limited liability company established under the laws of the PRC on July 6, 2018.

Our Corporate Structure

All of our business operations are conducted through our Chinese VIEs and their subsidiaries. The chart below presents our corporate structure:

*Mr. Xie, our Chairman and Chief Executive Officer, has voting power over approximately 54% of our outstanding ordinary shares through his ownership of E-home Group Limited, which owns approximately 36.5% of our outstanding ordinary shares, and a voting arrangement with Lucky Max Global Limited, which owns approximately 17.52% of our outstanding ordinary shares. See “Principal Shareholders” for additional details on the ownership of our ordinary shares.

Our consolidated VIEs, E-Home Pingtan and Fuzhou Bangchang, and their subsidiaries directly operate our business. As described under “Our Business—Regulation—Regulations Relating to Foreign Investment,” PRC laws and regulations currently restrict foreign ownership and investment in value-added telecommunication businesses in China. As we plan to launch a mobile application, E-Home Pingtan applied for and has obtained a license to engage in a value-added telecommunications business. Due to our intention to apply for such license, in February 2019, we reorganized our corporate structure and entered into contractual arrangements with our VIEs and their shareholders. Through these arrangements, we exercise effective control over the operations of these entities and receive the economic benefits of these entities. As a result of these contractual arrangements, under U.S. GAAP, we are considered the primary beneficiary of E-Home Pingtan and Fuzhou Bangchang and thus consolidate their results in our consolidated financial statements.

In the opinion of Tian Yuan Law Firm, our PRC legal counsel, (i) the ownership structure of our PRC subsidiary and our PRC consolidated VIEs, both currently and after giving effect to this offering, comply with all existing PRC laws and regulations; (ii) each of the agreements under the contractual arrangements among our PRC subsidiary, PRC consolidated VIEs and their shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of our PRC subsidiary, our PRC consolidated VIEs and their branches and subsidiaries are in all material respects in compliance with existing PRC laws and regulations and the terms of their licenses and permits.

However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and there can be no assurance that the PRC regulatory authorities will ultimately take a view that is consistent with the opinion stated above. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to or otherwise different from the above opinion of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in our businesses, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” and “Risk Factors—Risks Related to Doing Business in China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

The following is a summary of the currently effective contractual arrangements by and among our wholly-owned subsidiaries, the VIEs and the shareholders of the VIEs.

Agreements that provide us with effective control over the VIEs

Voting Rights Proxy and Financial Supporting Agreements.  Pursuant to the Voting Rights Proxy and Financial Supporting Agreements among E-Home WFOE, each of the VIEs and the shareholders of each of the VIEs, each shareholder irrevocably authorized E-Home WFOE or any person(s) designated by E-Home WFOE to act as his or her attorney-in-fact to exercise all of his or her rights as a shareholder of the VIEs, including, but not limited to, the right to convene shareholders’ meetings, vote and sign any resolution as a shareholder, appoint directors and other senior executives to be appointed and removed by the shareholder, the right to sell, transfer, pledge and dispose of all or a portion of the shares held by such shareholder, and other shareholders voting rights permitted by the articles of association of each VIE. In consideration of the foregoing grant of voting rights by the shareholders, E-Home WFOE agreed to arrange for funds to be provided as necessary to each VIE in connection with its business; provided that in the event that the VIE’s business fails and as a result the VIE is unable to repay such funds, then the VIE shall have no repayment obligation. The term of this agreement is for twenty years, which may be extended upon written consent of the parties.

Equity Interest Pledge Agreements.  Pursuant to the Equity Interest Pledge Agreements among E-Home WFOE, each of the VIEs and the shareholders of each of the VIEs, the shareholders have pledged 100% equity interest in the VIEs to E-Home WFOE to guarantee the performance by the VIEs and its shareholders of their obligations under the Voting Rights Proxy and Financial Supporting Agreements, the Equity Interest Pledge Agreements, the Exclusive Business Corporation Agreements and the Exclusive Option Agreements. If the VIEs or the shareholders breach their contractual obligations under these agreements, E-Home WFOE, as pledgee, will have the right to dispose of the pledged equity interests in the VIEs and will have priority in receiving the proceeds from such disposal. The shareholders also agreed that, unless the contractual obligations as defined in the Equity Interest Pledge Agreements are fully performed by them or the secured debts under the Equity Interest Pledge Agreements are paid in full (whichever later), they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. As of the date of this prospectus, the pledge of equity interests in E-Home Pingtan and Fuzhou Bangchang have not been registered with the relevant office of the State Administration for Industry and Commerce in accordance with the PRC Property Rights Law and we may not be able to register the pledges.

Agreements that allow us to receive economic benefits from the VIEs

Exclusive Business Cooperation Agreements.  Pursuant to the Exclusive Business Cooperation Agreements among E-Home WFOE and each of the VIEs, E-Home or its designated person has the exclusive right to provide the VIEs with technical support, consulting and other services in return for certain fees. Without E-Home WFOE’s prior written consent, the VIEs may not accept any services subject to these agreements from any third party. The parties shall determine the service fees to be charged to the VIEs under these agreements by considering, among other things, the complexity of the services, the time that may be spent for providing such services, the commercial value and specific content of the service provided, the market price of the same types of services, and the operating condition of the VIEs. E-Home WFOE will have the exclusive ownership of all intellectual property rights created as a result of the performance of these agreements. These agreements will remain effective until terminated by E-Home WFOE.

Agreements that provide us with the option to purchase the equity interests in the VIEs

Exclusive Option Agreements.  Pursuant to the Exclusive Option Agreements among E-Home WFOE, each of the VIEs and their shareholders, the shareholders irrevocably granted E-Home WFOE or any third party designated by E-Home WFOE an exclusive option to purchase all or part of their equity interests in the VIEs at a price of RMB10 (approximately $1.45); provided that if the lowest price permitted by applicable PRC laws is greater than RMB10, then that price shall apply. The shareholders further agreed that they will neither create any pledge or encumbrance on their equity interests in the VIEs, nor transfer, gift or otherwise dispose of their equity interests in the VIEs to any person other than E-Home WFOE or its designated third party. The shareholders and the VIEs agreed that they will operate the VIEs’ businesses in the ordinary course and maintain the asset value of the VIEs and refrain from any actions or omissions that may affect the VIEs’ operating status and asset value. Furthermore, without E-Home WFOE’s prior written consent, the shareholders and the VIEs agreed not to, among other things: amend the articles of association of the VIEs; increase or decrease the registered capital of the VIEs; sell, transfer, mortgage or dispose of in any manner any material assets of the VIEs or legal or beneficial interest in the material business or revenues of the VIEs of more than RMB10,000,000 (approximately $1.45 million); enter into any major contracts, except for contracts in the ordinary course of business (a contract with a price exceeding RMB500,000 (approximately $72,722) shall be deemed a major contract); merge, consolidate with, acquire or invest in any person, or provide any loans; or distribute dividends. These agreements will remain effective until all equity interests have been transferred or assigned in accordance with the agreements.

Our Industry

Home Appliance Service Industry

Home appliance services refers to a series of services provided to customers after the purchase of home appliances, including installation, commissioning, maintenance, cleaning, on-site service and consulting.

The following chart summarizes industry revenue and growth in China:

Source: chyxx.com

According to the statistics of the Chinese Ministry of Commerce, in 2016 the operating profit of the industry was RMB1.63 billion (approximately $237.07 million), the total expense was RMB10.64 billion (approximately $1.55 billion), and the total operating income was RMB236.50 billion (approximately $34.40 billion). In 2017, the income from home appliance installation, repair, on-site service and accessory sales exceeded RMB260 billion (approximately $37.82 billion); and the income from cleaning, maintenance, extended warranty, integrated package solutions and other emerging services exceeded RMB280 billion (approximately $40.72 billion), based on statistics of China Household Appliances Maintenance Association.

In March 2018, Beijing Consumers Association and China Household Appliances Maintenance Association jointly released the “Blue Book of Home Appliances After-market Industry in 2018.” After ten years of development from 2008 to 2017, the home appliance inventory in China has reached 7 billion units, and still maintains a more than 10% annual growth rate. 30% of home appliances are categorized as needing high-frequency maintenance and the demand for home appliance after-market service is growing rapidly. It is estimated that by the year of 2020, the business income of the whole industry chain of the home appliance services industry will exceed RMB1 trillion (approximately $145.44 billion).

The results of sample surveys and key business surveys conducted by the Chinese Ministry of Commerce show that, among the sources of income, installation, maintenance, repair, extended warranty, supporting sales and other value-added services are the areas with rapid growth for medium and large-sized member companies. For the installation portion, the service income of air conditioners, electric water heaters, range hoods and electric cooking appliances, smart flat-panel TV sets and smart toilet lids plays an important role in the overall growth of home appliance service income, which increased by more than 15% from 2015 to 2016. With the development of intelligent information and networking of home appliances, the demand for maintenance and software upgrade services is so strong after the warranty period that the income from above two services is about the double of the income from repair services.

With the change of consumption concept, customers tend to pay the insurance in advance to have the free maintenance for a certain time period after the warranty. Especially for the high-value home appliances, the income growth rate of extended warranty reached 15% from 2015 to 2016, according to data from the Chinese Ministry of Commerce. Among supporting services, the income of filter replacement and on-site service for water dispensers and air purifiers increased by more than 15%.

Group consumers and family consumers continue to expand, with the number of group consumers increasing by more than 20% from 2015 to 2016. With the rapid spread of mobile applications and the improvement of functions, service providers have begun to connect with families instead of connecting with a single customer in a single business and the business model transferred from passively waiting to actively providing all kinds of home appliance services for family consumers. This transformation greatly expanded the scope of services. Among the service methods, the proportion of on-site services continues to rise, accounting for about 90% of all services in 2016, the WeChat platform has become the main method of communication and payment, and has become an important measure of personal daily active service, accounting for more than 50% of all repair services in 2016.

Housekeeping Service Industry

Companies in the housekeeping service industry in China provide various in-home services for households, e.g., nursing care of infants, new mothers, children, elders and patients, etc., as well as cooking, cleaning and other services for households.

The following chart summarizes market size and growth in China:

Source: huaon.com

With the rapid development of China’s economy and the improvement of people’s living standards, the demand of the housekeeping services is increasing day by day, while new business forms are emerging and chain operation is gradually promoted. In the meantime, the process of standardization, normalization and branding of leading enterprises have been accelerated, and the training system for employees is improving. According to the Housekeeping Service Industry Research and Investment Analysis Report released by the Prospective Industry Research Institute, in 2016 there were 690,000 housekeeping service enterprises in China, with a market scale of RMB1.60 trillion (approximately $232.71 billion), an increase of 14.1% over the previous year, with an average annual growth rate of about 20% from 2012 to 2016.

The statistics of Typical Enterprises in Business and Trade Services from the Ministry of Commerce show that the revenue of China’s housekeeping service enterprises in 2016 was RMB349.80 billion (approximately $50.88 billion), an increase of 26% over the previous year. Among them, enterprises with sales above RMB5 million (approximately $0.73 million) have a total revenue of RMB214.40 billion (approximately $31.18 billion), an increase of 41.8% over the previous year, accounting for 61.3% of the operating income of housekeeping service enterprises in China. In terms of the number of enterprises, 73.7% of the total housekeeping service enterprises have sales less than RMB5 million (approximately $0.73 million), down by 4.3% compared to the previous year, which shows that the main body of housekeeping service operation is still small enterprises, and the degree of industry scale is still not high.

The operations of housekeeping service can be divided into maternal and infant care, senior care, hourly work and other services.

The following chart summarizes the proportion of these services in China in 2016:

Source: Zhiyan Consulting (chyxx.com)

According to data generated by Zhiyan Consulting (chyxx.com), compared with 2015, the proportion of the revenue of maternal and infant care is essentially the same as the previous year, the proportion of the revenue of senior care decreased by 1.4%, the proportion of revenue of hourly work increased by 0.8%, and the proportion of revenue of other services increased by 1%. Overall, in the next three to five years, Zhiyan Consulting estimates that the demand for employment in the four major sectors of the housekeeping industry will still maintain a high growth rate between 16% and 31%, among which, it is estimated that hourly work and other services will grow faster. From the perspective of profitability, in 2016 the total profit of housekeeping service industry was RMB24.80 billion (approximately $3.61 billion), an increase of 27.8% over the prior year.

At present, the housekeeping service industry is undergoing a modernized reform, mainly to upgrade the services through e-commerce. A lot of large and medium-sized service enterprises have launched WeChat pubic accounts. On-site service providers use mobile communication methods such as website, WeChat public accounts, WeChat group and APP to receive and dispatch orders. Currently, the level of industry informatization has reached a high level from four aspects: (1) most enterprises use customer management system; (2) most enterprises have their own independent call system; (3) most enterprises have established a mobile platform based on WeChat or APP; and (4) all service personnel hold mobile phones, and more than 70% of them provide services through WeChat.

OUR BUSINESS

Overview

We are a household service company based in Fuzhou, China. We provide integrated household services through our website and WeChat platform, “e家快服”, across 32 provinces in China. Currently, these services primarily include home appliance services and housekeeping services. For our home appliance services, we partner with individuals and service stores which provide the technicians to deliver the on-site services. We have partnerships with more than 2,670 individuals and service stores providing these services in China. For our housekeeping services, we primarily partner with individual service providers who serve as independent contractors. We currently have more than 1,720 cleaners and nannies providing our housekeeping services. Our online platform integrates these offline service providers, which helps them to gain a larger customer base, and provides professional and reliable one-stop household services to our customers.

In July 2015, we successfully transitioned from an outsourcing after-market service provider of home appliances and building materials to an operator of home appliance services. In January 2018, we officially became an integrated household service provider after expanding our service portfolio from distribution, installation, repair and maintenance of home appliances to delivery, installation, repair and maintenance of home appliances, home-moving, house cleaning, nanny and maternity matron. We are also launching and actively promoting our senior care services, but we have not yet generated revenue from these services. We plan to further expand our business to include smart community services, as well as sales of smart home supplementary merchandise. We currently have approximately 370 employees to support our operations.

The focus of our integrated household services will be adjusted based on different seasons and different locations. Most our home appliance services are conducted in Shandong, Henan and Hunan, while our housekeeping services are mainly conducted in Fujian, Shandong and Guangxi. We received over 964,000 service orders in the fiscal year ended June 30, 2019, as compared to approximately 730,000 in fiscal year 2018, a 32.13% increase. We believe that all services ordered were successfully delivered.

We operate our business mainly by receiving the orders online and providing the services offline. Our online platform includes our website and WeChat platform. We also plan to launch our own mobile application within the next few months. Customers order services and complete payments online. After our system automatically matches an order to the corresponding service provider, the service provider receives the order and arranges for a technician/cleaner/nanny to deliver the on-site service. We are committed to raising our service quality and improving the efficiency of our platform operation, which would ultimately improve the customer experience. After the services are delivered, customers can upload their evaluations on the platform and our customer service team will follow up with customers and get their feedback.

We market our brand and services through multiple channels, both online and offline. Online marketing is mainly done through WeChat events. Offline services are mainly promoted by clients from communities, institutions, training agencies and firms through peer-to-peer marketing. We also aim to deliver premium services to garner strong word-of-mouth referrals and enhance our brand recognition. The number of our registered members doubled to 1,081,200 for the year ended June 30, 2018 from 540,000 for the year ended June 30, 2017. As of June 30, 2019, we had 1,629,372 registered members, of which 1,214,766 members have used our services. Registered members are those customers who followed our WeChat official account and provided their profiles, including their phone numbers or WeChat User IDs. Most of the orders for our services are placed from our registered members; therefore, we believe that the number of registered members is a key metric for our operations.

We have invested heavily in expanding and upgrading our business. In 2017, we acquired Fujian Happiness Yijia Family Service Co., Ltd. and Fuzhou Yongheng Xin Electric Co., Ltd. to support the expansion of our integrated household services and the training of our service providers.

Our business has grown in recent years as demonstrated by our growth in revenue from approximately $45.8 million for the year ended June 30, 2018 to approximately $51.1 million for the year ended June 30, 2019, an increase of 11.64%, and in net income from approximately $9.7 million for the year ended June 30, 2018 to approximately $10.2 million for the year ended June 30, 2019, an increase of 4.92%. There can be no assurance of growth in the fiscal year ending June 30, 2020, as a result of the adverse economic effect of the coronavirus.

Our Services

Currently, our services primarily include home appliance services and housekeeping services. Our test operations for senior care services began in February 2019. We had not generated revenue from this new segment as of June 30, 2019.

Installation and Maintenance

We respond to service requests from homeowners who require assistance with technical home installation and repair issues. We help customers protect and maintain their homes, typically their most valuable asset, from unplanned breakdowns of essential home systems and appliances, which are typically expensive. We provide customers with efficient and convenient home appliance services such as installation, repair, maintenance and other after sale services. Our service providers are primarily located in rural-urban fringe areas of the 32 provinces in China, and the Shandong, Henan and Hunan provinces are the three provinces that have the most service providers.

Our home appliance services cover all the main types of home appliances, including traditional home appliances such as refrigerators, stoves, air conditioners, water heaters, and washing machines. The services are provided all year long, but we focus on different kinds of home appliances during different times of the year. January to March is the busy season for hoods, gas stoves and water heaters; April to August is the busy season for refrigerators and air conditioners; and September to December is the busy season for televisions and washing machines.

Customers can place an order on our website or WeChat platform and fill in the detailed information including the address to be served, phone number, contact person, appointment service time and service items. After verifying the validity of this order, the service fee and the payment method, our obligation to provide the service is determined. Our customer service center will allocate the order to the corresponding service provider, pass the service information to that service provider, and the service provider will send a technician to provide on-site services based on the order information according to our instructions. Technicians are required to deliver the service on time and efficiently in accordance with our service guidelines, and respond on our platform after completion of the order. After the services are delivered, customers can upload their evaluations on the platform and our customer service team will follow up with customers and get their feedback. The customer service center will close the order according to customer’s evaluation and technician’s response. If the customer has already identified the reason for the malfunction of the home appliance that needs to be repaired, the charge for this order could be paid in full online directly after the order’s placement, but if the reason could not be identified, an upfront visit fee would be charged, and after our technician identifies the problem, the customer can fill the price difference online, or make a money-transfer by mobile phone or bank.

Our customers are normally asked to pay the unpaid balance through WeChat Pay or Alipay to our accounts so that we receive the payments immediately. If the customer does not have WeChat or Alipay accounts, our service providers will accept cash payments from them and the service providers have thirty days to wire the payments to the bank accounts designated by us according to the agreement that we entered into with them. If the customer refuses to pay, we will communicate with the customer directly. Depending on the reasons for nonpayment, we may either request the service provider to fix the service problems or request the customer to pay. If the customer continues to fail to pay after a satisfactory service is provided and the service provider is unable to collect from the customer, the service provider has no obligation to pay us, nor are we obligated to pay the service provider.  Our agreements with the service providers do not have a provision requiring the service providers to pay us or requiring us to pay the service providers in this situation. For accounting purposes, we will treat the failure of payment by the customer as a bad debt. Historically, we have not experienced collection problems from customers.

We aim to provide the best service experience to customers. If a customer complains about the quality of the work, we evaluate the complaint and if valid, arrange for additional service or make a full refund including the upfront fee. Our service providers typically receive approximately 70% of customer’s payments in 30 to 40 days after the completion of ordered service.

As part of our installation and maintenance services, we also sell accessories when they need to be replaced during the provision of our home appliance services. The main types of accessories that we sell are control panels, electric boards, condensers, and compressors, etc. Prices for these accessories range from RMB300 to RMB500 (approximately from $44 to $73). However, the price of some accessories such as TV screens could be much higher-up to RMB1,600 (approximately $233).

We purchase accessories from suppliers through unified purchasing channels, and the suppliers will distribute the accessories directly to our service providers. Service providers provide price information of the accessories before they provide relevant services to end customers.

We enter into a cooperation agreement with each of the individual service providers and service stores that provide our installation and maintenance services. Under our standard cooperation agreement, we agree to recommend customers to the service provider and assist it in conducting its business, and the service provider agrees to provide the services. The term of our standard cooperation agreement is for five years and may be terminated by either party if (i) such party’s business is suspended by governmental authorities; (ii) the parties have material disputes in the course of operation and fail to settle through friendly consultation; or (iii) parties fail to reach a renewal agreement before the contract expires. In addition, the service provider may terminate the cooperation agreement if our company is facing serious business operation difficulties, or committed fraud against customers and other serious illegal activities, and we may terminate the cooperation agreement if the service provider is facing serious operation difficulties, or committed fraud against customers, misappropriation of customer funds, or other serious illegal activities, or the internal management of the service provider has material issues that may have a material adverse impact on its ordinary course of business. Our standard cooperation agreement also contains a customary confidentiality provision. We have partnerships with more than 2,600 individuals and service stores in China. We normally receive approximately 40% of the fees for the services and the service provider receives approximately 60% of the fees, although terms will vary.

We are actively developing new business lines to diversify our revenue sources. In February 2019, we launched a home appliance service package for customers, whereby the customer pays a flat annual fee for the package and we provide a warranty for a certain amount of customer’s home appliances.

In addition, from time to time we enter into appliances installation and maintenance and cleaning services cooperation agreements with various companies, which pursuant to the agreements outsource their businesses of appliances installation and maintenance and cleaning services to us. Such agreements typically have a term of three years and require us to pay certain amount of security deposits to ensure that we will provide required services according to the agreements. The deposits will be returned to us after the expiration of the agreements.

Revenue from installation and maintenance services decreased by 3.72% to $40,637,450 for the year ended June 30, 2019 from $42,206,282 for the year ended June 30, 2018. Installation and maintenance services accounted for 92.13% of our total revenue for the year ended June 30, 2018 and 79.46% of our total revenue for the year ended June 30, 2019.

Housekeeping

In January 2018, we began providing housekeeping services, which include housecleaning, nanny and maternity matron. Our current standard charge for housecleaning services is about RMB50 (approximately $7.56) per hour. The minimum order for housecleaning services is four hours. During our fiscal year ended June 30, 2018, we served approximately 69,000 customers, and during the fiscal year ended June 30, 2019, we served approximately 215,000 customers.

Customers can place an order through our WeChat platform and pay a service fee for housecleaning or a referral fee for nanny and maternity matron. Approximately 90% of our customers are urban residents, particularly white-collar workers. By June 30, 2019, we had more than 1,720 cleaners and nannies working on housekeeping services. In most cases, the same cleaner or nanny will be assigned to the same customer so that they can build trust and long-term relationships with their customers to provide services with better quality. We highly value the standard of our housekeeping services and we constantly improve the service quality by building up our training system and regularly training our service providers.

We enter into housekeeping service agreements with each of our service providers. Under our standard housekeeping service agreement, the service provider is assigned certain customers and agrees to provide the services for that customer in accordance with our rules and procedures. As compensation, as of the date of this prospectus, we are paying the service provider monthly at an hourly rate of RMB38 (approximately $5.5) per hour. A service provider typically works for about 120 hours per month. These service providers are considered independent contractors and not employees, so we are not required to obtain labor, medical or other insurance for the service providers. We provide the service providers with access to our ordering platforms. The service providers are not permitted to accept cash from customers. All payments by customers must be made through our platforms. We also provide the service providers with necessary training. After orders are completed, we obtain customer feedback and work with the service providers to address any issues. Our standard housekeeping service agreement is for a term of one (1) year and may be terminated by either party for cause. The agreement may also be terminated by us if the customer accepts customer payments directly and such violation is material.

Revenue from housekeeping services increased by $6,901,132, or 191.49% to $10,505,072 for the year ended June 30, 2019 from $3,603,940 for the year ended June 30, 2018. For the year ended June 30, 2019, revenue from housekeeping services accounted for 20.54% of total revenue.

Senior Care Services

We have launched and are actively promoting our senior care services. We began test operations for these services in February 2019 and had not generated revenues as of June 30, 2019. This service primarily targets the senior population over 60 years old. We are partnering with senior associations to develop an internet based at-home senior care service program. As part of this program, we developed a customizable smart wristwatch with functions such as time, blood pressure measurement, heart rate measurement, pedometer, locator, and calling. The manufacture of this smart watch is outsourced to Guangzhou 100ecare Technology Ltd., or Guangzhou 100ecare, a Shenzhen based professional smart products manufacturer. Guangzhou 100ecare also provides relevant technical services to us so that we can receive real-time customer physical conditions transmitted from their smart wristwatches, such as heart rates, blood pressures and locations.

We offer free watches to beginning level customers and charge them an annual fee, which is currently RMB1,000 (approximately $145). Half of this fee is to pay for the services provided by community doctors, who establish health records for customers and provide them basic health consultation services, including Traditional Chinese Medicine consultation. The remaining half is collected by us. We receive the customer’s heart rate, blood pressure changes and location, and connect to community doctors in real time. We will charge additional fees if our customers request extra services, such as accompanying the customers to hospitals for treatment and preparing Chinese herbal decoctions. To promote our senior care services, we offer certain incentives and discounts for the services such as installation and maintenance services and housekeeping services when requested by our watch users. For instance, we waive visit fees and only charge material fees if they use our installation and maintenance services. For housekeeping services, we currently give our senior care service customers a 40% discount. For advanced level customers, we will not charge the annual fee, but request a one-time service fee between RMB100,000 (approximately $14,544) to RMB200,000 (approximately $29,089) depending on the age of the customer. These customers will be able to go to our senior care center to enjoy a series of services including nursery, medical and housekeeping until their natural death. Advanced level customer services are exclusively offered to seniors over 60 years old. We currently only have beginning level customers.

As of November 30, 2019, we had received about 11,700 senior care orders. We are cooperating with about 20 community doctors and have ordered approximately 12,000 smart wristwatches and leased 60 cars as well as 3 villas to support and develop our senior care services. We also cooperated with Fuzhou Tison Technology Co, Ltd to develop a system to help our customers monitor main health indicators like heart rate and blood pressure.

Competitive Strengths

We believe the following strengths allow us to compete effectively:

Large, fragmented and growing segments.  Our segments are generally large, growing and highly fragmented, and we believe we have significant advantages over smaller local and regional competitors. We have spent the last three years developing a reputation built on reliability and superior quality and service. As a result, we enjoy brand awareness and a reputation for high-quality customer service, both of which serve as key drivers of our customer acquisition efforts. Our large presence also allows us to effectively serve both local residential customers and large commercial accounts. We believe our size and scale provide us a competitive advantage in our purchasing power, route density, and marketing and operating efficiencies compared to smaller local and regional competitors. Our scale also facilitates the standardization of processes, shared learning and talent development across our entire organization.

Dedication to small city and rural area markets in China. Our household appliance installation and maintenance network is mainly located in small and medium-sized cities and urban-rural areas. We believe that China’s county-level cities and towns have huge market demand in the field of household appliance installation and maintenance, and have been underserved for a long time, therefore represent a huge market potential.

Integrated household service platform featuring comprehensive service categories with strong cross-selling potential and diverse revenue streams. Our platform can provide customers with comprehensive and full range of family services, including delivery, installation, repair and maintenance of home appliances, home-moving, home cleaning, nanny, and maternity matron. We believe that establishing a comprehensive range of services has created a virtuous circle for our business model and can increase our cross-selling opportunities. At the same time, we are constantly exploring and promoting new services, such as senior care services and smart community services, as well as sales of smart home supplementary merchandise.

Unique online-offline model. Our unique online and offline business model and easy-to-use online platform make us a one-stop platform for family services, helping consumers quickly connect to the service providers around them.

Rapidly expanding service network with a well-established training system. We have partnerships with over 2,670 individuals and service stores for home appliance services across China. We also have more than 1,720 cleaners and nannies providing housekeeping services. At the same time, we have long emphasized the great importance of building a sound training system. We provide comprehensive training for all service personnel before they take up their posts, so that they can provide high-quality service to customers.

Diverse revenue streams across customers and geographies. We are diversified in terms of customers and geographies. We operate in 32 provinces across China. Our installation and maintenance business, which accounted for approximately 79.5% of our revenue in 2019, responded to approximately 627,853 service requests from approximately 362,377 customers. Our housekeeping business, which we began operating in January 2018 and accounted for approximately 20.5% of our revenue in 2019, responded to approximately 336,719 service requests from approximately 215,228 customers. Our diverse customer base and geographies help to mitigate the effect of adverse market conditions and other risks in any particular geography or customer segment we serve. We therefore believe the size and scale of our company provide us with added protection from risk relative to our smaller local and regional competitors.

High-value service offerings resulting in high retention and recurring revenue. We believe that our high annual customer retention demonstrates the highly valued nature of the services we offer and the high level of execution and customer service that we provide. Many of our personnel have built long-standing, personal relationships with their customers. We believe these personal bonds, often forged over the years, help to drive customer loyalty and retention. As a result of our high retention and long-standing customer relationships, we enjoy significant visibility and stability in our business, and these factors limit the effect of adverse economic cycles on our revenue base.

Solid financial model with track record of consistent performance. Our total revenue was $51,142,522 for the year ended June 30, 2019, compared to $45,810,222 for the year ended June 30, 2018, an increase of $5,332,300, or 11.64%. Our business model enjoys inherent operating leverage stemming from route density and fixed investments in infrastructure and technology, among other factors. We have demonstrated our ability to expand our margins through a variety of initiatives, including metric-driven continuous improvement in our customer care centers, application of consistent process guidelines at the branch level, leveraging size and scale to improve the sourcing of labor and materials, and driving productivity in centralized services. We have also deployed mobility solutions and routing and scheduling systems across many of our businesses in order to enhance overall efficiency and reduce operating costs.

Multi-channel marketing approach supported by sophisticated customer analytic modeling capabilities. Our multi-channel marketing approach focuses on building the value of our brands and generating revenue by understanding the decisions consumers make at each stage in the purchase of services. We also have been deploying increasingly sophisticated consumer analytics models that allow us to more effectively segment our prospective customers and tailor campaigns towards them and, as a result, we have kept cost per sale relatively flat. In addition, we are seeing success with innovative ways of reaching and marketing to consumers, including content marketing, online reputation management and social media channels.

Operational and customer service excellence driven by superior employee development. We are constantly focused on improving customer service. The customer experience is at the foundation of our business model, and we believe that each employee and service provider is an extension of our reputation. We employ rigorous hiring and training practices and continuously analyze our operating metrics to identify potential improvements in service and productivity. Technicians in our installation and maintenance business have an average tenure of three years, creating continuity in customer relationships and ensuring the development of best practices based on on-the-ground experience. We also provide our field personnel with access to sophisticated data management and mobility tools which enable them to drive efficiencies, improve customer service and ultimately grow our customer base and profitability.

Experienced management team. We have assembled a management team of highly experienced leaders with significant industry expertise. Our senior leaders have track records of producing profitable growth in a wide variety of industries and economic conditions. We also believe that we have a deep bench of talent across each of our business units, including long-tenured individuals with significant expertise and knowledge of the businesses they operate. Our management team is highly focused on execution and driving growth and profitability across our company. Our compensation structure, including incentive compensation, is tied to key performance metrics and is designed to incentivize senior management to seek the long-term success of our business.

Growth Strategies

We believe that we are poised to benefit from our growing market through the following growth strategies:

Grow our customer base. We are focused on the growth of our businesses through the introduction and delivery of high-value services to new and existing customers. We intend to continually expand our customer base. We are dedicated to providing services of consistent quality and improving customer experience. To accelerate new customer growth, we plan to strengthen our online and offline marketing efforts to attract more customers. In addition, we will enhance service qualities and provide more high-quality and customized services to meet the needs of customers, which we believe will lead to improved retention and growth in our customer base across our business segments.

Develop and expand new service offerings. We intend to continue to leverage our existing sales channels and local coverage to deliver additional value-added services to our customers. We launched our housekeeping business in January 2018. We also recently launched our senior care services business to fill the huge need of the industry in China. As part of this program, we developed a customizable E-home wristwatch with functions such as time, blood pressure measurement, heart rate measurement, pedometer, locator, and calling functions. We have leased six real estate properties in Fuzhou, Fujian province to support and develop our senior care services. We will continuously develop and expand new service offerings to enhance customer retention and customer base expansion and diversify monetization channels.

Expand our geographic segments and service provider network. Through detailed assessments of local economic conditions and demographics, we have identified target segments for expansion, both in existing segments, where we have capacity to increase our local position, and in new geographies, where we see opportunities. We intend to expand our presence in regions and cities where we already have operations as well as to broaden the geographical coverage by entering into new geographical markets. Our target markets include Fujian, Shandong, Guangdong, Zhejiang, and Guangxi.

Strengthen brand recognition.  We will continue to strengthen brand recognition through increased online and offline marketing efforts. We will continue to increase our online marketing efforts on platforms such as WeChat and QQ. We also plan to further promote our brand across offline channels including collaborating with partners such as communities, property managers, and insurance companies. In addition, we will enhance our efforts on implementing strict service quality control measures to offer superior services to customers which we believe will lead to more word-of-mouth referrals and increased brand awareness.

Pursue selective acquisitions. In June 2017, we acquired Fujian Happiness Yijia Family Service Co., Ltd. to expand our housekeeping services. In August 2017, we acquired Fuzhou Yongheng Xin Electric Co., Ltd., which provides professional training for technical staff to help us control the source and quality of employees for our home services business. We anticipate that the highly fragmented nature of our segments will continue to create opportunities for further consolidation. In the future, we intend to continue to take advantage of tuck-in as well as strategic acquisition opportunities, particularly in underserved geographies where we can enhance and expand our service capabilities. We seek to use acquisitions to cost-effectively grow our customer count and enter high-growth geographies.

Further enhance our training system. Consistently delivering high-quality services is crucial to our business. We aim to continuously enhance our training system to ensure that the quality of the services offered meets or is beyond our customers’ needs and we provide unparalleled customer experience to customers.

Further improve our technologies and infrastructure. Our easy-to-use and stable website and WeChat platform are critical to our customer acquisitions and service offerings. We plan to launch our mobile application in order to provide customers more options to access to our services besides our WeChat platform. The mobile application will be available both on the Android and iOS systems. Customers will be able to check our services and place orders directly in the mobile application. The mobile application will have a much higher capacity and more functions than the WeChat platform, which will enable us to provide customers with a smoother user experience. We expect to launch this mobile application by the end of our fiscal year ended June 30, 2019. We will continuously improve technological capability and infrastructure to enhance our website, mobile application and WeChat platform and user experience throughout the entire service process.

Sales and Marketing

We have invested in building a broad sales force and marketing team. As of June 30, 2019, we had 247 full-time sales and marketing personnel, each of whom is responsible for a designated sales region. Our general marketing efforts are designed to build brand awareness and reputation. We market our services to both homeowners and businesses through online and offline marketing activities, including advertisements via various social media channels such as WeChat, marketing partnerships, various offline marketing events hosted by our local employees, and through our sales teams. We offer service discounts or promotions from time to time to stimulate customer orders. We launch different service events based on different seasons. For example, people tend to maintain and clean their air conditioners between April and May, so we will mainly promote and provide home appliance services in this time period each year.

Customers

Our customers mainly include individuals and families. We have no single customer that accounts for more than ten percent of our consolidated revenue. Additionally, no reportable segment has a single customer that accounts for more than ten percent of its revenue. None of our reportable segments are dependent on a single customer or a few customers, the loss of which would have a material adverse effect on the segment.

Competition

We compete in residential and commercial services industries, focusing on home appliance installation and maintenance, accessories sales, housekeeping services and senior care services. We compete with many other companies in the sale of our services. The principal methods of competition in our businesses include quality and speed of service, brand awareness and reputation, customer satisfaction, pricing and promotions, professional sales forces, service provider network and referrals. While we compete with a broad range of competitors in each discrete segment, we do not believe that any of our competitors provides all of the services we provide in all of the segments we serve. All of the primary segments in which we operate are highly fragmented.

Competition for home appliance installation and maintenance services comes mainly from regional providers. Our primary direct competitors include China Union Guarantee and RRS.

Competition in the segment for housekeeping services comes mainly from local, independently-owned firms, and from a few larger companies such as Homeking and 58Daojia.

Competition in the segment for senior case services comes mainly from independently-owned regional providers.

Information Technology

We have invested in information systems and software packages designed to allow us to grow efficiently and scale across our organization, while retaining local and regional flexibility. We believe this capability provides us with a competitive advantage in our operations. Our sophisticated IT systems enable us to provide a high level of convenience and service to our customers. Our websites and customer-facing platforms, which operate and are staffed 24 hours a day, seven days a week, are able to take customer service requests, respond to customer questions and promptly assign service providers to a job.

Intellectual Property

We regard our patents, trademarks, domain names, copyrights, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on patent, trademark and trade secret laws and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. We have registered four trademarks, including “e家快服”, in the PRC and 10 software copyrights in the PRC. We are the registered holder of 1 domain name for our website www.ej111.com.

Facilities

Our corporate headquarters are located in Fuzhou City, China, where we lease an area of approximately 1,028.5 square meters under a 1-year lease expiring on December 31, 2020. Monthly payments under this lease are RMB26,620 (approximately $3,872). We intend to renew the lease when it expires.

On December 22, 2017, in connection with the development of our senior care services, we entered into a lease agreement with Fujian Focus Media Co., Ltd., under which we obtained the right of use of Fuzhou Shoushan Waterfall Scenic Area and leased seven villas located in Lingtou Village of Jinan District of Fuzhou City.  The term of the lease agreement is 20 years expiring on December 31, 2037. On March 12, 2019, we entered into a supplemental lease agreement with Fujian Focus Media Co., Ltd., pursuant to which beginning on April 1, 2019, we ceased leasing of four villas. Pursuant to the supplemental lease agreement, the consideration of RMB15 million (approximately $2.2 million) for the right of use of Fuzhou Shoushan Waterfall Scenic Area remained unchanged, and we have paid off this amount in full. The rental payment for the remaining three villas shall be made every five years, which is RMB4,950,000 (approximately $720,031) for the period of 2023-2027 (due and payable in 2022), RMB5,445,000 (approximately $792,035) for the period of 2028-2032 (due and payable in 2027), and RMB5,989,500 (approximately $871,238) for the period of 2033-2037 (due and payable in 2032).  When the lease expires, we have the priority to renew.

On December 19, 2018, we entered into a long-term lease agreement with Jinjiang Qingyang Qinghua Business Hotel, with a view to subleasing the hotel and earning rental payments. Under the lease agreement, we rent the entire 11-floor hotel building with a rental area of 6,600 square meters for a minimum of ten years. The lease agreement required that we pay a lump sum of RMB 4 million (approximately $581,844) as rent, of which RMB 500,000 (approximately $72,730) shall be paid within 30 days after the right to lease the building is transferred to us, evidenced by further agreements, and the remaining RMB 3.5 million (approximately $509,113) is due within 50 days after completing relevant registrations. In addition, we need to pay the rent the landlord had prepaid which equals RMB 945,000 (approximately $137,461) within 30 days after the right to lease the building is transferred to us. On January 15, 2019, we entered into a supplemental agreement to the lease agreement, under which we shall pay the first RMB 500,000 (approximately $72,730) and the prepaid rent of RMB 945,000 (approximately $137,461) to the landlord on January 16, 2019. As the landlord had received RMB 280,000 (approximately $40,729) in prepaid rent, we were required to pay the remaining RMB 3,220,000 (approximately $468,384) within 50 days after completing all registrations and other procedures. On March 5, 2019, we entered into a second supplement to the lease agreement which clarifies and modifies major terms of the original lease agreement. Pursuant to the second supplement, the lease term commences on January 1, 2019 and ends on September 30, 2028, and we shall pay rent in installments. For the period of 1/1/2019–9/30/2019, we shall pay a monthly rent of RMB 105,000 (approximately $15,273), totaling RMB 945,000 (approximately $137,461) which is due upfront in January 2019; for the period of 10/1/2019–9/30/2020, the monthly rent is RMB 105,000 and we shall pay the total of RMB 1.26 million (approximately $183,281) upfront in October 2019; and for the period of 10/1/2020–9/30/2028, the monthly rent shall be RMB 115,500 (approximately $16,801) and we shall pay a yearly rent of RMB 1,386,000 (approximately $201,609) upfront in each October.

We believe that we will be able to obtain adequate facilities, principally through leasing, to accommodate our future expansion plans.

Employees

As of June 30, 2019, we had a total of 371 employees. The following table shows the number of our employees by function.

Function	Number of Employees
Management	3
Finance	17
Product Development	15
Human Resource Administration	18
Sales Center-Director	1
Sales Center-Warehouse Logistics	7
Sales Center-Purchasing	5
Sales Center-Planning	10
Sales Center-Customer Service	48
Sales Center-Marketing	247
Total	371

As required by laws and regulations in China, we contribute to various statutory employee benefit plans that are organized by municipal and provincial governments, including pension, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance plans as well as the housing provident fund. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We enter into standard labor contracts with our key employees. The labor contract with our key personnel typically includes a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment. It also has a standard confidentiality and intellectual property provision prohibiting employees from disclosing our confidential information obtained during the employment to any third party.

Insurance

We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance, maternity insurance and medical insurance for our employees. We also provide additional commercial medical insurance coverage for our key management. We do not maintain business interruption insurance, general third-party liability insurance, product liability insurance or key-man insurance. We consider our insurance coverage to be sufficient for our business operations in China and in line with market practice.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

Regulation

This section sets forth a summary of the most significant laws, rules and regulations that affect our business activities in the PRC or our shareholders’ rights to receive dividends and other distributions from us.

Regulations Relating to Foreign Investment

Investment activities in the PRC by foreign investors are mainly governed by the Guidance Catalog of Industries for Foreign Investment (2017 revision), or the Catalog, which was promulgated jointly by the Ministry of Commerce and the National Development and Reform Commission on June 28, 2017 and entered into force on July 28, 2017. The Catalog divides industries into four categories in terms of foreign investment, which are “encouraged,” “restricted,” and “prohibited,” and all industries that are not listed under one of these categories are deemed to be “permitted.” Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, foreign investment in restricted category projects is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC regulations.

In June 2018, the Ministry of Commerce and the National Development and Reform Commission promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment, or the Negative List, effective July 2018. The Negative List expands the scope of permitted industries by foreign investment by reducing the number of industries that fall within the Negative List where restrictions on the shareholding percentage or requirements on the composition of board or senior management still exists. Foreign investment in value-added telecommunications services (except for e-commerce) falls within the Negative List.

On March 15, 2019, the Standing Committee of the National People’s Congress passed the Foreign Investment Law of PRC, which became effective on January 1, 2020. The Law of the People’s Republic of China on China-Foreign Equity Joint Ventures, the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises, and the Law of the People’s Republic of China on China-Foreign Contractual Joint Ventures shall be replaced at the same time. The Foreign Investment Law of PRC adopts the management system of the Negative List for foreign investment.

Pursuant to the Provisions on Administration of Foreign-Invested Telecommunications Enterprises promulgated by the State Council in December 2001 and most recently amended in February 2016, or the FITE Regulations, the ultimate foreign equity ownership in a value-added telecommunications services provider may not exceed 50%. Moreover, for a foreign investor to acquire any equity interest in a value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating a good track record and experience in operating value-added telecommunication business overseas. Foreign investors that meet these requirements must obtain approvals from the Ministry of Industry and Information Technology and the Ministry of Commerce or their authorized local counterparts, which retain considerable discretion in granting approvals. The Ministry of Industry and Information Technology issued the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the MIIT Circular, in July 2006. The MIIT Circular reiterated the regulations on foreign investment in telecommunications businesses, which require foreign investors to set up foreign-invested enterprises and obtain telecommunications business operating licenses to conduct any value-added telecommunications business in China. Under the MIIT Circular, a domestic company that holds an telecommunications business operating licenses is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China.

Pursuant to publicly available information, the PRC government has issued telecommunications business operating licenses to only a limited number of foreign-invested enterprises, most of which are Sino-foreign joint ventures engaging in the value-added telecommunication business. In June 2015, the Ministry of Industry and Information Technology issued the Circular on Removing the Restrictions on Equity Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-Commerce) Business to amend the relevant provisions in the FITE Regulations, allowing foreign investors to own more than 50% of equity interest in an operator that “conducts e-commerce” business. However, other requirements provided by the Foreign Investment Telecommunications Rules (such as the track record and experience requirement for a major foreign investor) still apply, and foreign investors are still prohibited from holding more than 50% of equity interest in a provider of other subcategories of value-added telecommunications services.

In light of the above restrictions and requirements, we plan to conduct our value-added telecommunications businesses through our consolidated VIEs. E-Home Pingtan has obtained the license to conduct value-added telecommunication services for a term from November 21, 2019 to November 21, 2024.

Regulations Relating to Value-Added Telecommunication Services

Among all of the applicable laws and regulations, the Telecommunication Regulations of the People’s Republic of China, or the Telecom Regulations, promulgated by the PRC State Council on September 25, 2000 and amended on July 29, 2014 and February 6, 2016, respectively, is the primary governing law, and sets out the general framework for the provision of telecommunications services by domestic PRC companies. Under the Telecom Regulations, telecommunications service providers are required to procure operating licenses prior to their commencement of operations. The Telecom Regulations distinguish “basic telecommunications services” from “value-added telecommunication services”. Value-added telecommunication services are defined as telecommunications and information services provided through public networks. The Telecom Catalogue was issued as an attachment to the Telecom Regulations to categorize telecommunications services as either basic or value-added. In February 2003 and December 2015, the Telecom Catalogue was updated, respectively, categorizing online data and transaction processing, information services, among others, as value-added telecommunication services.

The Administrative Measures on Telecommunications Business Operating License, promulgated by the Ministry of Industry and Information Technology in 2009 and amended in July 2017, which set forth more specific provisions regarding the types of licenses required to operate value-added telecommunication services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these regulations, a commercial operator of value-added telecommunication services must first obtain a license from the Ministry of Industry and Information Technology or its provincial level counterparts, otherwise such operator might be subject to sanctions including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, the websites may be ordered to close.

Regulations Relating to Internet Information Security

In 1997, the Ministry of Public Security promulgated measures that prohibit use of the internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

Internet information in China is regulated and restricted from a national security standpoint. The Standing Committee of the National People’s Congress has enacted the Decisions on Maintaining Internet Security on December 28, 2000 and further amended on August 27, 2009, which may subject violators to criminal punishment in China for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights.

The PRC Cybersecurity Law was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and became effective on June 1, 2017. Under this regulation, network operators, including online lending information service providers, shall comply with laws and regulations and fulfill their obligations to safeguard security of the network when conducting business and providing services, and take all necessary measures pursuant to laws, regulations and compulsory national requirements to safeguard the safe and stable operation of the networks, respond to network security incidents effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality and usability of network data.

We have, in accordance with relevant provisions on network security of the PRC, established necessary mechanisms to protect information security, including, among others, adopting necessary network security protection technologies such as anti-virus firewalls, intrusion detection and data encryption, keeping record of network logs, and implementing information classification framework.

Regulations Relating to Privacy Protection

The Several Provisions on Regulating the Market Order of Internet Information Services, issued by the Ministry of Industry and Information Technology in December 2011, provide that, an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of a user. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An internet information service provider is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, online lending service providers must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority.

In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the National People’s Congress in December 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the Ministry of Industry and Information Technology in July 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes.

The Guidelines jointly released by ten PRC regulatory agencies in July 2015 purport, among other things, to require service providers to improve technology security standards, and safeguard user and transaction information. The Guidelines also prohibit service providers from illegally selling or disclosing users’ personal information. Pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the National People’s Congress in August 2015, which became effective in November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders is subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtain any personal information is subject to criminal penalty in severe situation.

We have obtained consent from users to collect and use their personal information. While we have taken measures to protect the personal information that we have access to, our security measures could be breached resulting in the leak of such confidential personal information. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity.

Regulations Relating to Intellectual Property

The Standing Committee of the National People’s Congress and the State Council have promulgated comprehensive laws and regulations to protect trademarks. The Trademark Law of the PRC (2013 revision) promulgated on August 23, 1982 and subsequently amended on February 22, 1993, October 27, 2001 and August 30, 2013, respectively, and the Implementation Regulation of the Trademark Law (2014 revision) issued by the State Council on August 3, 2002 and amended on April 29, 2014 are the main regulations protecting registered trademarks. The Trademark Office under the State Administration for Industry and Commerce administrates the registration of trademarks on a “first-to-file” basis, and grants a term of ten years to registered trademarks.

The PRC Copyright Law, adopted in 1990 and revised in 2001, 2010 respectively, with its implementation rules adopted on August 8, 2002 and revised in 2011 and 2013, respectively, and the Regulations for the Protection of Computer Software as promulgated on December 20, 2001 and amended in 2011 and 2013 provide protection for copyright of computer software in the PRC. Under these rules and regulations, software owners, licensees and transferees may register their rights in software with the National Copyright Administration Center or its local branches to obtain software copyright registration certificates.

The Ministry of Industry and Information Technology promulgated the Administrative Measures on Internet Domain Name on August 24, 2017 to protect domain names. According to these measures, domain name applicants are required to duly register their domain names with domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

We have adopted necessary mechanisms to register, maintain and enforce intellectual property rights in China. However, we cannot assure you that we can prevent our intellectual property from all the unauthorized use by any third party, neither can we promise that none of our intellectual property rights would be challenged any third party.

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may constitute criminal offences.

On December 28, 2012, the PRC Labor Contract Law was amended with effect on July 1, 2013 to impose more stringent requirements on labor dispatch. Under such law, dispatched workers are entitled to pay equal to that of full-time employees for equal work, but the number of dispatched workers that an employer hires may not exceed a certain percentage of its total number of employees as determined by the Ministry of Human Resources and Social Security. Additionally, dispatched workers are only permitted to engage in temporary, auxiliary or substitute work. According to the Interim Provisions on Labor Dispatch promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, the number of dispatched workers hired by an employer shall not exceed 10% of the total number of its employees (including both directly hired employees and dispatched workers). The Interim Provisions on Labor Dispatch require employers not in compliance with the PRC Labor Contract Law in this regard to reduce the number of its dispatched workers to below 10% of the total number of its employees prior to March 1, 2016.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. The enterprise may be ordered to pay the full amount within a deadline if it fails to make adequate contributions to various employee benefit plans and may be subject to fines and other administrative sanctions.

Regulations Relating to Foreign Exchange

Regulations on Foreign Currency Exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and last amended on August 5, 2008 and various regulations issued by the State Administration of Foreign Exchange and other relevant PRC government authorities, payment of current account items in foreign currencies, such as trade and service payments, payment of interest and dividends can be made without prior approval from the State Administration of Foreign Exchange by following the appropriate procedural requirements. By contrast, the conversion of RMB into foreign currencies and remittance of the converted foreign currency outside the PRC for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires prior approval from the State Administration of Foreign Exchange or its local office.

On February 13, 2015, the State Administration of Foreign Exchange promulgated the Circular on Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, effective from June 1, 2015, which cancels the requirement for obtaining approvals of foreign exchange registration of foreign direct investment and overseas direct investment from the State Administration of Foreign Exchange. The application for the registration of foreign exchange for the purpose of foreign direct investment and overseas direct investment may be filed with qualified banks, which, under the supervision of the State Administration of Foreign Exchange, may review the application and process the registration.

The Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise was promulgated on March 30, 2015 and became effective on June 1, 2015. According to this Circular, a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange bureau has confirmed monetary contribution rights and interests (or for which the bank has registered the account-crediting of monetary contribution). For the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding Account for Foreign Exchange Settlement Pending Payment with the foreign exchange bureau (bank) at the place of registration. The Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts was promulgated and became effective on June 9, 2016. According to this Circular, enterprises registered in PRC may also convert their foreign debts from foreign currency into Renminbi on self-discretionary basis. This Circular provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self—discretionary basis, which applies to all enterprises registered in the PRC. This Circular reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope and may not be used for investments in securities or other investment with the exception of bank financial products that can guarantee the principal within the PRC unless otherwise specifically provided. Besides, the converted Renminbi shall not be used to make loans for related enterprises unless it is within the business scope or to build or to purchase any real estate that is not for the enterprise own use with the exception for the real estate enterprise.

On January 26, 2017, the State Administration of Foreign Exchange promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including (i) banks must check whether the transaction is genuine by reviewing board resolutions regarding profit distribution, original copies of tax filing records and audited financial statements, and (ii) domestic entities must retain income to account for previous years’ losses before remitting any profits. Moreover, pursuant to this Circular, domestic entities must explain in detail the sources of capital and how the capital will be used, and provide board resolutions, contracts and other proof as a part of the registration procedure for outbound investment.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

The State Administration of Foreign Exchange issued the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Circular 37, which became effective in July 2014, to replace the Circular of the State Administration of Foreign Exchange on Issues Concerning the Regulation of Foreign Exchange in Equity Finance and Roundtrip Investments by Domestic Residents through Offshore Special Purpose Vehicles, to regulate foreign exchange matters in relation to the use of special purpose vehicles by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Circular 37 defines a “special purpose vehicle” as an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” is defined as direct investment in China by PRC residents or entities through special purpose vehicles, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 stipulates that, prior to making contributions into a special purpose vehicle, PRC residents or entities be required to complete foreign exchange registration with the State Administration of Foreign Exchange or its local branch. In addition, the State Administration of Foreign Exchange promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which amended Circular 37 and became effective on June 1, 2015, requiring PRC residents or entities to register with qualified banks rather than the State Administration of Foreign Exchange in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to special purpose vehicles but had not obtained registration as required before the implementation of the Circular 37 must register their ownership interests or control in the special purpose vehicles with qualified banks. An amendment to the registration is required if there is a material change with respect to the special purpose vehicle registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary or limit our PRC subsidiary’s ability to increase their registered capital or distribute profits.”

Regulations on Stock Incentive Plans

The State Administration of Foreign Exchange promulgated the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or the Stock Incentive Plan Notice, in February 2012, replacing the previous rules issued by the State Administration of Foreign Exchange in March 2007. Pursuant to the Stock Incentive Plan Notice and other relevant rules and regulations, PRC residents participating in stock incentive plan in an overseas publicly-listed company are required to register with the State Administration of Foreign Exchange or its local branches and follow certain other procedures. Participants of a stock incentive plan who are PRC residents must conduct the registration and other procedures with respect to the stock incentive plan through a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution appointed by the PRC subsidiary. In addition, the PRC agent is required to update the relevant registration should there be any material change to the stock incentive plan, the PRC agent or other material changes. The PRC agent must, on behalf of the PRC residents who have the right to exercise the employee stock options, apply to the State Administration of Foreign Exchange or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee stock options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents prior to distribution to such PRC residents.

We intend to adopt a share incentive plan after this offering, under which we will have the discretion to award incentives and rewards to eligible participants. We plan to advise the recipients of awards under our share incentive plan to handle relevant foreign exchange matters in accordance with the Stock Incentive Plan Notice. However, we cannot guarantee that all employee awarded equity-based incentives can successfully register with the State Administration of Foreign Exchange in full compliance with the Stock Incentive Plan Notice. See “Risk Factors—Risks Related to Doing Business in China—Any failure to comply with PRC regulations regarding employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.”

Regulations on Dividend Distribution

Distribution of dividends of foreign investment enterprises are mainly governed by the Foreign Investment Enterprise Law, issued in 1986 and amended in 2000 and 2016, respectively, and the Implementation Rules under the Foreign Investment Enterprise Law, issued in 1990 and amended in 2001 and 2014, respectively. Under these regulations, foreign investment enterprises in the PRC may distribute dividends only out of their accumulative profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, no less than 10% of the accumulated profits of the foreign investment enterprises in the PRC are required to be allocated to fund certain reserve funds each year unless these reserves have reached 50% of the registered capital of the enterprises. A PRC company is not permitted to distribute any profits until any losses from previous fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from E-Home WFOE, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. Limitation on the ability of our consolidated VIEs to make remittance to E-Home WFOE and on the ability of E-Home WFOE to pay dividends to us could limit our ability to access cash generated by the operations of those entities. See “Risk Factors—Risks Related to Doing Business in China—We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiary to fund offshore cash and financing requirements.”

Regulations Relating to Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 and was amended on June 22, 2009. These regulations, among other things, require that (i) PRC entities or individuals obtain approval from the Ministry of Commerce before they establish or control a special purpose vehicle overseas, provided that they intend to use the special purpose vehicle to acquire their equity interests in a PRC company at the consideration of newly issued share of the special purpose vehicle, or Share Swap, and list their equity interests in the PRC company overseas by listing the special purpose vehicle in an overseas market; (ii) the special purpose vehicle obtains approval from the Ministry of Commerce before it acquires the equity interests held by the PRC entities or PRC individual in the PRC company by Share Swap; and (iii) the special purpose vehicle obtains China Securities Regulatory Commission approval before it lists overseas. See “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.”

Regulations Relating to Taxation

Dividend Withholding Tax

In March 2007, the National People’s Congress enacted the Enterprise Income Tax Law which became effective on January 1, 2008 and amended on February 24, 2017. According to Enterprise Income Tax Law, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. Pursuant to the Notice of the State Administration of Taxation on Negotiated Reduction of Dividends and Interest Rates, issued on January 29, 2008 and supplemented and revised on February 29, 2008, and the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, which became effective on December 8, 2006 and applicable to income derived in any year of assessment commencing on or after April 1, 2007 in Hong Kong and in any year commencing on or after January 1, 2007 in the PRC, such withholding tax rate may be lowered to 5% if a Hong Kong enterprise is deemed the beneficial owner of any dividend paid by a PRC subsidiary by PRC tax authorities and holds at least 25% of the equity interest in that particular PRC subsidiary at all times within the 12-month period immediately prior to the distribution of the dividends. Furthermore, pursuant to the Announcement on Issues concerning “Beneficial Owners” in Tax Treaties issued on February 3, 2018 by the State Administration of Taxation, when determining the status of “beneficial owners,” a comprehensive analysis may be conducted through materials such as articles of association, financial statements, records of capital flows, minutes of board of directors, resolutions of board of directors, allocation of manpower and material resources, the relevant expenses, functions and risk assumption, loan contracts, royalty contracts or transfer contracts, patent registration certificates and copyright certificates, etc. However, even if an applicant has the status as a “beneficiary owner,” if the competent tax authority finds necessity to apply the principal purpose test clause in the tax treaties or the general anti-tax avoidance rules stipulated in domestic tax laws, the general anti-tax avoidance provisions shall apply.

Enterprise Income Tax

In December 2007, the State Council promulgated the Implementing Rules of the Enterprise Income Tax Law, which became effective on January 1, 2008. The Enterprise Income Tax Law and its relevant implementing rules (i) impose a uniform 25% enterprise income tax rate, which is applicable to both foreign-invested enterprises and domestic enterprises (ii) permits companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules and (iii) introduces new tax incentives, subject to various qualification criteria.

The Enterprise Income Tax Law also provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The implementing rules further define the term “de facto management body” as the management body that exercises substantial and overall management and control over the production and operations, personnel, accounts and properties of an enterprise. If an enterprise organized under the laws of jurisdiction outside China is considered a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, it would be subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. Second, a 10% withholding tax would be imposed on dividends it pays to its non-PRC enterprise shareholders and with respect to gains derived by its non-PRC enterprise shareholders from transfer of its shares.

On October 17, 2017, the State Administration of Taxation issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the State Administration of Taxation on December 10, 2009, and partially replaced and supplemented rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the State Administration of Taxation on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a PRC establishment, the relevant gain is to be regarded as effectively connected with the PRC establishment and therefore included in its enterprise income tax filing, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a PRC establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within seven days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. See “Risk Factors—Risks Related to Doing Business in China—We and our existing shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.”

Value-Added Tax

In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In March 2016, the Ministry of Finance and the State Administration of Taxation further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax. On March 20, 2019, the Ministry of Finance, the State Administration of Taxation and General Administration of Customs issued Announcement on Policies for Deepening the VAT Reform jointly, under which the VAT rates under the basic mechanism is 13% for the sectors such as operating and financial leases of equipment, 9% for sectors such as transportation, postal, basic telecommunication, and construction services as well as sales and leases of real property and real property rights, 0% for exported services and 6% for all remaining services, including financial services. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided. Furthermore, according to Announcement of the State Taxation Administration on Matters relating to Expanding the Scope of the Pilot Scheme for Issuance of Special VAT Invoices by Small-Scale Taxpayers issued by State Administration on February 3, 2019, the basic mechanism may not apply to small-scale taxpayers who may pay the VAT taxes at the levy rates of 3% and 5% on the basis of their sales amount.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Wenshan Xie	46	Chairman and Chief Executive Officer
Qun Wei	36	Chief Financial Officer
Chenan Yang	55	Chief Marketing Officer and Director
Yang Chen	28	Chief Technology Officer
Yijing Ye	53	Independent Director*
Ratansha B. Vakil	58	Independent Director*
Jianhua Wang	47	Independent Director*

*	Ms. Yijing Ye, Mr. Ratansha Vakil and Mr. Jianhua Wang have accepted appointments as our independent directors, effective immediately prior to the listing of our ordinary shares on the Nasdaq Capital Market.

Wenshan Xie. Mr. Xie is our founder and has served as our Chief Executive Officer and Chairman since May 23, 2019. He has served as Chief Executive Officer of E-Home Pingtan since 2014. Since 2007, Mr. Xie has also been the executive director and general manager of Fuzhou Bangchang. Mr. Xie is a pioneer in China’s home appliance service industry and has devoted himself to this industry for 15 years. He received his Executive Master of Business Administration degree from the School of Continuing Education at Tsinghua University in 2010.

Qun Wei. Mr. Wei has served as our Chief Financial Officer since May 23, 2019 and he has served as financial manager of E-Home Pingtan since July 2018. He has worked in the finance industry for about four years. Before joining us, Mr. Wei was the financial manager at Malaoqi Restaurant Management Co., which mainly focuses on the production and development of Fujian traditional food products, from 2017 to 2018. He served as general manager assistant in Fujian Fushuo Cable Ltd., a cable product sales company, from 2014 to 2017. Mr. Wei received his bachelor’s degree in accounting and auditing from Fujian Jiangxia University in 2010.

Chenan Yang. Mr. Yang has served as our Chief Marketing Officer and as a member of our board of directors since May 23, 2019 and he has served as marketing manager of E-Home Pingtan since 2014. Mr. Yang is a marketing professional with 18 years of experience. Prior to joining us, he served as South China sales director at Guangzhou Wanbao Group Co., Ltd, a home appliance company in China, from 2011 to 2014.

Yang Chen. Mr. Chen has served as our Chief Technology Officer since May 23, 2019 and he has served as IT manager of E-Home Pingtan since 2015. He has four years’ experience in website development. Mr. Chen worked in the new media product operation department in Fuzhou Yeats Optoelectronic Technology Co, Ltd., an LED product sales company in Fujian, from 2014 to 2015. Mr. Chen received his bachelor’s degree in mechanical design from Fuzhou University Zhicheng College in 2014.

Yijing Ye. Ms. Ye will serve as our independent director effective immediately prior to the listing of our ordinary shares on the Nasdaq Capital Market. She has more than 20 years of extensive experience relating to financial analysis, accounting and financial management. Since 2009, Ms. Ye has been the Chief Financial Officer of Easen International, Inc., an international firm headquartered in San Diego that provides environmental and financial services for industrial clients, international development organizations and government agencies.  From 2005 to 2009, she was a financial specialist at Easen International, Inc.’s Shanghai office.  From 1999 to present, Ms. Ye has also acted as a freelance international consultant and participated in more than 30 international projects financed by various international organizations, such as the Asian Development Bank, the World Bank and the International Finance Corporation, in which she served as the international financial specialist, performing institutional, accounting, financial and economic assessment, forecasting, and comprehensive analysis using self-designed models or models approved by the banks. Ms. Ye holds a Master’s degree in financial engineering from Shanghai Jiao Tong University, a Master of law in economics from Wuhan University, and a BS degree in finance and banking from Shanghai University of Finance and Economics.

Ratansha B Vakil. Mr. Vakil will serve as our independent director effective immediately prior to the listing of our ordinary shares on the Nasdaq Capital Market. Since April 2017, Mr. Vakil has been President of SkyFi Capital Partners Inc., a firm based in New York City that provides financial and management consulting services.   From April 2012 to April 2017, he was an advisor of IT and funding at Prestige Investment Associates Inc.  Prior to that, he provided consulting services on accounting, financial, management and analytical software systems to companies. Mr. Vakil received an MBA in international business and finance from the University of San Diego and a bachelor’s degree in computer science and economics with a minor in mathematics from the National University of Singapore.

Jianhua Wang. Mr. Wang will serve as our independent director effective immediately prior to the listing of our ordinary shares on the Nasdaq Capital Market. Since 2009, Mr. Wang has acted as a senior manager at China Taiping Insurance Group Ltd, one of the largest insurance companies in China. From October 2016 to December 2018, he was a director of Yanguangwo (Beijing) Culture Development Co., Ltd. Mr. Wang holds a bachelor’s degree in financial management from Zhongnan University of Economics and Law.

No family relationship exists between any of our directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Board of Directors

The Nasdaq Marketplace Rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of two directors, none of whom are independent directors. We are in the process of identifying candidates to serve as independent directors. Prior to completion of this offering, we intend to appoint at least three additional independent directors so that a majority of our board of directors will be independent.

A director is not required to hold any shares in our company to qualify to serve as a director. Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third-party.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered.

Board Committees

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee of our board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of three directors, namely, Ms. Yijing Ye, Mr. Ratan Vakil and Mr. Jianhua Wang, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Section 5605 of the Nasdaq Marketplace Rules. Ms. Ye will be the chairperson of our audit committee. The board of directors has also determined that Ms. Ye qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee will consist of three directors, namely, Ms. Yijing Ye, Mr. Ratan Vakil and Mr. Jianhua Wang, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Section 5605 of the Nasdaq Marketplace Rules. Mr. Vakil will be the chairperson of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of three directors, namely, Ms. Yijing Ye, Mr. Ratan Vakil and Mr. Jianhua Wang, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Section 5605 of the Nasdaq Marketplace Rules. Mr. Wang will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to our company to act honestly, in good faith and with a view to our best interests. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of our board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or until the expiration of his term or his successor has been elected and qualified. A director will be removed from office automatically if, among other thing, the director (i) dies; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) is found to be or becomes of unsound mind; (iv) resigns his office by notice in writing to our company; (v) is prohibited by law from being a director; and (vi) is removed from the office pursuant to any other provisions of our amended and restated memorandum and articles of association.

Employment and Indemnification Agreements

We have entered into labor contracts with our executive officers under PRC laws. Each of our executive officers is employed for a specified time period, which may be renewed by the mutual agreement between us and the executive officer. The employment may be terminated in accordance with relevant laws and regulations. An executive officer may terminate his or her employment at any time with not less than 30 days’ prior written notice. When the employment is terminated, the executive officer should return any company property that he or she is using and transition any work in progress to the person designated by us.

Each executive officer has agreed to hold in strict confidence and not to use or disclose to any person, corporation or other entity any confidential information, including but not limited to our business secrets and intellectual property. Each executive officer also represented to us that when the labor contract was executed, he or she was not in an employment relationship with any other entity or corporation and he or she had not executed any non-competition agreement.

We expect to enter into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Compensation of Directors and Officers

For the fiscal year ended June 30, 2019, the aggregate cash compensation and benefits that we paid to our executive officers was approximately $103,527, and we did not pay any compensation to our non-executive directors. None of our directors or executive officers received any equity awards, including, options, restricted shares or other equity incentives in the year ended June 30, 2019. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiary and VIEs are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of March 25, 2020 by (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person known to us to own beneficially more than 5% of our ordinary shares.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering
	Number(1)	Percent of Class(2)	Minimum Offering Percent of Class(3)	Maximum Offering Percent of Class(4)
Directors and Executive Officers:
Wenshan Xie, Chairman and Chief Executive Officer(5)(6)	15,125,600	54.02%	47.93%	44.20%
Qun Wei, Chief Financial Officer	0	*	*	*
Chenan Yang, Chief Marketing Officer and Director(7)	0	*	*	*
Yang Chen, Chief Technology Officer	0	*	*	*
Yijing Ye, Independent Director Nominee**	0	*	*	*
Ratansha Vakil, Independent Director Nominee**	0	*	*	*
Jianhua Wang, Independent Director Nominee(7)	0	*	*	*
All directors and executive officers as a group	15,125,600	54.02%	47.93%	44.20%

Other Principal Shareholders:
Lucky Max Global Limited (6)	4,905,600	17.52%	15.55%	14.33%
Multi Rise Global Limited (7)	3,530,800	12.61%	11.19%	10.32%
Hong Kong Hanxin Holdings Limited (8)	3,220,000	11.50%	10.20%	9.41%

*	Less than 1%.

**	Does not include 2,000 restricted ordinary shares that we intend to issue to these two independent directors within 30 days after the listing of our ordinary shares on the Nasdaq Capital Market.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	A total of 28,000,000 ordinary shares are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of March 25, 2020.

(3)	Based on 31,555,556 ordinary shares outstanding upon completion of this offering if the minimum number of shares being offered are sold.

(4)	Based on 34,222,223 ordinary shares outstanding upon completion of this offering if the maximum number of shares being offered are sold.

(5)	Includes 10,220,000 ordinary shares held by E-home Group Limited and 4,905,600 ordinary shares held by Lucky Max Global Limited. Mr. Xie is the director and sole shareholder of E-home Group Limited and has voting and investment power over the shares held by it. On February 1, 2019, E-home Group Limited entered into a voting agreement with Lucky Max Global Limited, pursuant to which, for a term of 20 years, Lucky Max Global Limited agreed to vote consistently with E-home Group Limited in the exercise all of its rights as a shareholder of our company. As a result, Mr. Xie may be deemed to have beneficial ownership of ordinary shares of the Company held by both E-home Group Limited and Lucky Max Global Limited.

(6)	Chuijie Weng is the director of Lucky Max Global Limited and has voting and investment power over the shares held by it. Mr. Weng disclaims beneficial ownership of the shares held by Lucky Max Global Limited except to the extent of his pecuniary interest, if any, in such shares.

(7)	Jie Lin is the director of Multi Rise Global Limited and has voting and investment power over the shares held by it. Mr. Lin disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any, in such shares. Messrs. Yang and Wang indirectly own a pecuniary interest in 149,706 and 1,268,970 of these shares, respectively, although they do not exercise voting or investment power of them.

(8)	Zhijian Bian is the director of Hong Kong Hanxin Holdings Limited and has voting and investment power over the shares held by it. Mr. Bian disclaims beneficial ownership of the shares held by Hong Kong Hanxin Holdings Limited except to the extent of his pecuniary interest, if any, in such shares.

None of our outstanding ordinary shares are held in the United States. None of our major shareholders have different voting rights from other shareholders.  We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

VIE Agreements

We have entered into contractual arrangements with our VIEs, E-Home Pingtan and Fuzhou Bangchang, and their shareholders, including Wenshan Xie, who is also our Chairman and Chief Executive Officer, and Chenan Yang, who is also our Chief Marketing Officer and Director. Mr. Xie also beneficially owns approximately 36.5% of our issued and outstanding ordinary shares. Through these arrangements, we exercise effective control over the operations of these entities and receive economic benefits of these entities. See “Corporate History and Structure—Our Corporate Structure” for a summary of the contractual arrangements and “Risk Factors—Risks Related to Our Corporate Structure” for certain risks related to the contractual arrangements.

Employment and Indemnification Agreements

See “Management—Employment and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, and the Companies Law (2020 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital is 500,000,000 ordinary shares, with a par value of $0.0001 each.

As of the date of this prospectus, there are 28,000,000 ordinary shares issued and outstanding.

Upon the closing of this offering, we will have issued and outstanding 31,555,556 ordinary shares if the minimum number of shares being offered are sold, and 34,222,223 ordinary shares if the maximum number of shares being offered are sold, at the initial public offering price of $4.50 per share. All of our ordinary shares issued and outstanding prior to and after the completion of the offering are and will be fully paid.

Our amended and restated memorandum and articles of association will become effective immediately prior to completion of this offering. The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law and to the amended and restated articles of association.

Voting Rights

On all matters upon which the ordinary shares are entitled to vote, at any general meeting on a show of hands every shareholder present in person, by corporate representative or by proxy, has one vote and on a poll, every shareholder so present has one vote for every share of which they are the holder. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders present in person or by proxy, who together hold not less than ten percent (10%) of the votes attached to the issued share capital of the company.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast in a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions contained in our amended and restated articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share (not being a fully paid up share) on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required; and

●	any fee related to the transfer has been paid to us.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Law and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by a majority of our board of directors or our chairman. Advance notice of at least ten (10) clear days is required for the convening of any general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than one-third of the votes attached to the then issued share capital of the company.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will in our amended and restated articles of association provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in Capital

We may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by us in general meeting, as the directors may determine;

●	sub-divide our existing shares, or any of them into shares of a smaller amount; or

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company

We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value, negotiable or bearer shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently intend to comply with the Nasdaq Marketplace Rules in lieu of following home country practice after the closing of this offering. The Nasdaq Marketplace Rules require that every company listed on Nasdaq hold an annual general meeting of shareholders. In addition, our amended and restated articles of association allow a majority of our directors or our chairman to call extraordinary general meetings of shareholders pursuant to the procedures set forth therein.

Differences in Corporate Law

The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by each constituent company by way of (a) a special resolution of the members of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under Delaware corporate law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Amended and Restated Memorandum and Articles of Association

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware corporate law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Neither Cayman Islands law nor our amended and restated articles of association allow our shareholders to requisition a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. Our amended and restated articles of association do not require us to call such meetings every year.

Cumulative Voting

Under the Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed by ordinary resolution.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Law of the Cayman Islands and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares

Under the Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware corporate law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended by special resolution or the unanimous written resolution of all shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

Upon our incorporation on September 24, 2018, 1 share was allotted and issued to our registered agent, who transferred the share to Wenshan Xie, our Chairman and Chief Executive Officer, on the same day.

On September 24, 2018, an aggregate of 49,999 shares were issued for a purchase price of $1.00 per share.

On May 23, 2019, we subdivided our 50,000 ordinary shares into 500,000,000 ordinary shares and issued to our existing shareholders 10,000 ordinary shares for each 1 share held. We then cancelled 17.8571428571428 shares for each 1 share held, or an aggregate of 472,000,000 ordinary shares. As a result, we have 28,000,000 ordinary shares issued and outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have issued and outstanding 31,555,556 ordinary shares if the minimum number of shares being offered are sold, and 34,222,223 ordinary shares if the maximum number of shares being offered are sold, at the initial public offering price of $4.50 per share. All of the shares sold in this offering will be freely transferable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, executive officers and 10% shareholders. Sales of substantial amounts of our shares in the public market could adversely affect prevailing market prices of our shares. All outstanding ordinary shares prior to this offering are “restricted securities” as that term is defined in Rule 144 and may be sold only if they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act such as those provided in Rules 144 and 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States in accordance with Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our shares acquired in this offering by our affiliates.

Rule 144

In general, under Rule 144 of the Securities Act, a person or entity that has beneficially owned our ordinary shares for at least six months and is not our “affiliate” will be entitled to sell our ordinary shares, subject only to the availability of current public information about us, and will be entitled to sell shares held for at least one year without any restriction. A person or entity that is our “affiliate” and has beneficially owned our ordinary shares for at least six months will be able to sell, within a rolling three month period, the number of ordinary shares that does not exceed the greater of the following:

(i)	1% of the then outstanding ordinary shares, which immediately after this offering will equal approximately 315,556 ordinary shares if the minimum number of shares being offered are sold and 342,223 ordinary shares if the maximum number of shares being offered are sold, each at the initial public offering price of $4.50 per share; and

(ii)	the average weekly trading volume of our ordinary shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, directors or consultants who purchases our ordinary shares from us pursuant to a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, such as the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-up Agreements

We and all of our directors, executive officers and existing beneficial owners of 5% or greater of our outstanding ordinary shares have agreed that, subject to certain exceptions, will not, without the prior written consent of the underwriter, for a period of 12 months after the date of this prospectus in the case of our directors, executive officers and existing beneficial owners of 5% or greater of our outstanding ordinary shares, or in the case of us for a period of 6 months after the date of this prospectus: (i) offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares; or (iii) make any demand for or exercise any right with respect to the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ordinary shares may dispose of significant numbers of our ordinary shares. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ordinary shares.

TAXATION

The following sets forth material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ordinary shares. It is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman, our special Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it is the opinion of Tian Yuan Law Firm, our special PRC counsel. To the extent that the discussion relates to matters of U.S. federal income tax law it is the opinion of Potomac Law Group, PLLC, our U.S. counsel as to the material U.S. federal income tax consequences to the U.S. Holders described herein of an investment in the ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of ordinary shares, nor will gains derived from the disposal of ordinary shares be subject to Cayman Islands income or corporation tax.

PRC Taxation

In March 2007, the National People’s Congress of China enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and amended on February 24, 2017. Generally, our PRC subsidiary, VIEs and their subsidiaries, which are considered PRC resident enterprises under the Enterprise Income Tax Law, are subject to enterprise income tax on their worldwide taxable income as determined under the Enterprise Income Tax Law and accounting standards at a rate of 25%.

In addition, the Enterprise Income Tax Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementing Rules of the Enterprise Income Tax Law further defines the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of our overseas subsidiaries are located in China.

If the PRC tax authorities determine that our company or any of our overseas subsidiaries is a “resident enterprise” for PRC enterprise income tax purpose, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, under the Enterprise Income Tax Law and its implementing rules, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ordinary shares. Finally, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within China. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to individual investors who are non-PRC residents and any gain realized on the transfer of ordinary shares by such investors may be subject to PRC tax at a current rate of 20% (which in the case of dividends may be withheld at source). Any PRC tax liability may be reduced under applicable tax treaties or tax arrangements between China and other jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors—Risks Related to Doing Business in China—We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

U.S. Federal Income Taxation

The following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of the ordinary shares. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares.

This discussion applies only to a U.S. Holder that acquires our ordinary shares in this offering and holds the ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

●	certain financial institutions;

●	dealers or traders in securities that use a mark-to-market method of tax accounting;

●	persons holding ordinary shares as part of a straddle, conversion transaction, integrated transaction or similar transaction;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes and their partners or investors;

●	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

●	persons that own or are deemed to own ordinary shares representing 10% or more of our voting power or value; or

●	persons holding ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

As used herein, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ordinary shares in their particular circumstances.

Taxation of Distributions

Except as described below under “—Passive Foreign Investment Company Rules,” distributions paid on our ordinary shares, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, and subject to the passive foreign investment company rules described below, dividends paid to certain non-corporate U.S. Holders may be taxable at favorable rates. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of these favorable rates in their particular circumstances.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—PRC Taxation,” dividends paid by the Company may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty in the case of a U.S. Holder that is eligible for the benefits of the Treaty) generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign tax credits in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of Ordinary Shares

Except as described below under “—Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of ordinary shares in an amount equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in such ordinary shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—PRC Taxation,” gains on the sale of ordinary shares may be subject to PRC taxes. A U.S. Holder is entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons are generally treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, U.S. Holders that are eligible for the benefits of the Treaty may be able to elect to treat the gain as PRC-source and therefore claim foreign tax credits in respect of PRC taxes on such disposition gains. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability of any PRC tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of our shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. It is also not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us for these purposes. Because the proper characterization of certain components of our income and assets, and the treatment of our contractual arrangements with our VIES, is not entirely clear, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our ordinary shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year and any of our subsidiaries, VIEs or other companies in which we own or are treated as owning equity interests were also a PFIC (any such entity referred to as a Lower-tier PFIC), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders did not receive the proceeds of those distributions or dispositions.

In general, if we were a PFIC for any taxable year during which a U.S. Holder holds ordinary shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of its ordinary shares would be allocated ratably over that U.S. Holder’s holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any year on its ordinary shares exceed 125% of the average of the annual distributions on ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, such distributions would be subject to taxation in the same manner. In addition, if we were a PFIC (or with respect to a particular U.S. Holder were treated as a PFIC) for a taxable year in which we paid a dividend or for the prior taxable year, the favorable tax rates described above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

Alternatively, if we were a PFIC and if our ordinary shares were “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ordinary shares would be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of the shares were traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq Capital Market, where our ordinary shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ordinary shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on ordinary shares will be treated as discussed under “—Taxation of Distributions” above.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections, which if available could materially affect the tax consequences of the ownership and disposition of our ordinary shares if we were a PFIC for any taxable year. Therefore, U.S. Holders will not be able to make such elections.

If we are a PFIC for any taxable year during which a U.S. Holder owns ordinary shares, we will generally continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder owns ordinary shares, even if we cease to meet the threshold requirements for PFIC status.

If we were a PFIC for any taxable year during which a U.S. Holder owned any ordinary shares, the U.S. Holder would generally be required to file annual reports with the IRS. U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of ordinary shares, unless the ordinary shares are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the ordinary shares.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against our company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

People’s Republic of China

Tian Yuan Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions.

Tian Yuan Law Firm has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the U.S. governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

UNDERWRITING

Joseph Stone Capital, LLC is serving as the underwriter for this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell at the initial offering price of $4.50 per share a minimum of 3,555,556 ordinary shares and a maximum of 6,222,223 ordinary shares, or a minimum of $16,000,000 of ordinary shares and a maximum of $28,000,000 of ordinary shares, on a “best efforts” basis. The offering is being made without a firm commitment by the underwriter, which has no obligation or commitment to purchase any securities. The underwriter is not required to sell any specific number or dollar amount of ordinary shares but will use its best efforts to sell the ordinary shares offered.

We do not intend to close this offering unless we sell at least the minimum number of ordinary shares, which would result in sufficient proceeds to list our ordinary shares on the Nasdaq Capital Market. We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “EJH”. Because this is a best-efforts offering, the underwriter does not have an obligation to purchase any securities, and, as a result, we may not be able to sell the minimum number of ordinary shares.

This offering will terminate on June 30, 2020 unless we sell the maximum amount of shares before that date or we extend the offering by up to 90 days or we decide to terminate this offering prior to that date.

We expect that delivery of the ordinary shares will be made to investors through the book-entry facilities of The Depository Trust Company.

The underwriting agreement provides that the obligation of the underwriter to sell the ordinary shares, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (1) obtaining listing approval on NASDAQ Capital Market, (2) delivery of legal opinions and (3) delivery of auditor comfort letters. The underwriter is under no obligation to purchase any ordinary shares for its own account. As an offering on a best efforts basis, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriter may, but is not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc., or FINRA.

Because the actual amount to be raised in this offering is uncertain, the actual total offering commissions are not presently determinable and may be substantially less than the maximum amount set forth below.

Our obligation to issue and sell securities to the purchasers is subject to the conditions set forth in the subscription agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in the subscription agreement as well, which may also be waived.

Discounts, Commissions and Expenses

We have agreed to pay the underwriter a cash fee equal to 6% of the gross proceeds of the offering. We have also agreed to reimburse the underwriter’s reasonable out-of-pocket expenses relating to this offering up to $85,000, including but not limited to (i) reasonable fees and disbursements of underwriter’s legal counsel, and (ii) reasonable allocation of database, courier and communication and other costs related to the offering. As the date of this prospectus, we have paid an advance of $35,000 to the underwriter to be applied to the underwriter’s anticipated out-of-pocket expenses. Such advance payments will be returned to us to the extent such out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

The table below shows the per share and total commissions that we will pay to the underwriter.

	Per Share	Total Minimum	Total Maximum
Initial public offering price	$4.50	$16,000,000	$28,000,000
Underwriting discounts and commissions (6%)	$0.27	$960,000	$1,680,000
Proceeds to us, before expenses	$4.23	$15,040,000	$26,320,000

Under the Underwriting Agreement, we will pay our Underwriter fees and commissions equal to 6% of the gross proceeds raised in the offering and a non-accountable expense allowance equal to 1.25% of the gross proceeds. In addition to the cash commission, we will also reimburse the Underwriter for the full amount of its reasonable out-of-pocket expenses, including its legal and travel expenses in an amount not to exceed $85,000, and costs and expenses incurred in conducting background checks of the Company’s officers and directors by a background search firm not to exceed $15,000 per person. The underwriter will also receive an advisory fee of $50,000, of which $30,000 has been paid and the remaining $20,000 will be paid upon the effective date of this registration statement.

We have agreed to pay expenses relating to the offering, including, but not limited to, (i) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering with the SEC and the filing of the offering materials with FINRA; (ii) translation costs for due diligence purposes; (iii) all fees, expenses and disbursements relating to the registration or qualification of such Shares under the securities laws of such foreign jurisdictions as the Underwriter may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of Underwriter’s counsel); (iv) the costs of all mailing and printing of the placement documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (v) the costs of preparing, printing and delivering certificates representing the shares and the fees and expenses of the transfer agent for such shares; (vii) the reasonable cost for road show meetings and preparation of a power point presentation; and (viii) up to $5,000 of costs for bound volumes, commemorative mementos and lucite tombstones.

We estimate that the total expenses of the offering payable by us, excluding the underwriters’ fees and commissions, will be approximately $1.23 million in a minimum offering and $1.38 million in a maximum offering, including a non-accountable expense allowance equal to 1.25% of the gross proceeds, the maximum aggregate reimbursement of $85,000 of Underwriter’s accountable expenses and other expenses including SEC registration and filing fees, FINRA filing fees, listing fees, printing fees, legal and accounting expenses, and other miscellaneous expenses.

In addition, we have agreed to grant the underwriter non-redeemable warrants to purchase an amount equal to five percent (5%) of the ordinary shares sold in the offering. The underwriter warrants will be exercisable, in whole or in part, during a period commencing on a date that is 180 days after the closing of the offering and will expire on the fifth anniversary of the effective date of this offering in accordance with FINRA Rule 5110(f)(2)(G)(i). Such warrants are exercisable at a price of 120% of the public offering price of the ordinary shares offered pursuant to this offering. We will register the shares underlying the underwriter warrants and will file all necessary undertakings in connection therewith. The underwriter warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, of which this prospectus forms a part (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any member participating in the offering and the officers or partners thereof, and that all securities so transferred remain subject to the lock-up restriction for the remainder of the time period. The underwriter warrants may be exercised as to all or a lesser number of shares and will provide for cashless exercise.

Deposit of Offering Proceeds

Continental Stock Transfer & Trust Company, an independent third party, will act as our escrow agent in connection with this offering. The proceeds from the sale of the ordinary shares in this offering will be deposited in a separate (limited to funds received on behalf of us) non-interest bearing bank account established by the escrow agent.

The underwriter shall promptly deliver to the escrow agent all funds in the form of checks, wire transfers or ACH transfers which it receives from prospective purchasers of our ordinary shares by noon the next business day following receipt where internal supervisory review is conducted at the same location at which subscription documents and funds are received. Simultaneously with each deposit to the escrow account, the underwriter shall inform the escrow agent about the subscription information for each prospective purchaser. Upon the escrow agent’s receipt of such monies, they shall be credited to the escrow account. All checks delivered to the escrow agent shall be made payable to “CST&T E-Home Household Service Holdings Limited Escrow Account”. The escrow agent shall not be required to accept for credit to the escrow account or for deposit into the escrow account checks which are not accompanied by the appropriate subscription information. Wire transfers or ACH transfers representing payments by prospective purchasers shall not be deemed deposited in the escrow account until the escrow agent has received in writing the subscription information required with respect to such payments.

No interest will be available for payment to either us or the investors (since the funds are being held in a non-interest bearing account). All subscription funds will be held in trust pending the raising of the minimum offering amount and no funds will be released to us until the completion of the offering. Release of the funds to us is based upon the escrow agent reviewing the records of the depository institution holding the escrow to verify that the funds received have cleared the banking system prior to releasing the funds to us. All subscription information and subscription funds through checks, ACH transfers or wire transfers should be delivered to the escrow agent. Failure to do so will result in subscription funds being returned to the investor.

The funds will be held in such escrow account until $16,000,000 of gross proceeds from the offering has been received, at which time the funds will be released to us. Any funds received in excess of $16,000,000 and up to $28,000,000 will immediately be available to us, after deducting the applicable underwriting commissions. If the minimum amount has not been received by June 30, 2020, unless extended by up to 90 days by the underwriter and us, or the offering is otherwise terminated, all subscription funds from the escrow account will be returned to investors promptly after termination of the offering. Prior to June 30, 2020, in no event will funds be returned to you unless the offering is terminated. You will only be entitled to receive a refund of your subscription price if we do not raise a minimum of $16,000,000 by such date.

Determination of Offering Price

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined by negotiations between us and the underwriter. In determining the initial public offering price, we and the underwriter expect to consider a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the underwriter;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the underwriter and us.

Neither we nor the underwriter can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

Lock-Up Agreements

We and all of our directors, executive officers and existing beneficial owners of five (5%) percent or greater of our outstanding ordinary shares have agreed that, subject to certain exceptions, they will not, without the prior written consent of the underwriter, for a period of 12 months after the effective date of this prospectus in the case of our directors, executive officers and existing beneficial owners of 5% or greater of our outstanding ordinary shares, or in the case of us for a period of 6 months after the effective date of this prospectus: (i) offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares; or (iii) make any demand for or exercise any right with respect to the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriter may be required to make for these liabilities.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Stabilization

The underwriter has advised us that it, pursuant to Regulation M under Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the maximum number of units sold in this offering. The underwriter may close out any covered short position by purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market.

“Naked” short sales are sales in excess of maximum number of units sold in this offering. The underwriter must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering.

A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriter for the purpose of fixing or maintaining the price of the ordinary shares. A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. The underwriter is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s websites and any information contained in any other website maintained by the underwriter is not part of this prospectus, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in, and may in the future engage in, various activities, which may include securities trading, investment banking and other commercial dealings, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriter or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Application for Nasdaq Capital Market

We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “EJH”. We will not consummate and close this offering without a listing approval letter from Nasdaq. If our ordinary shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), has not been, and will not be, lodged with the Australian Securities and Investments Commission, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act. It does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia and may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act as set out below. Accordingly, if you receive this prospectus in Australia:

10.	By applying for ordinary shares, you confirm and warrant that you are either:

●	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

●	a “sophisticated investor” under section 708(8)I or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)I(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

●	a person associated with the Company under Section 708(12) of the Corporations Act; or

●	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

The ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ordinary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor. To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

        B. As any offer of ordinary shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares, you warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Bermuda

The ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ordinary shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The ordinary shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), but only where the offer will be made to, and received by, the relevant BVI company entirely outside of the British Virgin Islands.

Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares to the public in the Cayman Islands.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each referred as a “Relevant Member State,” an offer to the public of the ordinary shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter or the underwriter nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, and each person who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ordinary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer ordinary shares to the public” in relation to the ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe to the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No ordinary shares have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or the SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or the CEO, or which do not constitute an offer or invitation to the public for the purpose of the CEO and the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the content of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ordinary shares has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ordinary shares, as principal, if the offer is on terms that the ordinary shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ordinary shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC or for the benefit of, legal or natural persons of the PRC except pursuant to applicable laws and regulations of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ordinary shares or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Korea

The ordinary shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the ordinary shares have been and will be offered in Korea as a private placement under the FSCMA. None of the ordinary shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The ordinary shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the ordinary shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ordinary shares. By the purchase of the ordinary shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ordinary shares pursuant to the applicable laws and regulations of Korea.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

South Africa

Due to restrictions under the securities laws of South Africa, the ordinary shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

●	the offer, transfer, sale, renunciation or delivery is to: (a) persons whose ordinary business is to deal in securities, as principal or agent; (b) the South African Public Investment Corporation; (c) persons or entities regulated by the Reserve Bank of South Africa; (d) authorized financial service providers under South African law; (e) financial institutions recognized as such under South African law; (f) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or
(g) any combination of the person in (a) to (f); or

●	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) in South Africa is being made in connection with the issue of the ordinary shares. Accordingly, this prospectus does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ordinary shares in South Africa constitutes an offer of the ordinary shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this prospectus must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as SA Relevant Persons). Any investment or investment activity to which this prospectus relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person, which is: a corporation (which is not an accredited investor (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

●	where no consideration is or will be given for the transfer;

●	where the transfer is by operation of law;

●	as specified in Section 276(7) of the SFA; or

●	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

United Arab Emirates

This prospectus is not intended to constitute an offer, sale or delivery of ordinary shares or other securities under the laws of the United Arab Emirates, or the UAE. The ordinary shares have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ordinary shares and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ordinary shares may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ordinary shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Amount
SEC registration fee	$3,852
FINRA filing fee	4,952
Nasdaq listing fee	75,000
Accounting fees and expenses	325,000
Legal fees and expenses	400,000
Transfer agent fees and expenses	30,000
Printing fees and expenses	30,000
Miscellaneous	157,798
TOTAL	$1,026,602

The foregoing table does not include the non-accountable expense allowance to be paid to the underwriter in an amount equal to 1.25% of the gross proceeds of the offering. Including this expense allowance, we estimate that the total expenses will be approximately $1.23 million if the minimum number of shares being offered are sold or approximately $1.38 million if the maximum number of shares being offered are sold.

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriter by Davidoff Hutcher & Citron LLP. The validity of the ordinary shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC laws will be passed upon for us by Tian Yuan Law Firm. Bevilacqua PLLC and Davidoff Hutcher & Citron LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Tian Yuan Law Firm with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of June 30, 2019 and 2018, and for the two years in the period ended June 30, 2019 included in this prospectus have been audited by Thayer O’Neal Company, LLC, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Thayer O’Neal Company, LLC are located at 101 Parklane Blvd., Suite 201, Sugar Land, TX 77478.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the ordinary shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.ej111.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

E-HOME HOUSEHOLD SERVICE HOLDINGS LIMITED

E-HOME HOUSEHOLD SERVICE HOLDINGS LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2019 AND 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of E-Home Household Service Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of E-Home Household Service Holdings Limited (the Company) as of June 30, 2019 and 2018, and the related consolidated statements of operations and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2019, and the related notes (collectively referred to as the financial statements).  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2019, in conformity with U.S generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC

We have served as the Company’s auditor since 2018

Sugar Land, Texas

February 14, 2020

E-Home Household Service Holdings Limited

Consolidated Balance Sheets

As of June 30, 2019 and 2018

	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$23,229,372	$14,104,098
Accounts receivable	1,065,607	2,047,413
Prepayment and other current assets	1,112,412	2,518,883
Total current assets	25,407,391	18,670,394
Non-current assets
Equipment and vehicles, net	70,221	111,007
Intangible assets, net	10,422	12,634
Operating lease – right-of-use assets, net	6,296,740	7,521,246
Finance lease – right-of-use assets, net	1,614,616	-
Long-term prepayments and other non-current assets	3,854,714	377,838
Total Non-current assets	11,846,713	8,022,725
TOTAL ASSETS	$37,254,104	$26,693,119

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,230,478	$2,986,667
Taxes payable	1,019,619	1,045,560
Current maturities of operating lease liabilities	181,831	78,790
Current maturities of finance lease liabilities	21,865	-
Total current liabilities	5,453,793	4,111,017
Long-term portion of operating lease liabilities	3,082,466	3,860,155
Long-term portion of finance lease liabilities	552,885	-
TOTAL LIABILITIES	9,089,144	7,971,172
Commitments and contingencies	-	-
SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized; 28,000,000 shares issued and outstanding, respectively	2,800	2,800
Additional paid-in capital	3,932,786	3,932,786
Retained earnings	25,409,999	15,176,224
Accumulated other comprehensive loss	(1,130,348)	(401,000)
Total equity attributable to shareholders	28,215,237	18,710,810
Non-controlling interest	(50,277)	11,137
TOTAL SHAREHOLDERS’ EQUITY	28,164,960	18,721,947
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,254,104	$26,693,119

The accompanying notes are an integral part of these consolidated financial statements.

E-Home Household Service Holdings Limited

Consolidated Statements of Operations and Other Comprehensive Income

For the Years Ended June 30, 2019 and 2018

	2019	2018
Revenue
Installation and maintenance	$40,644,254	$42,206,282
Housekeeping	10,505,072	3,603,940
Total revenue	51,149,326	45,810,222
Cost of revenue
Installation and maintenance	23,702,317	24,358,719
Housekeeping	8,069,009	2,687,643
Total cost of revenue	31,771,326	27,046,362
Gross profit	19,378,000	18,763,860
Operating expenses
Sales and marketing expense	4,101,960	5,008,263
General and administrative expense	1,554,523	766,369
Total operating expenses	5,656,483	5,774,632
Income from operations	13,721,517	12,989,228
Other income (expense)
Interest income	61,686	31,889
Interest expense	(22,021)	(80,137)
Foreign currency exchange loss	(23,675)	-
Total other income (expense)	15,990	(48,248)
Income before income taxes	13,737,507	12,940,980
Income tax expense	(3,565,146)	(3,248,636)
Net income	$10,172,361	$9,692,344
Net income attributable to shareholders	10,233,775	9,681,207
Net income attributable to non-controlling interests	(61,414)	11,137
Net income	$10,172,361	$9,692,344
Other comprehensive income
Foreign currency translation adjustment, net of nil tax	(729,348)	58,355
Total comprehensive income	$9,443,013	$9,750,699

Net income per share—basic and diluted	$0.37	$0.35
Weighted average number of ordinary shares outstanding—basic and diluted	28,000,000	28,000,000

The accompanying notes are an integral part of these consolidated financial statements.

E-Home Household Service Holdings Limited

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended June 30, 2019 and 2018

	Number of Shares	Paid-in capital	Additional paid-in capital	Retained Earnings	Accumulated other comprehensive loss	Equity attributable to the Company’s shareholders	Non- controlling interest	Total equity
Balance at June 30, 2017	28,000,000	$2,800	$3,667,957	$5,495,017	$(459,355)	$8,706,419	$-	$8,706,419
Profit for the year	-	-	-	9,681,207	-	9,681,207	11,137	9,692,344
Subscription advanced from shareholders	-	-	264,829	-	-	264,829	-	264,29
Foreign currency translation adjustment	-	-	-	-	58,355)	-	-	58,355
Balance at June 30, 2018	28,000,000	$2,800	$3,932,786	$15,176,224	$(401,000)	$18,710,810	$11,137	$18,721,947
Profit for the year	-	-	-	10,233,775	-	10,233,775	(61,414)	10,172,361
Foreign currency translation adjustment	-	-	-	-	(729,348)	(729,348)	-	(729,348)
Balance at June 30, 2019	28,000,000	$2,800	$3,932,786	$25,409,999	$(1,130,348)	$28,215,237	$(50,277)	$28,164,960

The accompanying notes are an integral part of these consolidated financial statements.

E-Home Household Service Holdings Limited

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2019 and 2018

	2019	2018
Cash generated from operating activities
Net income	$10,172,361	$9,692,344
Income tax expense	3,565,146	3,248,636
Interest expense	22,021	80,137
Depreciation and amortization	385,542	218,281
Gain/ (loss) on disposal s of property, plant and equipment	5,616	(24)
Changes in
Accounts receivables, net	981,806	(303,258)
Prepayment and other current assets	(790,999)	24,818
Long-term prepayments and other non-current assets	(2,754,089)	-
Accounts payable and accrued expenses	1,243,811	642,066
Taxes payable	(3,591,087)	(3,516,634)
Cash generated from operating activities	9,240,128	10,086,366
Investing Activities
Purchases of equipment and vehicles	(659)	(45,831)
Cash refund from the terminated leasehold	659,241	-
Right-of-use-asset costs	(1,020,358)	(2,382,623)
Land deposits paid	732,490	(1,537,177)
Proceeds from disposal of property, plant and equipment	11,720	2,459
Cash provided by/ (used in) investing activities	382,434	(3,963,172)
Financing Activities
Capital contributions	-	941,185
Cash provided by (used in) financing activities	-	941,185
Net increase in cash and cash equivalents	9,622,562	7,064,379
Effects of currency translation	(497,288)	69,172
Cash and cash equivalents at beginning of year	14,104,098	6,970,547
Cash and cash equivalents at end of year	$23,229,372	$14,104,098
SUPPLEMENTAL DISCLOSURES
Income taxes paid	$3,572,810	$3,080,929
Interest paid	$22,021	$80,137

The accompanying notes are an integral part of these consolidated financial statements.

E-Home Household Service Holdings Limited

Notes to the Consolidated Financial Statements

Years Ended June 30, 2019 and 2018

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

E-Home Household Service Holdings Limited (the “Company”) was incorporated as a limited company under the law of Cayman Islands on September 24, 2018. The Company does not conduct any substantive operations on its own but instead conducts its business operations through its subsidiaries, a variable interest entity (“VIE”) and subsidiaries of the VIE. The Company, its subsidiaries, VIE and subsidiaries of the VIE are hereinafter collectively referred to as the “Group”. The Company is principally engaged in the operation of household services, e.g. installation and maintenance of home appliances, housekeeping and senior care in the People’s Republic of China (the “PRC”) through on-line APP platform or call center. As described below, the Company, through a series of transactions which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of its subsidiaries, VIE and subsidiaries of VIE. Accordingly, these consolidated financial statements reflect the historical operations of the Company as if the current organization structure had been in existence throughout the periods presented.

Reorganization

A reorganization of the Group’s legal structure was completed in February 2019. The reorganization involved (i) the incorporation of the Company in the Cayman Islands as a holding company; (ii) the establishment of E-Home Household Service Holdings Limited (“E-Home Hong Kong”) as a wholly-owned subsidiary in Hong Kong, PRC; (iii) the establishment of E-Home Household Service Technology Co., Ltd. (“WFOE”), as a wholly-owned subsidiary of E-Home Hong Kong in Fujian, PRC; (iv) the entry by WFOE into contractual arrangements with Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (“E-Home Pingtan”) and Fuzhou Bangchang Technology Co. Ltd. (“Fuzhou Bangchang”) and their shareholders. The Company, E-Home Hong Kong and WFOE are all holding companies and had not commenced operation until this reorganization was complete.

As all the entities involved in the Reorganization are under common control before and after the Reorganization, the Reorganization is accounted for in a manner similar to a pooling-of-interests with the assets and liabilities of the parties to the Reorganization carried over at their historical amounts.

The Company’s major consolidated subsidiaries, VIEs and their subsidiaries are as follows:

Name	Date of Organization	Place of Organization	% of Ownership
E-Home Household Service Holdings Limited	October 16, 2018	Hong Kong	100%
E-Home Household Service Technology Co., Ltd.	December 5, 2018	PRC	100%
Pingtan Comprehensive Experimental Area E Home Service Co., Ltd.	April 1, 2014	PRC	VIE
Fuzhou Bangchang Technology Co. Ltd.	March 15, 2007	PRC	VIE
Fuzhou Yongheng Xin Electric Co., Ltd.	October 12, 2004	PRC	100%
Pingtan Comprehensive Experimental Zone Yili Sending Co., Ltd.	August 13, 2015	PRC	67%
Fujian Happiness Yijia Family Service Co., Ltd.	January 19, 2015	PRC	67%
Fuzhou Yiyanbao Information Technology Co., Ltd.	August 12, 2016	PRC	67%
Yaxing Human Resource Management (Pingtan) Co., Ltd.	July 6, 2018	PRC	51%

The Company was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on September 24, 2018. The Company has no substantive operations other than holding 100% of the equity or ownership of E-Home Hong Kong, a limited company established under the laws of the Hong Kong on October 16, 2018. E-Home Hong Kong is a holding company of 100% of the equity or ownership of WFOE, a limited company established under the laws of the PRC on December 5, 2018.

In February 2019, WFOE entered into contractual arrangements with E-Home Pingtan and Fuzhou Bangchang, two limited liability companies established under the laws of the PRC on April 1, 2014 and March 15, 2007, respectively.

E-Home Pingtan is a holding company of the following subsidiaries (during the six months ended December 31, 2018 or 2017): (i) 100% of the equity interests of Pingtan Comprehensive Experimental Zone Chuangkejin Enterprise Management Co., Ltd. (“CKJ”), a limited liability company established under the laws of the PRC on August 13, 2015, which was subsequently dissolved on November 1, 2018; (ii) 100% of the equity interests of Fuzhou Yongheng Xin Electric Co., Ltd. (“YHX”), a limited liability company established under the laws of the PRC on October 12, 2004; (iii) 100% of the equity interests of Yichang Yijia Fast Service Home Service Co., Ltd. (“YJJJ”), a limited liability company established under the laws of the PRC on April 24, 2015, which was subsequently dissolved on September 18, 2017; (iv) 67% of the equity interests of Pingtan Comprehensive Experimental Zone Yili Sending Co., Ltd. (“YLS”), a limited liability company established under the laws of the PRC on August 13, 2015; (v) 67% of the equity interests of Fujian Happiness Yijia Family Service Co., Ltd. (“HAPPY”), a limited liability company established under the laws of the PRC on January 19, 2015; (vi) 67% of the equity interests of Fuzhou Yiyanbao Information Technology Co., Ltd. (“YYB”), a limited liability company established under the laws of the PRC on August 13, 2016; (vii) 51% of the equity interests of Fuzhou Yijia KuaiFu Investment Consulting Co., Ltd. (“YJZX”), a limited liability company established under the laws of the PRC on June 1, 2018, which was subsequently dissolved on December 11, 2018; and (viii) 51% of the equity interests of Yaxing Human Resource Management (Pingtan) Co., Ltd. (“HR”), a limited liability company established under the laws of the PRC on July 6, 2018. YYB and HR have not yet commenced operations.

The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries, consolidated VIEs and VIEs’ subsidiaries.

Contractual Arrangements

To comply with PRC laws and regulations, the Group provides all of its services in China through E-Home Pingtan and Fuzhou Bangchang. Under various contractual agreements, WFOE has the exclusive right to acquire the ownership of E-Home Pingtan and Fuzhou Bangchang for a nominal consideration, or an adjusted price based on appraisal if required by the PRC laws, when permitted by PRC laws and regulations at the request of WFOE any time. All voting rights of E-Home Pingtan and Fuzhou Bangchang are assigned to WFOE and WFOE has the right to appoint all directors and senior management personnel of E-Home Pingtan and Fuzhou Bangchang. In addition, all shareholders of E-Home Pingtan and Fuzhou Bangchang have pledged their shares in E-Home Pingtan and Fuzhou Bangchang as collateral. As a result, the Company enjoys substantially all of the risks and rewards of ownership of E-Home Pingtan and Fuzhou Bangchang and exercises controls over them, along with their subsidiaries. Therefore, the Company is the ultimate primary beneficiary of E-Home Pingtan and Fuzhou Bangchang and has consolidated E-Home Pingtan and Fuzhou Bangchang and its subsidiaries.

The following is a summary of the contractual agreements:

Exclusive Business Cooperation Agreements

Under the Exclusive Business Cooperation Agreement between WFOE and E-Home Pingtan, dated February 22, 2019, and the Exclusive Business Cooperation Agreement between WFOE and Fuzhou Bangchang, dated February 20, 2019, WFOE has the exclusive right to provide E-Home Pingtan and Fuzhou Bangchang with technical support, consulting services and other services related to their business operations in return for certain fees. Without WFOE’s prior written consent, E-Home Pingtan and Fuzhou Bangchang may not accept any services subject to these agreements from any third party. The parties shall determine the service fees to be charged to E-Home Pingtan and Fuzhou Bangchang under these agreements by considering, among other things, the complexity of the services, the time that may be spent for providing such services, the commercial value and specific content of the service provided, the market price of the same types of services, and the operating condition of E-Home Pingtan and Fuzhou Bangchang. WFOE owns the intellectual property rights developed by either WFOE or E-Home Pingtan and Fuzhou Bangchang in the performance of the agreement. These agreements became effective upon execution and will remain effective until terminated by WFOE.

Equity Interest Pledge Agreements

Under the Equity Interest Pledge Agreement among WFOE, E-Home Pingtan and its shareholders, dated February 22, 2019, and the Equity Interest Pledge Agreement among WFOE, Fuzhou Bangchang and its shareholders, dated February 20, 2019, the shareholders have pledged their respective equity interests in E-Home Pingtan and Fuzhou Bangchang to secure their performance under the Exclusive Business Corporation Agreements, the Exclusive Option Agreements, the Voting Rights Proxy and Financial Supporting Agreements and the Equity Interest Pledge Agreements. If E-Home Pingtan and Fuzhou Bangchang or the shareholders breach their contractual obligations under these agreements, WFOE, as pledgee, will have the right to dispose of the pledged equity interests in E-Home Pingtan and Fuzhou Bangchang and will have priority in receiving the proceeds from such disposal. The shareholders also agreed that, unless the contractual obligations as defined in the Equity Interest Pledge Agreements are fully performed by them or the secured debts under the Equity Interest Pledge Agreements are paid in full (whichever later), they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. During the equity pledge period, WFOE is entitled to all dividends and other distributions made by E-Home Pingtan and Fuzhou Bangchang. The Equity Interest Pledge Agreements will remain binding until E-Home Pingtan and Fuzhou Bangchang discharge all their obligations under the Exclusive Business Corporation Agreements at the expiration of the Exclusive Business Corporation Agreements.

Exclusive Option Agreements

Under the Exclusive Option Agreement among WFOE, E-Home Pingtan and its shareholders, dated February 22, 2019, and the Exclusive Option Agreement among WFOE, Fuzhou Bangchang and its shareholders, dated February 20, 2019, the shareholders irrevocably granted WFOE or any third party designated by WFOE an exclusive option to purchase all or part of their equity interests in E-Home Pingtan and Fuzhou Bangchang at a price of RMB 10; provided that if the lowest price permitted by applicable PRC laws is greater than RMB 10, then that price shall apply. The shareholders further agreed that they will neither create any pledge or encumbrance on their equity interests in E-Home Pingtan and Fuzhou Bangchang, nor transfer, gift or otherwise dispose of their equity interests in E-Home Pingtan and Fuzhou Bangchang to any person other than WFOE or its designated third party. The shareholders and E-Home Pingtan and Fuzhou Bangchang agreed that they will operate the businesses in the ordinary course and maintain the asset value of E-Home Pingtan and Fuzhou Bangchang and refrain from any actions or omissions that may affect their operating status and asset value. Furthermore, without WFOE’s prior written consent, the shareholders and E-Home Pingtan and Fuzhou Bangchang agreed not to, among other things: amend the articles of association of E-Home Pingtan and Fuzhou Bangchang; increase or decrease the registered capital of E-Home Pingtan and Fuzhou Bangchang; sell, transfer, mortgage or dispose of in any manner any material assets of E-Home Pingtan and Fuzhou Bangchang or legal or beneficial interest in the material business or revenues of E-Home Pingtan and Fuzhou Bangchang of more than RMB 10,000,000; enter into any major contracts, except for contracts in the ordinary course of business (a contract with a price exceeding RMB 500,000 shall be deemed a major contract); merge, consolidate with, acquire or invest in any person, or provide any loans; or distribute dividends. The Exclusive Option Agreements will remain effective until all equity interests have been transferred or assigned in accordance with the Exclusive Option Agreements.

Voting Rights Proxy and Financial Supporting Agreements

Pursuant to the Voting Rights Proxy and Financial Supporting Agreement among WFOE, E-Home Pingtan and its shareholders, dated February 22, 2019, and the Voting Rights Proxy and Financial Supporting Agreement among WFOE, Fuzhou Bangchang and its shareholders, dated February 20, 2019, each shareholder irrevocably authorized WFOE or any person(s) designated by WFOE to act as his or her attorney-in-fact to exercise all of his or her rights as a shareholder of E-Home Pingtan and Fuzhou Bangchang, including, but not limited to, the right to convene shareholders’ meetings, vote and sign any resolution as a shareholder, appoint directors and other senior executives to be appointed and removed by the shareholder, the right to sell, transfer, pledge and dispose of all or a portion of the shares held by such shareholder, and other shareholders voting rights permitted by the articles of association of E-Home Pingtan and Fuzhou Bangchang. In consideration of the foregoing grant of voting rights by the shareholders, WFOE agreed to arrange for funds to be provided as necessary to E-Home Pingtan and Fuzhou Bangchang in connection with their business; provided that in the event that the business of E-Home Pingtan or Fuzhou Bangchang fails and as a result E-Home Pingtan or Fuzhou Bangchang is unable to repay such funds, then E-Home Pingtan or Fuzhou Bangchang shall have no repayment obligation. The term of the Voting Rights Proxy and Financial Supporting Agreements is for twenty years, which may be extended upon written consent of the parties.

Risks in Relation to the VIE Structure

Under the contractual arrangements with E-Home Pingtan and Fuzhou Bangchang and through their equity interest in their subsidiaries, the Group has the power to direct activities of the VIEs and VIEs’ subsidiaries and direct the transfer of assets out of the VIEs and VIEs’ subsidiaries. Therefore, the Group considers that there is no asset of the VIEs and VIEs’ subsidiaries that can be used only to settle their obligations. As the consolidated VIEs and VIEs’ subsidiaries are incorporated as limited liability companies under the PRC Company Law, the creditors do not have recourse to the general credit of the Company for all the liabilities of the consolidated VIEs and VIEs’ subsidiaries.

The Group believes that the contractual arrangements among the WFOE, E-Home Pingtan and Fuzhou Bangchang and their respective shareholders are in compliance with PRC law and are legally enforceable. Some of the shareholders of E-Home Pingtan and Fuzhou Bangchang are also shareholders or nominees of shareholders of the Company and therefore have no current interest in seeking to act contrary to the contractual arrangements. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these contractual arrangements and if the shareholders of E-Home Pingtan and Fuzhou Bangchang were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms.

The Company’s ability to control E-Home Pingtan and Fuzhou Bangchang also depends on the power of attorney and WFOE has to vote on all matters requiring shareholder approval in E-Home Pingtan and Fuzhou Bangchang. As noted above, the Company believes this power of attorney is legally enforceable but may not be as effective as direct equity ownership.

In addition, if the legal structure and contractual arrangements were found to be in violation of any existing PRC laws and regulations, the PRC government could:

●	revoke the Group’s business and operating licenses;

●	require the Group to discontinue or restrict operations;

●	restrict the Group’s right to collect revenues;

●	block the Group’s websites;

●	require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff and assets;

●	impose additional conditions or requirements with which the Group may not be able to comply; or

●	take other regulatory or enforcement actions against the Group that could be harmful to the Group’s business.

The imposition of any of these penalties may result in a material and adverse effect on the Group’s ability to conduct the Group’s business. In addition, if the imposition of any of these penalties causes the Group to lose the right to direct the activities of E-Home Pingtan and Fuzhou Bangchang (through the equity interest in their subsidiaries) or the right to receive their economic benefits, the Group would no longer be able to consolidate E-Home Pingtan and Fuzhou Bangchang and their subsidiaries. In the opinion of management, the likelihood of loss in respect of the Group’s current ownership structure or the contractual arrangements with its VIEs are remote.

There is no VIE for which the Company has variable interest but is not the primary beneficiary.

Except as described above, there is no contractual arrangement that could require the Company to provide additional financial support to E-Home Pingtan and Fuzhou Bangchang. As the Company is conducting its business mainly through E-Home Pingtan and Fuzhou Bangchang, the Company may provide such support on a discretionary basis in the future, which could expose the Company to a loss.

The Company’s VIEs’ assets are comprised of recognized and unrecognized revenue-producing assets. The recognized revenue producing assets mainly include software copyright, which were in the line of “Intangible assets, net” in the table above. The unrecognized revenue-producing assets mainly consist of trademarks, which have no recorded value.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIEs and VIEs’ subsidiaries for which the Company is the ultimate primary beneficiary.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

A VIE is an entity in which the Company or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

All significant transactions and balances among the Company, its subsidiaries, the VIEs and VIEs’ subsidiaries have been eliminated upon consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, prepayments, and other receivables, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets and provision necessary for contingent liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased. The Group considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. The Group maintains most of the bank accounts in the PRC. Cash balances in bank accounts in PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Accounts Receivable

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Group usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Group establishes a provision for doubtful receivables when there is objective evidence that the Group may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. At June 30, 2019 and 2018, the Group determined that all accounts receivable is collectible and thus the allowance for doubtful accounts is $0.

Equipment

Equipment and vehicles are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Depreciation is provided on the straight-line method based on the estimated useful lives of the assets as follows:

Useful Lives
Office Equipment	5 Years
Electronic Equipment	5 Years
Motor Vehicles	10 Years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterment which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Intangible assets

Intangible assets consist of only acquired software. The Group has purchased software from third parties used for operation management. Software is initially recorded at cost and amortized on a straight-line basis over the estimated economic useful lives of ten years.

Leases

Leases are classified at lease commencement date as either a finance lease or an operating lease. A lease is a finance lease if it meets any of the following criteria: (a) the lease transfers ownership of the underlying asset to the lessee by the end of the lease term. (b) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (c) the lease term is for the major part of the remaining economic life of the underlying asset, (d) the present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset or (e) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. When none of the criteria meets, the lease shall be classified as an operating lease.

For lessee, a lease is recognized as a right-of-use asset with a corresponding liability at lease commencement date. The lease liability is calculated at the present value of the lease payments not yet paid by using the lease term and discount rate determined at lease commencement. The right-of-use asset is calculated as the lease liability, increased by any initial direct costs and prepaid lease payments, reduced by any lease incentives received before lease commencement. The right-of-use asset itself is amortized on a straight-line basis unless another systematic method better reflects how the underlying asset will be used by and benefits the lessee over the lease term.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). The amendments in this ASU require an entity to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. The Company adopted ASC 842 effective as of the beginning of the first period presented by using a modified retrospective transition approach in the accompanying financial statements of the Company. The adoption of this standard had a material impact on the Company’s financial position, with no material impact on the results of operations and cash flows (see Notes 7 and 8).

The Group’s accounting policy is to recognize lease payments as rental expense for short-term leases less than 12 months. During the fiscal year ended June 30, 2019 and 2018, the Group recognized $76,314 and $59,212 in rental expense pertaining to two short-term leases.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written down to their estimated fair values. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset’s carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is defined as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation technique.

Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, time deposits, accounts receivable, prepaid expenses and other current assets, accounts payable, and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 820 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets and liabilities.

Level 2 – Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Group considers the carrying amount of its financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, and accounts payable to approximate the fair value of the respective assets and liabilities as of June 30, 2019 and 2018 owing to their short-term or immediate nature.

Revenue Recognition

The Group adopted Accounting Standards Codification No. 606, Revenue from Contracts with Customers (ASC 606) beginning January 1, 2018 and elected to adopt ASC 606 under the modified retrospective method. This guidance was applied retrospectively to the most current period presented in the Company’s consolidated financial statements. The adoption of ASC 606 did not have a material impact on the consolidated financial statements of the Company.

The Group generates revenues primarily from installation & maintenance and housekeeping services. The Group sells its services through a third-party service provider WeChat platform. The Group’s revenues are subject to value added tax (“VAT”). To record VAT payable, the Group uses the gross presentation method, which presents the taxable services and the available input VAT amount (at the rate applicable to the supplier). Revenues are recorded net of VAT in accordance with the ASC 606. The recognition of revenues involves certain management judgments. The amount and timing of our revenues could be materially different for any period if management made different judgments or utilized different estimates.

Installation & maintenance

Installation and maintenance services mainly consisting of the following services: technical home installation and repair, maintenance and other after sale services. Revenues from installation and maintenance services are recognized at a point in time once the service is transferred to the customer. For service arrangements that include multiple performance obligations, revenues are allocated to each performance obligation based on its standalone selling price. The Group allocates arrangement consideration in multiple-deliverable revenue arrangements at the inception of an arrangement to all deliverables based on the relative selling price method, generally based on the best estimate of selling price. The Group, acting as principal, contracts with third-party service providers (i.e., service outlets), acting as agents. The Group is responsible for market development and providing the customer information to the service provider, directing the outlet to provide services and coordination with the customer, while the service provider provides the door-to-door service. The price of services is set by the Group and the service provider is only responsible for collection of payments. When the Group’s end customers place orders online for services, they pay either a required visit fee or the estimated full amount of service fee through third-party payment platforms, such as WeChat Pay and Alipay. The Group chooses the service provider by the proximity principle. If the customer is not satisfied with the chosen provider, the service provider can be re-selected. Regardless of the service provider’s performance, the Group is still liable to complete the orders. If the end customer fails to pay after satisfactory service is provided and the service provider is unable to collect payment from the end customer, the Group will communicate directly with the end customer. The service provider is not obligated to pay the Group. To minimize our risk, the service provider will remit payment of any outstanding receivables each month.

Housekeeping

Housekeeping services refer to services including housecleaning, nanny service, maternity matron and personnel staffing. Revenues from housekeeping are recognized at a point in time once the service is transferred to the customer based on the relative selling price method.

Cost of revenue

Cost of revenue consists of service fees paid to staff, outlets, suppliers and the cost of accessories sold.

Income Taxes

Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any PRC tax paid by subsidiaries during the year is recorded. Deferred income taxes are recognized for all significant temporary differences at enacted rates and classified as current or non-current based upon the classification of the related asset or liability in the financial statements. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all, the deferred tax asset will not be realized.

Ordinary Shares

The Company accounts for repurchased ordinary shares under the cost method and includes such treasury stock as a component of the common shareholders’ equity. Cancellation of treasury stock is recorded as a reduction of ordinary shares, additional paid-in capital and retained earnings, as applicable. An excess of purchase price over par value is allocated to additional paid-in capital first with any remaining excess charged entirely to retained earnings.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There were no potentially dilutive ordinary shares during the fiscal years ended June 30, 2019 and 2018.

Comprehensive Income/ (Loss)

ASC Topic 220 establishes standards for reporting comprehensive income and its components. Comprehensive income or loss is defined as the change in equity during a period from transactions and other events from non-owner sources. During the fiscal years ended June 30, 2019 and 2018, a foreign currency translation gain (loss) adjustment of ($762,728) and $58,355, respectively, was recognized as a component of accumulated other comprehensive income (loss), respectively.

Foreign Currency Translation

The Group’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The consolidated financial statements are reported using U.S. Dollars. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments are included as a separate component of accumulated other comprehensive income (loss).

The value of RMB against U.S. Dollar may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s consolidated financial condition in terms of U.S. Dollar reporting. The following table outlines the currency exchange rates that were used in the consolidated financial statements:

	June 30, 2019	June 30, 2018
Year-end spot rate	US$1= 6.8747 RMB	US$1= 6.6166 RMB
Average rate	US$1= 6.8260 RMB	US$1= 6.5054 RMB

Segment Reporting

Operating segments, and the amounts of each segment item reported in the consolidated financial statements, are identified from the financial information provided regularly to the Group’s most senior executive management for the purposes of allocating resources to, and assessing the performance of, the Group’s various lines of business and geographical locations.

Individually material operating segments are not aggregated for financial reporting purposes unless the segments have similar economic characteristics and are similar in respect of the nature of products and services, the nature of production processes, the type or class of customers, the methods used to distribute the products or provide the services, and the nature of the regulatory environment. Operating segments which are not individually material may be aggregated if they share a majority of these criteria. The Group’s two segments are installation and maintenance and housekeeping. The test operation of senior care services began in August, 2019. The Group expects to start generating revenue from this new segment in August 2019.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. There are no known commitments or contingencies as of June 30, 2019 or 2018.

Concentration of Risks

Exchange Rate Risks

The Company’s Chinese subsidiaries may be exposed to significant foreign currency risks from exchange rate fluctuations and the degree of volatility of foreign exchange rates between the U.S. Dollar and the RMB. As of June 30, 2019 and 2018, the RMB denominated cash and cash equivalents amounted to $23,229,372 and $14,104,098, respectively.

Currency Convertibility Risks

Substantially all of the Group’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

Concentration of Credit Risks

Financial instruments that potentially subject the Group to concentration of credit risks consist primarily of cash and cash equivalents and accounts receivable, the balances of which stated on the consolidated balance sheets represented the Group’s maximum exposure. The Group places its cash and cash equivalents in good credit quality financial institutions in China.

Risks and Uncertainties

The operations of the Group are located in the PRC. Accordingly, the Group’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Group’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Group has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

Recent Accounting Pronouncements

The Group considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. This amends guidelines on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current U.S. GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses should be measured in a manner similar to current U.S. GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. ASU 2016-13 affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this ASU will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of ASU 2016-13 on its consolidated financial statements.

In August 2017, the FASB amended the existing accounting guidance for hedge accounting. The amendments require expanded hedge accounting for both non-financial and financial risk components and refine the measurement of hedge results to better reflect an entity’s hedging strategies. The new guidance also amends the presentation and disclosure requirements and changes how entities assess hedge effectiveness. The new guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018 with early adoption permitted. The new guidance must be adopted using a modified retrospective transition with a cumulative effect adjustment recorded to opening retained earnings as of the initial adoption date. The company is in the process of evaluating the impact of adopting this new guidance on our consolidated financial statements.

In March 2018, the FASB issued ASU 2018-05, “Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118,” which amends the FASB ASC and XBRL Taxonomy based on the Tax Cuts and Jobs Act, or the Act, that was signed into law on December 22, 2017 and Staff Accounting Bulletin No. 118 that was released by the SEC. The Act changes numerous provisions that impact U.S. corporate tax rates, business-related exclusions, and deductions and credits and may additionally have international tax consequences for many companies that operate internationally. The company is in the process of evaluating the impact of adopting this new guidance on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The company is in the process of evaluating the impact of adopting this new guidance on our consolidated financial statements.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of June 30, 2019 and 2018:

	2019	2018
Accounts receivable, gross	$1,065,607	$2,047,413
Less: allowance for doubtful accounts	-	-
Accounts receivable, net	$1,065,607	$2,047,413

The Group recorded no allowance for doubtful accounts as of June 30, 2019 and 2018. The Group gives its customers credit period of 30 days and continually assesses the recoverability of uncollected accounts receivable. As of June 30, 2019 and 2018, the balances of the Group’s accounts receivable were all due within 1 month. Management believes the balances of accounts receivable will be collected in full.

NOTE 4 – PREPAYMENT AND OTHER CURRENT ASSETS

Prepayments and other current assets as of June 30, 2019 and 2018, consisted of the following:

	2019	2018
Prepayment of lease assets
-Company vehicles*	$-	$755,675
Prepaid office rental	41,068	45,253
Prepaid office deposit	17,586	20,932
Prepaid deposit of a piece of land **	-	1,511,350
IPO cost	606,834	-
Employee loan***	290,922	-
Other current assets	156,002	185,673
Total	$1,112,412	$2,518,883

*	E-Home Pingtan entered into a lease contract with Fujian Yidao Car Rental Company Limited in relation to the lease company vehicles with a prepayment made at RMB 5,000,000. The lease commencement date is October 1, 2018.
**	The prepaid deposit for purchase of land at Jiangsu Province was returned to the seller in October 22, 2018.
***	The Company entered into a one-year loan agreement with an employee to lend RMB 2,000,000 with maturity date of January 29, 2020 and repayment due on February 13, 2020.

NOTE 5 – EQUIPMENT AND VEHICLES, NET

Property, plant and equipment consisted of the following as of June 30, 2019 and 2018:

	2019	2018
Office Equipment	$10,022	$10,413
Electronic Equipment	65,194	67,057
Motor Vehicles	54,280	86,183
Total property, plant and equipment, at cost	129,496	163,653
Less: accumulated depreciation	(59,275)	(52,646)
Property, plant and equipment, net	$70,221	$111,007

As of June 30, 2019 and 2018, there was not any pledged property, plant and equipment. The Company recorded depreciation expense of $18,165 and $20,245 during the fiscal years ended June 30, 2019 and 2018, respectively.

NOTE 6 – INTANGIBLE ASSETS, NET

Intangible assets consisted of the following as of June 30, 2019 and 2018:

	2019	2018
Software	$17,371	$18,048
Less: accumulated amortization	(6,949)	(5,414)
Intangible assets, net	$10,422	$12,634

As of June 30, 2019 and 2018, there were not any pledged intangible assets. The Company recorded amortization expense of $1,535 and $1,888 during the fiscal years ended June 30, 2019 and 2018, respectively.

NOTE 7 – OPERATING LEASE RIGHT-OF-USE ASSETS, NET

Operating lease right -of-use assets, net were as follows as of June 30, 2019 and 2018:

	As of June 30, 2018	Increase/ (Decrease)	Exchange Rate Translation	As of June 30, 2019
Shou Hill Valley Area	$2,267,025	$-	$(85,112)	$2,181,913
Villas	5,447,073	(2,917,611)	(375,878)	2,153,584
Hotel	-	2,307,944	(16,087)	2,291,857
Total right-of-use assets, at cost	7,714,098	(609,667)	(477,077)	6,627,354
Less: accumulated amortization	(192,852)	(233,994)	96,232	(330,614)
Right-of-use assets, net	$7,521,246	$(843,611)	$(380,845)	$6,296,740

The Group recognizes lease expense for the Shou Hill Valley Area and Villas Operating Lease Right-of-Use Assets over a 20 year period. The Group recognizes lease expense for the Hotel Operating Lease Right-of-Use Assets over a 10 year period. Lease expense for the year ended June 30, 2019 and 2018 totaled $256,483 and $76,489, respectively.

The group subleases its operating leased right-of-use hotel and made rental income of $183,903 for the year ended June 30, 2019.

NOTE 8 – FINANCE LEASE RIGHT-OF-USE ASSETS, NET

Finance lease right -of-use assets, net were as follows as of June 30, 2019 and 2018:

	As of June 30, 2018	Increase/ (Decrease)	Exchange Rate Translation	As of June 30, 2019
Company vehicles	$-	$1,757,976	$(12,445)	$1,745,531
Total right-of-use assets, at cost	-	1,757,976	(12,445)	1,745,531
Less: accumulated amortization	-	(131,848)	933	(130,915)
Right-of-use assets, net	$-	$1,626,128	$(11,512)	$1,614,616

The Finance Lease Right-of-Use Asset is amortized over a 10-year period. The amortization period is 10 years and the discount rate used is 4.9%.

NOTE 9 –LONG-TERM PREPAYMENTS AND OTHER NON-CURRENT ASSETS

Long-term prepayments and other non-current assets as of June 30, 2019 and 2018, consisted of the following:

Description	2019	2018
Deposits paid for lease assets	$363,652	$377,838
Deposits paid for land	727,304	-
Performance deposits*	2,763,758	-
Total	$3,854,714	$377,838

*E-Home Pingtan entered into three pieces agreements with three new outlets for the cooperation. This refundable performance deposits were mainly paid for the business introduction that the outlets will promise to refer the business and customers to E-Home Pingtan within three years.

NOTE 10 –ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following is a summary of accounts payable and accrued expenses as of June 30, 2019 and 2018:

	2019	2018
Payable to suppliers	$3,372,798	$2,739,601
Advance from customers	43,668	-
Salary and welfare payables	246,466	237,330
Accrued expenses and other current liabilities	567,546	9,736
Total	4,230,478	2,986,667

NOTE 11 – OPERATING LEASE LIABILITIES

Operating lease liabilities as of June 30, 2019 and 2018, consisted of the following:

	As of June 30, 2019	As of June 30, 2018
Villas*	$1,691,744	$3,938,945
Hotel**	1,572,553	-
Total operating lease liabilities	$3,264,297	$3,938,945

The operating lease liabilities is the net present value of the remaining lease payments at June 30, 2019 and 2018. During the fiscal year ended June 30, 2019, 4 out of 7 villa leases were terminated resulting in a liability reduction of lease liabilities of $2,138,136. The discount rate used for the Villas and hotels is 4.1239% and 3.2265%, respectively. The weighted average discount rate used for operating leases is 3.823%.

*The lease agreement was entered into on December 22, 2017, bears interest at about 4.1239% and will be matured on December 31, 2037. As of June 30, 2019, the Company has paid $1,586,918 for the first installment.

** The lease agreement of hotel was entered on December 19, 2018, bears interest at about 3.2265% and will mature on September 30, 2028. As of June 30, 2019, the Company has paid $145,263 for the first year installment and $495,740 for the lease transfer income to the original lessee.

NOTE 12 – FINANCE LEASE LIABILITIES

Financing lease liabilities as of June 30, 2019 and 2018, consisted of the following:

	As of June 30, 2018	Increase/ (Decrease)	Payment	Exchange Rate Translation	As of June 30, 2019
Company vehicles	$-	$615,291	$(58,465)	$(3,941)	$552,885
Add: Unrecognized finance expense	-	22,021	-	(156)	21,865
Total financing lease liabilities	$-	$637,312	$(58,465)	$(4,097)	$574,750

Analyzed for reporting purposes as:

	As of June 30, 2019	As of June 30, 2018
Long-term portion of finance lease liabilities	$552,885	$-
Current maturities of finance lease liabilities	21,865	-
Total	$574,750	$-

The lease agreement was entered into on September 11, 2017, bears interest at about 4.9% and will be matured on December 31, 2027.

NOTE 13 – TAXES

The Company is registered in the Cayman Islands. The Company generated substantially all of its income/ (loss) from its PRC operations for the years ended June 30, 2019 and 2018.

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

E-Home Hong Kong is not subject to tax on income or capital gain since there has no operations in Hong Kong for the years ended June 30, 2019 and 2018.

PRC

Income Tax

On March 16, 2007, the National People’s Congress of PRC enacted an Enterprise Income Tax Law (“EIT Law”), under which Foreign Investment Enterprises (“FIEs”) and domestic companies would be subject to enterprise income tax (“EIT”) at a uniform rate of 25%. The EIT Law became effective on January 1, 2008. 25% tax rates apply to all the PRC operation subsidiaries in the Group.

The provision for income tax for the years ended June 30, 2019 and 2018, consisted of the following:

	2019	2018
Current income tax provision	$3,565,146	$3,248,636
Deferred income tax provision	-	-
Total	$3,565,146	$3,248,636

The following table sets forth reconciliation between the statutory EIT rate and the effective tax for the years ended June 30, 2019 and 2018, respectively:

	2019	2018
Provision for income taxes at statutory tax rate in the PRC	$3,434,377	$3,235,245
Effect of income for which no income tax is chargeable	-	-
Effect of expense for which no income tax is deductible	130,769	13,391
Reversal of deficit	-	-
Effective tax	$3,565,146	$3,248,636

There was not any temporary difference between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes as of June 30, 2019 and 2018, thus no deferred tax assets and liabilities were recorded.

Value Added Tax (“VAT”)

Business tax changed to VAT in China since May 1, 2016. The Group’s revenue of installation is subject to a VAT rate of 11%.

The maintenance and accessories sales were subject to a VAT rate of 17% before May 1, 2018 and were reduced to 16% since then. The VAT rate was reduced to 13% since April 1, 2019.

According to the regulations (Fiscal and Tax [2016] 36), no VAT will be levied if an enterprise provides employee-based household services. E-Home Pingtan applied for the tax exemption in July 2017 and was approved by the State Administration of Taxation (China), so the VAT rate of installation, maintenance, after-sales and cleaning service is nil since July 2017.

Taxes payable

The Group’s taxes payable as of June 30, 2019 and 2018, consisted of the following:

	2019	2018
Income tax payable	$1,007,362	$1,015,026
VAT payable	7,781	25,759
Other tax payables (other payables and accrued liabilities)	4,476	4,775
Total	$1,019,619	$1,045,560

NOTE 14-EQUITY

Ordinary Shares

At the reorganization event described in Note 1, the Company issued 50,000 ordinary shares with par value of $1 to exchange for the ownership in E-Home Pingtan from the former shareholders to WFOE.

Prior to the reorganization, the Company had $3,620,757 and $3,885,586 in contributed ownership as of June 30, 2019 and 2018, respectively.

The reorganization has been accounted for at historical cost and prepared on the basis as if the reorganization had become effective as of the beginning of the first period presented in the accompanying financial statements of the Company. On May 23, 2019, the Company split its 50,000 ordinary shares into 500,000,000 ordinary shares. The authorized ordinary shares became 500,000,000 shares and the par value changed from US$1 to US$0.0001. As part of its reorganization and on May 23, 2019, the Company surrendered 472,000,000 ordinary shares. Currently, the Company has 28,000,000 ordinary shares issued and outstanding.

Statutory Reserve

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The reserved amounts as determined pursuant to PRC statutory laws totaled $664,100 as of both June 30, 2019 and 2018.

Dividends

Dividends declared by the Company are based on the distributable profits as reported in its statutory financial statements reported in accordance with PRC GAAP, which may differ from the results of operations reflected in the consolidated financial statements prepared in accordance with US GAAP. The Company’s ability to pay dividends is primarily from cash received from its operating activities in PRC. For the years ended June 30, 2019 and 2018, there was no Company dividend declared.

NOTE 15 –SEGMENT INFORMATION

Operating segments are reported in a manner consistent with the internal reporting provided to the management for decision making. Management has identified three operating segments which are installation and maintenance, housekeeping and senior care services. Test operations for senior care services began in August 2019. The Group expects to start generating revenue from this new segment in August 2019. These operating segments are monitored and strategic decisions are made on the basis of segmental profit margins. Segment profit is defined as net sales reduced by cost of revenue and other related operating expenses. The results are shown as follows for the years ended June 30, 2019 and 2018:

Revenue	2019	2018
Installation and Maintenance	$40,644,254	$42,206,282
Housekeeping	10,505,072	3,603,940
Senior care	-	-
Total	$51,149,326	$45,810,222

Gross Profit	2019	2018
Installation and Maintenance	$16,941,937	$17,847,563
Housekeeping	2,436,063	916,297
Senior care	-	-
Total	$19,378,000	$18,763,860

Current Assets	2019	2018
Installation and Maintenance	$-	$-
Housekeeping	-	-
Senior care	-	-
Unallocated current assets	25,407,391	18,670,394
Total	25,407,391	18,670,394

Non-current Assets	2019	2018
Installation and Maintenance	$-	$-
Housekeeping	-	-
Senior care	6,602,005	-
Unallocated non-current assets	5,244,708	8,022,725
Total	11,846,713	$8,022,725

On account of the Group’s business model, assets, operating expense, profit or loss, liabilities and other material items could not be separated into each operating segment. As the Group’s long-lived assets and revenue are substantially located in and derived from the PRC, no geographical segments are presented.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

As of June 30, 2019, the Group had following lease commitments under non-cancelable agreements:

Future Lease Payments	Operating Lease	Finance Lease	Total
July 2019 to June 2020	$183,281	$77,401	$260,682
July 2020 to June 2021	201,609	77,401	279,010
July 2021 to June 2022	201,609	77,401	279,010
July 2022 to June 2023	921,640	77,401	999,041
July 2023 to June 2024	201,609	77,401	279,010
Thereafter	2,469,708	328,955	2,798,663
Total	$4,179,456	$715,960	$4,895,416

NOTE 17 – CUSTOMER AND SUPPLIER CONCENTRATION

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchase.

The Company’s sales are made to customers that are located primarily in China. For the years ended June 30, 2019 and 2018, no individual customer or supplier accounted for more than 10% of the Company’s total revenues or purchase. As of June 30, 2019 and 2018, no individual customer or supplier accounted for more than 10% of the total outstanding accounts receivable or accounts payable balance.

NOTE 18 – RELATED PARTY BALANCES AND TRANSACTIONS

During the year ended 2019, the Group obtained a loan in the amount of $1,351,969 from one of its shareholders; this amount was repaid by June 30, 2019. At June 30, 2019, the Group had $474,669 payable to shareholders through loan and other arrangement. The group also had $290,922 loan receivable from an employee as of June 30, 2019.

NOTE 19 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2018 to the date these financial statements were issued, and has determined that, it does not have any material subsequent events to disclose in these financial statements.

NOTE 20 – CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The following is the condensed financial information of the Company on a parent company only basis.

E-HOME HOUSEHOLD SERVICE HOLDINGS LIMITED

BALANCE SHEETS

	As of June 30,
	2019	2018
ASSETS
Investment in subsidiaries and VIEs	28,215,237	18,710,810
Total assets	$28,215,237	$18,710,810

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total liabilities	$-	$-

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized; 28,000,000 shares issued and outstanding	2,800	2,800
Additional paid-in capital	3,932,786	3,932,786
Retained earnings	25,409,999	15,176,224
Accumulated other comprehensive loss	(1,130,348)	(401,000)
Total equity of the Company’s shareholders	28,215,237	18,710,810
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,215,237	$18,710,810

E-HOME HOUSEHOLD SERVICE HOLDINGS LIMITED

Statements of Income and Comprehensive Income

	Years Ended June 30,
	2018	2017
Share of income of subsidiaries and VIEs	10,233,775	9,681,207

Net income	$10,233,775	$9,681,207
Other comprehensive income (loss):	-	-
Foreign currency translation adjustment, net of nil tax	$(729,348)	$58,355

Total comprehensive income	$9,504,427	$9,739,562

(a)	Basis of Presentation

Condensed financial information is used for the presentation of the Company, or the parent company. The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries and VIEs.

The parent company records its investment in its subsidiaries and VIEs under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the condensed balance sheets as “Investment in subsidiaries and VIEs” and their respective profit or loss as “Share of profit in subsidiaries and VIEs” on the condensed statements of income. Equity method accounting ceases when the carrying amount of the investment, including any additional financial support, in a subsidiary and VIE is reduced to zero unless the parent company has guaranteed obligations of the subsidiary and VIE or is otherwise committed to provide further financial support. If the subsidiary and VIE subsequently report net income, the parent company shall resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

The parent company’s condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

(b)	Shareholders’ Equity

On September 24, 2018, the Company issued 50,000 ordinary shares with par value of $1 to its shareholders.

On May 23, 2019, the Company subdivided its 50,000 ordinary shares into 500,000,000 ordinary shares. The authorized ordinary shares became 500,000,000 shares and the par value changed from US$1 to US$0.0001. On the same day, the Company cancelled 472,000,000 ordinary shares. As a result, the Company has 28,000,000 ordinary shares issued and outstanding. Accordingly, all share and per share information has been restated to retroactively show the effect of this recapitalization.

Minimum Offering: $16,000,000 (3,555,556 ordinary shares)

Maximum Offering: $28,000,000 (6,222,223 Ordinary Shares)

E-Home Household Service Holdings Limited

PROSPECTUS

JOSEPH STONE CAPITAL, LLC

[   ], 2020

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or willful default in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we issued the following securities, which were not registered under the Securities Act.

Upon our incorporation on September 24, 2018, 1 share was allotted and issued to our registered agent, who transferred the share to Wenshan Xie, our Chairman and Chief Executive Officer, on the same day.

On September 24, 2018, we issued an aggregate of 49,999 ordinary shares to certain investors for an aggregate of $49,999.

On May 23, 2019, we subdivided our 50,000 ordinary shares into 500,000,000 ordinary shares and issued to our existing shareholders 10,000 ordinary shares for each 1 share held. We then cancelled 17.8571428571428 shares for each 1 share held, or an aggregate of 472,000,000 ordinary shares. As a result, we have 28,000,000 ordinary shares issued and outstanding.

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Item 8.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description
1.1+	Form of Underwriting Agreement
3.1+	Form of Amended and Restated Memorandum and Articles of Association of the registrant
4.1+	Form of Underwriter’s Warrant
5.1+	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered

Exhibit No.	Description
5.2+	Opinion of Bevilacqua PLLC regarding the Underwriter’s Warrant
5.3+	Opinion of Tian Yuan Law Firm regarding certain PRC law matters
8.1+	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8.2+	Opinion of Tian Yuan Law Firm regarding certain PRC tax matters (included in Exhibit 5.3)
8.3+	Opinion of Potomac Law Group, PLLC regarding certain U.S. tax matters
10.1+	Form of Subscription Agreement
10.2+	Exclusive Business Cooperation Agreement, dated February 22, 2019, between E-Home Household Service Technology Co., Ltd. and Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (English Translation)
10.3+	Exclusive Option Agreement, dated February 22, 2019, among E-Home Household Service Technology Co., Ltd., Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. and the shareholders of Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (English Translation)
10.4+	Equity Interest Pledge Agreement, dated February 22, 2019, among E-Home Household Service Technology Co., Ltd., Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. and the shareholders of Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (English Translation)
10.5+	Voting Rights Proxy and Financial Supporting Agreement, dated February 22, 2019, among E-Home Household Service Technology Co., Ltd., Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. and the shareholders of Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (English Translation)
10.6+	Exclusive Business Cooperation Agreement, dated February 20, 2019, between E-Home Household Service Technology Co., Ltd. and Fuzhou Bangchang Technology Co. Ltd. (English Translation)
10.7+	Exclusive Option Agreement, dated February 20, 2019, among E-Home Household Service Technology Co., Ltd., Fuzhou Bangchang Technology Co. Ltd. and the shareholders of Fuzhou Bangchang Technology Co. Ltd. (English Translation)
10.8+	Equity Interest Pledge Agreement, dated February 20, 2019, among E-Home Household Service Technology Co., Ltd., Fuzhou Bangchang Technology Co. Ltd. and the shareholders of Fuzhou Bangchang Technology Co. Ltd. (English Translation)
10.9+	Voting Rights Proxy and Financial Supporting Agreement, dated February 20, 2019, among E-Home Household Service Technology Co., Ltd., Fuzhou Bangchang Technology Co. Ltd. and the shareholders of Fuzhou Bangchang Technology Co. Ltd. (English Translation)
10.10+	Form of Business Cooperation Agreement (English Translation)
10.11+	Form of Housekeeping Service Agreement (English Translation)
10.12+	Form of Internet At-Home Senior Care Service Agreement (English Translation)
10.13+	Rental Contract, dated December 31, 2019, between Zheng Hui and Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (English Translation)
10.14+	Housing Lease Contract, dated December 22, 2017, between Fujian Focus Media Co., Ltd. and Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (English Translation)
10.15+	Supplemental Lease Contract, dated March 12, 2019, between Fujian Focus Media Co., Ltd. and Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (English Translation)
10.16+	Lease Agreement for Jinjiang Qinghua Business Hotel and its Supplements (English Translation)
10.17+	Financing Lease Agreement between Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. and Fujian Yidao Car Rental Company Limited (English Translation)
10.18+	Form of Labor Contract for Pingtan Comprehensive Experimental Area E Home Service Co., Ltd.

Exhibit No.	Description
10.19+	Form of Executive Employment Agreement between the registrant and the executive officers of the registrant
10.20+	Form of Indemnification Agreement between the registrant and the directors and executive officers of the registrant
10.21+	Form of Appliances Installation and Maintenance and Cleaning Services Cooperation Agreement (English Translation)
10.22+	Form of Escrow Agreement
10.23+	Form of Lock-up Agreement for Officers, Directors and 5% Shareholders
21.1+	List of subsidiaries, VIEs and subsidiaries of the VIEs of the registrant
23.1	Consent of Thayer O’Neal Company, LLC
23.2+	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1)
23.3+	Consent of Bevilacqua PLLC (contained in Exhibit 5.2)
23.4+	Consent of Tian Yuan Law Firm (included in Exhibit 5.3)
23.5+	Consent of Potomac Law Group, PLLC (included in Exhibit 8.3)
24.1	Power of Attorney (included in the signature page)
99.1+	Code of Ethics of the registrant
99.2+	Voting Agreement, dated February 1, 2019, between E-home Group Limited and Lucky Max Global Limited
99.3+	Agreement to Act in Concert, dated June 13, 2015, between Wenshan Xie and certain shareholders of Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (English Translation)
99.4+	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
99.5+	Consent of Yijing Ye
99.6+	Consent of Ratansha B. Vakil
99.7+	Consent of Jianhua Wang

+	Previously filed
†	Executive Compensation Plan or Agreement

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fuzhou, China, on the 26th day of March 2020.

E-Home Household Service Holdings Limited

By:	/s/ Wenshan Xie
Name:	Wenshan Xie
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wenshan Xie and Qun Wei, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Wenshan Xie	Chairman and Chief Executive Officer (Principal Executive Officer)	March 26, 2020
Wenshan Xie

/s/ Qun Wei	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2020
Qun Wei

/s/ Chenan Yang	Director	March 26, 2020
Chenan Yang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of E-Home Household Service Holdings Limited has signed this registration statement or amendment thereto in New York on March 26, 2020.

Authorized U.S. Representative

By:	/s/ Richard Arthur
Name:	Richard Arthur
Title:	Assistant Secretary of behalf of Cogency Global Inc.